                        IN THE UNITED STATES BANKRUPTCY COURT

                             FOR THE DISTRICT OF DELAWARE

IN RE:                                    )  CHAPTER 11
                                          )
GOSS GRAPHIC SYSTEMS, INC., ET AL.,(1)    )  CASE NO. 99-2756 (PJW)
                                          )  (JOINTLY ADMINISTERED)
               DEBTORS.                   )

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                  SECOND AMENDED DISCLOSURE STATEMENT FOR PLAN OF
         REORGANIZATION OF GOSS GRAPHIC SYSTEMS, INC., GGS HOLDINGS, INC.
          AND GOSS REALTY, L.L.C., UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

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                                   IMPORTANT DATES

-    Date by which Ballots must be received:  October 12, 1999

- Date by which objections to Confirmation of the Plan must be filed and served: October 12, 1999

-    Hearing on Confirmation of the Plan:  October 19, 1999

-------------------------------------------------------------------------------

     [11 U.S.C. Section 1125(b) PROHIBITS SOLICITATION OF AN ACCEPTANCE OR REJECTION OF A PLAN OF REORGANIZATION UNLESS A COPY OF THE PLAN OF REORGANIZATION OR A SUMMARY THEREOF IS ACCOMPANIED OR PRECEDED BY A COPY OF A DISCLOSURE STATEMENT APPROVED BY THE BANKRUPTCY COURT. THIS PROPOSED DISCLOSURE STATEMENT HAS NOT YET BEEN APPROVED BY THE BANKRUPTCY COURT, AND, THEREFORE, THE FILING AND DISSEMINATION OF THIS PROPOSED DISCLOSURE STATEMENT IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED AS, AN AUTHORIZED SOLICITATION PURSUANT TO 11 U.S.C. Section 1125 AND RULE 3017 OF THE FEDERAL RULES OF BANKRUPTCY PROCEDURE. NO SUCH SOLICITATION WILL BE MADE EXCEPT AS AUTHORIZED PURSUANT TO SUCH LAW AND RULES.]


 James H.M. Sprayregen                Laura Davis Jones (No. 2436)
 Matthew N. Kleiman                   Maureen D. Luke
 James W. Kapp III                    Michael R. Nestor
 Chris L. Dickerson                   YOUNG CONAWAY STARGATT
 KIRKLAND & ELLIS                     & TAYLOR, LLP
 200 East Randolph Drive              11th Floor, Rodney Square North
 Chicago, Illinois  60601             P.O. Box 391
 (312)  861-2000                      Wilmington, Delaware 19899
                                      (302) 571-6600

   Co-Counsel for Goss Graphic Systems, Inc, GGS Holdings, Inc. and Goss Realty, L.L.C.


-------------------------

(1) The Debtors are the following entities: Goss Graphic Systems, Inc., GGS Holdings, Inc., and Goss Realty, L.L.C.

                                  TABLE OF CONTENTS

                                                                                 PAGE
I.   EXECUTIVE SUMMARY AND BACKGROUND
OF PLAN AND DISCLOSURE STATEMENT . . . . . . . . . . . . . . . . . . . . . . . . . .1
     A.   GENERAL. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
     B.   EXECUTIVE SUMMARY. . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
          1.   Purposes of the Disclosure Statement  . . . . . . . . . . . . . . . .2
          2.   Record Date; Voting; Required Approvals . . . . . . . . . . . . . . .2
     C.   BACKGROUND OF THE DEBTORS AND EVENTS LEADING TO THE PLAN . . . . . . . . .3
          1.   Corporate Structure . . . . . . . . . . . . . . . . . . . . . . . . .3
          2.   The Company's Business. . . . . . . . . . . . . . . . . . . . . . . .3
          3.   Summary of Certain Pre-Existing Lending Facilities. . . . . . . . . .4
          4.   Prepetition Restructuring Activities. . . . . . . . . . . . . . . . .5
          5.   Assets and Liabilities of the Debtors . . . . . . . . . . . . . . . .7
     D.   COMPONENTS OF THE PLAN; TREATMENT OF CLASSES OF CLAIMS AND EQUITY
          INTERESTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .7
          1.   Purpose . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .7
          2.   DIP Financing . . . . . . . . . . . . . . . . . . . . . . . . . . . .7
          3.   Funding the Plan. . . . . . . . . . . . . . . . . . . . . . . . . . .8
          4.   Treatment of the Old Notes. . . . . . . . . . . . . . . . . . . . . .8
          5.   Treatment of Equity . . . . . . . . . . . . . . . . . . . . . . . . .8
          6.   Management Equity . . . . . . . . . . . . . . . . . . . . . . . . . .8
          7.   No Substantive Consolidation. . . . . . . . . . . . . . . . . . . . .9
          8.   Classification of Claims. . . . . . . . . . . . . . . . . . . . . . .9
          9.   Treatment of Classes. . . . . . . . . . . . . . . . . . . . . . . . 11
          10.  Liquidation Analysis. . . . . . . . . . . . . . . . . . . . . . . . 13
     E.   RISK FACTORS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
     F.   REORGANIZED DEBTORS AND THE POST-CONFIRMATION ESTATES. . . . . . . . . . 14
     G.   PREPETITION COMMITTEES . . . . . . . . . . . . . . . . . . . . . . . . . 14
     H.   RELATIONSHIP BETWEEN SYSTEMS AND REALTY. . . . . . . . . . . . . . . . . 14

II.  THE PLAN OF REORGANIZATION. . . . . . . . . . . . . . . . . . . . . . . . . . 15
     A.   INTRODUCTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
     B.   CLASSIFICATION OF CLAIMS AND INTERESTS . . . . . . . . . . . . . . . . . 16
          1.   Summary . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
          2.   Classification and Treatment. . . . . . . . . . . . . . . . . . . . 17

III. FINANCIAL ANALYSIS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
     A.   LIQUIDATION ANALYSIS . . . . . . . . . . . . . . . . . . . . . . . . . . 24
          1.   Estimate of Net Proceeds. . . . . . . . . . . . . . . . . . . . . . 24
          2.   Estimate of Costs . . . . . . . . . . . . . . . . . . . . . . . . . 24
          3.   Distribution of Net Proceeds under Absolute Priority. . . . . . . . 25
     B.   PROJECTIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
          1.   Responsibility for and Purpose of the Projections . . . . . . . . . 30
          2.   Summary of Significant Assumptions. . . . . . . . . . . . . . . . . 31
          3.    Special Note Regarding Forward-Looking Statements. . . . . . . . . 33
          4.   Financial Projections . . . . . . . . . . . . . . . . . . . . . . . 33

IV.  PROCEDURES FOR TREATMENT OF DISPUTED, CONTINGENT AND UNLIQUIDATED
     CLAIMS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
     A.   RESOLUTION OF DISPUTED CLAIMS. . . . . . . . . . . . . . . . . . . . . . 39
          1.   Prosecution of Objections to Claims . . . . . . . . . . . . . . . . 39
          2.   Estimation of Claims. . . . . . . . . . . . . . . . . . . . . . . . 39


                                      -i-


          3.   Payments and Distributions on Disputed Claims . . . . . . . . . . . 39
     B.   ALLOWANCE OF CLAIMS AND INTERESTS. . . . . . . . . . . . . . . . . . . . 39
     C.   CONTROVERSY CONCERNING IMPAIRMENT. . . . . . . . . . . . . . . . . . . . 40

V.   TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES . . . . . . . . . . . . 40
     A.   ASSUMPTION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES . . . . . . . . . 40
     B.   CLAIMS BASED ON REJECTION OF EXECUTORY CONTRACTS OR UNEXPIRED
          LEASES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
     C.   CURE OF DEFAULTS FOR EXECUTORY CONTRACTS AND UNEXPIRED LEASES
          ASSUMED. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
     D.   INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES . . . . . . . . . . 41
     E.   COMPENSATION AND BENEFIT PROGRAMS. . . . . . . . . . . . . . . . . . . . 41

VI.  MEANS FOR IMPLEMENTATION OF THE PLAN. . . . . . . . . . . . . . . . . . . . . 41
     A.   CONTINUED CORPORATE EXISTENCE AND VESTING OF ASSETS IN THE
          REORGANIZED DEBTORS. . . . . . . . . . . . . . . . . . . . . . . . . . . 41
     B.   CANCELLATION OF NOTES, INSTRUMENTS, DEBENTURES, COMMON STOCK AND
          STOCK OPTIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
     C.   ISSUANCE OF NEW SECURITIES; EXECUTION OF RELATED DOCUMENTS . . . . . . . 42
     D.   NEW HOLDINGS COMMON STOCK  . . . . . . . . . . . . . . . . . . . . . . . 42
     E.   NEW SYSTEMS COMMON STOCK . . . . . . . . . . . . . . . . . . . . . . . . 42
     F.   NEW REALTY MEMBER INTERESTS. . . . . . . . . . . . . . . . . . . . . . . 42
     G.   CORPORATE GOVERNANCE, DIRECTORS AND OFFICERS, AND CORPORATE
          ACTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
          1.   Officers and Directors of Systems . . . . . . . . . . . . . . . . . 42
          2.   Officers and Directors of Holdings. . . . . . . . . . . . . . . . . 43
          3.   Officers and Members of Realty. . . . . . . . . . . . . . . . . . . 44
     H.   AMENDED CERTIFICATES OF INCORPORATION AND FORMATION. . . . . . . . . . . 44
     I.   CORPORATE ACTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
     J.   SOURCES OF CASH FOR PLAN DISTRIBUTION. . . . . . . . . . . . . . . . . . 44

VII. PROVISIONS GOVERNING DISTRIBUTIONS. . . . . . . . . . . . . . . . . . . . . . 44
     A.   DISTRIBUTIONS FOR CLAIMS ALLOWED AS OF THE EFFECTIVE
          DATE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
     B.   DISTRIBUTIONS BY THE REORGANIZED DEBTORS; DISTRIBUTIONS WITH
          RESPECT TO DEBT SECURITIES . . . . . . . . . . . . . . . . . . . . . . . 45
     C.   DELIVERY AND DISTRIBUTIONS AND UNDELIVERABLE OR UNCLAIMED
          DISTRIBUTIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 45
          1.   Delivery of Distributions in General. . . . . . . . . . . . . . . . 45
          2.   Undeliverable Distributions . . . . . . . . . . . . . . . . . . . . 45
     D.   DISTRIBUTION RECORD DATE . . . . . . . . . . . . . . . . . . . . . . . . 46
     E.   TIMING AND CALCULATION OF AMOUNTS TO BE DISTRIBUTED. . . . . . . . . . . 46
     F.   MINIMUM DISTRIBUTION . . . . . . . . . . . . . . . . . . . . . . . . . . 46
     G.   SETOFFS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 46
     H.   SURRENDER OF CANCELED INSTRUMENTS OR SECURITIES. . . . . . . . . . . . . 46
          1.   Notes and Debentures. . . . . . . . . . . . . . . . . . . . . . . . 47
          2.   Failure to Surrender Canceled Instruments . . . . . . . . . . . . . 47
     I.   LOST, STOLEN, MUTILATED OR DESTROYED DEBT SECURITIES . . . . . . . . . . 47

VIII.     CONDITIONS PRECEDENT . . . . . . . . . . . . . . . . . . . . . . . . . . 47
     A.   CONDITIONS PRECEDENT TO CONFIRMATION . . . . . . . . . . . . . . . . . . 47
     B.   CONDITIONS PRECEDENT TO CONSUMMATION . . . . . . . . . . . . . . . . . . 48
     C.   WAIVER OF CONDITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . 48
     D.   EFFECT OF NON-OCCURRENCE OF CONDITIONS TO


                                     -ii-


          CONSUMMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 48

IX.  RELEASE, INJUNCTIVE AND RELATED PROVISIONS. . . . . . . . . . . . . . . . . . 48
     A.   SUBORDINATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 48
     B.   LIMITED RELEASES BY THE DEBTORS. . . . . . . . . . . . . . . . . . . . . 49
     C.   LIMITED RELEASES BY HOLDER OF CLAIMS . . . . . . . . . . . . . . . . . . 49
     D.   PRESERVATION OF RIGHTS OF ACTION . . . . . . . . . . . . . . . . . . . . 50
     E.   EXCULPATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 50
     F.   INJUNCTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 50

X.   RETENTION OF JURISDICTION . . . . . . . . . . . . . . . . . . . . . . . . . . 50

XI.  PROCESS OF VOTING AND CONFIRMATION  . . . . . . . . . . . . . . . . . . . . . 51
     A.   VOTING INSTRUCTIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . 51
     B.   VOTING TABULATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . 52
     C.   SPECIAL VOTING PROCEDURES FOR HOLDERS OF OLD NOTES . . . . . . . . . . . 53
          1.   Beneficial Holders. . . . . . . . . . . . . . . . . . . . . . . . . 53
          2.   Nominees. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 54
     D.   CONFIRMATION HEARING . . . . . . . . . . . . . . . . . . . . . . . . . . 54
     E.   STATUTORY REQUIREMENTS FOR CONFIRMATION OF THE PLAN. . . . . . . . . . . 54
          1.   Best Interests of Creditors Test/Liquidation Analysis . . . . . . . 55
          2.   Financial Feasibility . . . . . . . . . . . . . . . . . . . . . . . 56
          3.   Acceptance by Impaired Class. . . . . . . . . . . . . . . . . . . . 56
          4.   Confirmation Without Acceptance by All Impaired Classes . . . . . . 56

XII. RISK FACTORS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 57
     A.   FINANCIAL INFORMATION; DISCLAIMER. . . . . . . . . . . . . . . . . . . . 57
     B.   CERTAIN FEDERAL INCOME TAX CONSEQUENCES. . . . . . . . . . . . . . . . . 57
          1.   Certain Federal Income Tax Consequences to the Holders. . . . . . . 57
          2.   Certain Federal Income Tax Consequences  to New
               Holdings and Systems. . . . . . . . . . . . . . . . . . . . . . . . 58
     C.   CERTAIN BANKRUPTCY CONSIDERATIONS. . . . . . . . . . . . . . . . . . . . 60
          1.   Risk of Non-Confirmation of the Plan. . . . . . . . . . . . . . . . 60
          2.   Nonconsensual Confirmation. . . . . . . . . . . . . . . . . . . . . 60
          3.   Delays of Confirmation and/or Effective Date. . . . . . . . . . . . 61
     D.   PENDING LITIGATION . . . . . . . . . . . . . . . . . . . . . . . . . . . 61

XIII.     POST FILING DEVELOPMENTS . . . . . . . . . . . . . . . . . . . . . . . . 61
     A.   CUSTOMER SERVICE PROGRAMS. . . . . . . . . . . . . . . . . . . . . . . . 61
     B.   EMPLOYEE CLAIMS AND EXISTING BENEFIT PROGRAMS. . . . . . . . . . . . . . 61
     C.   CASH MANAGEMENT SYSTEM . . . . . . . . . . . . . . . . . . . . . . . . . 61
     D.   DIP FINANCING. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 62
     E.   DISCLOSURE STATEMENT AND PLAN. . . . . . . . . . . . . . . . . . . . . . 62
     F.   MISCELLANEOUS PROCEDURAL AND ADMINISTRATIVE MOTIONS. . . . . . . . . . . 62

XIV. MISCELLANEOUS PROVISIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . 62
     A.   DISSOLUTION OF COMMITTEE(S). . . . . . . . . . . . . . . . . . . . . . . 62
     B.   PAYMENT OF STATUTORY FEES. . . . . . . . . . . . . . . . . . . . . . . . 62
     C.   FEES AND EXPENSES OF THE PREPETITION NOTEHOLDERS COMMITTEE . . . . . . . 62
     D.   DISCHARGE OF DEBTORS . . . . . . . . . . . . . . . . . . . . . . . . . . 63
     E.   MODIFICATION OF PLAN . . . . . . . . . . . . . . . . . . . . . . . . . . 63
     F.   REVOCATION OF PLAN . . . . . . . . . . . . . . . . . . . . . . . . . . . 63
     G.   SUCCESSORS AND ASSIGNS . . . . . . . . . . . . . . . . . . . . . . . . . 63
     H.   RESERVATION OF RIGHTS. . . . . . . . . . . . . . . . . . . . . . . . . . 63


                                    -iii-


     I.   SECTION 1146 EXEMPTION . . . . . . . . . . . . . . . . . . . . . . . . . 63
     J.   FURTHER ASSURANCES . . . . . . . . . . . . . . . . . . . . . . . . . . . 64
     K.   SERVICE OF DOCUMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . 64
     L.   FILING OF ADDITIONAL DOCUMENTS . . . . . . . . . . . . . . . . . . . . . 64
     XV.  RECOMMENDATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 65

                                          I.
                           EXECUTIVE SUMMARY AND BACKGROUND
                           OF PLAN AND DISCLOSURE STATEMENT

A.     GENERAL

       This Disclosure Statement is being furnished by Goss Graphic Systems, Inc. ("Systems"), GGS Holdings, Inc. ("Holdings"), and Goss Realty, L.L.C. ("Realty," and along with Systems and Holdings, the "Debtors" or the "Company"), as proponents of the Plan of Reorganization of Goss Graphic Systems, Inc., GGS Holdings, Inc. and Goss Realty, L.L.C. (the "Plan," a copy of which is annexed hereto as Exhibit A), pursuant to section 1125 of the Bankruptcy Code, in connection with the solicitation of votes (the "Solicitation") for the acceptance or rejection of the Plan, as it may be altered, amended, modified or supplemented from time to time in accordance with the Bankruptcy Code and the Bankruptcy Rules with respect to the outstanding Claims against and Equity Interests in the Company. CAPITALIZED TERMS USED HEREIN BUT NOT OTHERWISE DEFINED HEREIN SHALL HAVE THE MEANINGS GIVEN TO SUCH TERMS IN THE PLAN.

       Holders of Claims against and Equity Interests in the Debtors should read this Disclosure Statement, together with the Plan, the form of Ballot and the Voting Instructions, as applicable (collectively, the "Solicitation Materials") in their entirety before voting on the Plan. The sources of the information provided in this Disclosure Statement are the Debtors' books and records and certain publicly available filings in the Chapter 11 Cases.

       THIS DISCLOSURE STATEMENT CONTAINS A SUMMARY OF CERTAIN PROVISIONS OF THE PLAN AND CERTAIN OTHER DOCUMENTS AND CERTAIN FINANCIAL INFORMATION. THE DEBTORS BELIEVE THAT THESE SUMMARIES ARE FAIR AND ACCURATE. IN THE EVENT OF ANY INCONSISTENCY OR DISCREPANCY BETWEEN A DESCRIPTION IN THIS DISCLOSURE STATEMENT AND THE TERMS AND PROVISIONS OF THE PLAN, OR THE OTHER DOCUMENTS AND FINANCIAL INFORMATION TO BE INCORPORATED THEREIN BY REFERENCE, THE PLAN SHALL GOVERN FOR ALL PURPOSES.

       THE STATEMENTS AND FINANCIAL INFORMATION CONTAINED HEREIN HAVE BEEN MADE AS OF THE DATE HEREOF UNLESS OTHERWISE SPECIFIED. HOLDERS OF CLAIMS AND EQUITY INTERESTS REVIEWING THIS DISCLOSURE STATEMENT SHOULD NOT INFER AT THE TIME OF SUCH REVIEW THAT THERE HAVE BEEN NO CHANGES IN THE FACTS SET FORTH HEREIN UNLESS SO SPECIFIED. EACH HOLDER OF A CLAIM AND EQUITY INTEREST SHOULD CAREFULLY REVIEW THE PLAN, THIS DISCLOSURE STATEMENT AND THE EXHIBITS TO BOTH DOCUMENTS IN THEIR ENTIRETY BEFORE CASTING A BALLOT.

       NO PARTY IS AUTHORIZED TO GIVE ANY INFORMATION WITH RESPECT TO THE PLAN OTHER THAN THAT WHICH IS CONTAINED IN THIS DISCLOSURE STATEMENT. NO REPRESENTATIONS CONCERNING THE DEBTORS OR THE VALUE OF ITS PROPERTY HAVE BEEN AUTHORIZED BY THE DEBTORS OTHER THAN AS SET FORTH IN THIS DISCLOSURE STATEMENT OR, SUBSEQUENT TO A FILING BY THE DEBTORS UNDER THE BANKRUPTCY CODE, BY ANY BANKRUPTCY COURT. ANY INFORMATION, REPRESENTATIONS OR INDUCEMENTS MADE TO OBTAIN YOUR ACCEPTANCE OF THE PLAN WHICH ARE OTHER THAN OR INCONSISTENT WITH THE INFORMATION CONTAINED HEREIN AND IN THE PLAN SHOULD NOT BE RELIED UPON BY ANY HOLDER OF A CLAIM OR EQUITY INTEREST.

B.     EXECUTIVE SUMMARY

       THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION CONTAINED ELSEWHERE IN THIS DISCLOSURE STATEMENT.

       1.     PURPOSES OF THE DISCLOSURE STATEMENT

       The Solicitation Materials, including this Disclosure Statement and a Ballot to be used for voting on the Plan, are being distributed to Impaired Classes of Claims and Equity Interests. Classes of Claims impaired under the Plan and entitled to vote are class H2, S2, S4, S5, R4, R5 and R6. In addition, Classes of Claims and Equity Interests impaired under the Plan and, as described below, not entitled to vote on the Plan, are classes H4, H5, H6, H7, S6 and R7. The purpose of such solicitation, among other things, is to obtain the requisite number of acceptances of the Plan under the Bankruptcy Code from the Impaired Classes ("Statutory Requirements for Confirmation of Plan" are described in Article XI.C herein). Assuming the requisite acceptances are obtained, the Debtors intend to seek confirmation of the Plan at the Confirmation Hearing (as defined in Article XI.B herein) commencing on October 19, 1999.

       2.     RECORD DATE; VOTING; REQUIRED APPROVALS

       The Debtors have established July 30, 1999 (the "Record Date") as the date for determining which Holders of Claims and Equity Interests are eligible to vote on the Plan. After carefully reviewing this Disclosure Statement, the Plan and the other Solicitation Materials, each Holder of a Claim or Equity Interest in an Impaired Class entitled to vote on the Plan should vote to accept or reject the Plan in accordance with the Voting Instructions, and return the Ballot to Bankruptcy Services LLC (the "Information Agent"), Heron Tower, 70 East 55th Street, 6th Floor, New York, New York 10022 in a manner so that it is received by 4:00 p.m., prevailing Eastern Time on or BEFORE October 12, 1999. Any Ballot received after that date and time may not be counted. Ballots should be returned in accordance with the instructions for delivery set forth in the Voting Instructions.

       Each Holder of a Claim in Class H2, S2, S4, S5, R4, R5 and R6 is entitled to vote either to accept or to reject the Plan. Holders of Claims in such Classes shall have accepted the Plan if (i) the Holders of at least two-thirds in dollar amount of the Allowed Claims actually voting in each such Class have voted to accept the Plan and (ii) the Holders of more than one-half in number of the Allowed Claims actually voting in each such Class have voted to accept the Plan. Because, as noted below, certain impaired classes will receive no distribution nor retain any property under the Plan, and thus are conclusively presumed to have rejected the Plan, the Debtors will seek confirmation of the Plan pursuant to a procedure commonly known as cram-down. The cram-down procedure is described in more detail in Article XI.C.4 herein.

       On and after the Effective Date, each Holder of a Claim (i) who has accepted the Plan, (ii) whose Claim is in a Class that has accepted or is deemed to have accepted the Plan pursuant to section 1126 of the Bankruptcy Code, or
(iii) who is entitled to receive a distribution of property under the Plan other than the Holder of a claim in Class who signs and returns a timely Ballot and marks Item 4 or Item 5 of the Ballot (whichever is applicable), shall be deemed to have unconditionally released the Stonington Releasees, the D&O Releasees, the Prepetition Lender Releasees and the Noteholder Releasees from any and all claims (as defined in section 101(5) of the Bankruptcy Code), obligations, rights, suits, damages, causes of action, remedies and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that such Person or Entity would have been legally entitled to assert (whether individually or collectively), based in whole or in part upon any act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date in any way relating or pertaining to (x) the Debtors or the Reorganized Debtors, (y) the Debtors' Chapter 11 Cases, or (z) the negotiation, formulation and preparation of the Plan, the Lock-Up Agreement or any related agreements, instruments or other documents.

       Classes under the Plan are designated with an "H", a "S" or a "R" to indicate Claims against Holdings, Systems and Realty respectively. Please review these designations carefully so that you are aware to which Class your Claim is classified.

       THE MAJORITY OF CREDITORS RECEIVING THIS DISCLOSURE STATEMENT AND BALLOTS TO VOTE ON THE PLAN ARE CLASSIFIED IN THE FOLLOWING CLASSES:

       CLASS S4             GENERAL UNSECURED CLAIMS (SYSTEMS ONLY)

       CLASS S5             OLD NOTE CLAIMS (SYSTEMS ONLY)

       The following classes are unimpaired under the Plan, and Holders of Claims in such Classes are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code:

       Class H1, S1, and R1 Other Priority Claims (all Debtors)
       Class R2             LaSalle Secured Claims (Realty ONLY)
       Class H3, S3 and R3  Other Secured Claims (all Debtors)

       The following Classes will receive no distribution nor retain any property under the Plan and are conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code:

       Class H4, R5         General Unsecured Claims (Holdings and Realty ONLY)
       Class H5             Stonington Preferred Equity Interests (Holdings
                            ONLY)
       Class H6             Rockwell Preferred Equity Interests (Holdings ONLY)
       Class R6             LaSalle Deficiency Claim (Realty ONLY)
       Class H7, S6 and R7  Equity Interests (all Debtors)

C.     BACKGROUND OF THE DEBTORS AND EVENTS LEADING TO THE PLAN

       1.     CORPORATE STRUCTURE

       Systems is a manufacturing company which is among the leading producers of newspaper and insert printing press systems and a major producer of commercial printing press systems. Holdings is a holding company which owns 100% of the common stock of Systems, and which is in turn owned by Stonington Capital Appreciation 1994 Fund, LP ( together with certain of its affiliates "Stonington") (approximately 95.4%) and certain directors and members of Systems' management (approximately 3.7%) and an institutional investor (approximately 0.9%). Realty is a wholly-owned subsidiary of Systems, and owns the real estate and improvements in suburban Chicago that serve as Goss' worldwide headquarters.

       2.     THE COMPANY'S BUSINESS

       Goss is among the leading producers of newspaper and insert printing press systems and a major producer of commercial printing press systems. Goss' products fall into three broad categories:

              - newspaper press systems for publishers of national, regional and local news;

              - commercial press systems for printers of brochures and promotional materials, catalogues, magazines, books, financial publications and directories; and

              - insert press systems for printers of advertising inserts, including Sunday newspaper inserts and direct mail/point-of-purchase inserts

       Goss is one of only six major global suppliers of newspaper web offset printing press systems, and is the only U.S.-based producer of newspaper printing presses. Goss, through its non-debtor foreign subsidiaries, also has significant manufacturing and sales facilities in Europe and Asia. During fiscal year 1998, approximately 48% of the Debtors' consolidated revenue was generated from sales by international operations.

       Goss' core business, in which they have been engaged for 114 years, is the production of newspaper printing press systems. Approximately three out of four U.S. daily newspapers and many prestigious newspapers in over 130 countries are printed on Goss presses. Goss produces both "large newspaper" press systems, which print on 50" and wider paper and are used by large national and major metropolitan newspapers, and "small newspaper" press systems, which print on 36" wide paper and which are used by some major metropolitan newspapers as well as smaller regional and local newspapers. All are sold under the "Goss" trade name. Goss custom designs and engineers each newspaper press system to meet the specific printing requirements and physical space limitations of their customers. Sales of new equipment to large newspaper customers, together with additions and modifications to existing equipment, accounted for approximately 44% of the Debtors' consolidated fiscal 1998 sales, while sales to and additions and modifications for small newspaper customers accounted for approximately 31% of the Debtors' consolidated fiscal 1998 sales.

       Goss also designs and manufactures web offset "commercial" printing presses in North America used to print a broad variety of specialty products, including brochures, promotional materials, catalogs, magazines, books, financial publication and directories. Based on customer configuration, the commercial presses may also include integration of essential third-party auxiliary equipment. Systems sells these products principally in North America. Sales from Goss' commercial press business represented approximately 6% of their consolidated fiscal 1998 sales.

       Goss pioneered the development of specialized web offset presses for printing advertising inserts, and continues to be a leader in the "insert press" business. Sales from the Company's insert press business represented approximately 7% of the Debtors' consolidated fiscal 1998 sales.

       Finally, Goss provides aftermarket parts and customer service in connection with the equipment that it has sold. Sales of aftermarket parts and equipment were approximately 12% of the Debtors' consolidated fiscal 1998 sales. Service and technical support include site preparation and inspection, equipment installation, preventative and corrective maintenance, paper width changes and color capability upgrades. Service and technical support is provided by Goss' staff of approximately 100 field service engineers and additional field services engineers who work for Goss' international agents. Goss' high level of customer service, technical support and training are important factors in establishing and maintaining long-term relationships with customers and in encouraging repeat business.

       The global newspaper printing press, insert printing press and commercial printing press industries are highly competitive in most product categories and geographic regions. Competition is based on price, product features, quality, reliability, customer service and ability to meet the specialized needs of customers. The gross profit margins on large orders for newspaper presses are in general lower than the gross profit margins realized for smaller orders for newspaper presses due to competitive pressures on pricing. Competition in the various markets served by Goss comes from companies of various sizes, many of which are larger and have greater financial and other resources than Goss. Moreover, many purchasers utilize a multi-round, price-focused bidding process that can result in a significantly competitive impact on pricing and gross profit margins.

       Like most printing press manufacturers, Goss' business is highly cyclical. The timing of a printing press purchase is influenced by numerous factors beyond Goss' control, including the age and capabilities of the customer's current equipment, general economic conditions, the customer's ability to finance the press acquisition, total advertising revenues, the price of newsprint, paper and other raw materials, and competition with print and non-print media in the marketplace. As a result of these factors, sales of Goss' products can vary significantly from period to period.

       3.     SUMMARY OF CERTAIN PRE-EXISTING LENDING FACILITIES

              PREPETITION BANK CREDIT FACILITY

       Prior to the Petition Date, Systems partially funded its and its subsidiaries' operations through a $200 million revolving credit facility (the "Prepetition Bank Credit Facility") established under that certain Amended and Restated Multicurrency Credit Agreement dated as of January 29, 1998, by and among Goss Graphic Systems, Goss Graphic Systems Limited ("Goss-UK"), Goss Systemes Graphiques Nantes, S.A. ("Goss-France"), Goss Graphic Systems Japan Corporation ("Goss-Japan"), Bankers Trust Company, as administrative agent for the lenders, and certain other lenders specified therein. As of March 31, 1999, borrowings and letters of credit under this facility totaled $195.2 million.
The Prepetition Bank Credit Facility is secured by substantially all assets of Systems, including a pledge of 66% of Systems' stock in Goss-UK,

Goss-France, and Goss-Japan. The Prepetition Bank Credit Facility is guaranteed by Holdings, and such guarantee is secured by substantially all assets of Holdings, including a pledge of its common stock in Systems. Realty is also a guarantor of the Prepetition Bank Credit Facility. In addition, Systems has guaranteed the facilities provided to Goss-UK, Goss-France, and Goss-Japan under the Prepetition Bank Credit Facility.

              SUBORDINATED NOTES

       In 1996, Systems issued $225 million of 12% Senior Subordinated Notes (the "Old Notes") due 2006 pursuant to an Indenture dated October 15, 1996 between Goss and The Bank of New York as Trustee (the "Old Note Indenture"). (On April 16, 1999 HSBC Bank USA (f/k/a Marine Midland Bank) ("HSBC") succeeded The Bank of New York as the indenture trustee.) The Old Notes are subordinate to certain senior indebtedness as defined in the Old Note Indenture.

              LASALLE MORTGAGE

       Realty owns certain real property and improvements commonly known as 700 Oakmont Lane, Westmont, Illinois, which serves as worldwide headquarters for the Company. The headquarters property is subject to an approximately $29 million mortgage in favor of LaSalle National Bank.

       4.     PREPETITION RESTRUCTURING ACTIVITIES

       Increased competition and cyclical declines, among other factors, have resulted in the Company experiencing operating losses in 1998 and 1999. These losses have caused Goss to exhaust virtually all of its available liquidity under the Prepetition Bank Facility. In the quarter ended March 31, 1999, operating activities used $52.5 million of cash, as compared to the same period in 1998, when operating activities used only $2.4 million of cash.

       In response to the company's liquidity problems, the Company has taken certain actions in the last several years intended to increase its profitability and cash availability, including senior management changes, a revised business plan, workforce reductions, a sale of $35.6 million in accounts receivable, a renegotiation of its bank facility, and a repurchase and capital contribution by Stonington of the $35.6 million in accounts receivable previously sold by Systems. However, Goss' customer orders for the 1999 first fiscal quarter of $94.5 million are substantially below the prior year level of $230.4 million, and its order backlog at March 31, 1999 has dropped to $527.1 million from $606.3 million at December 31, 1998 and $818.9 million at March 31, 1998. This drop in orders, combined with the fact that liquidity from existing sources had been substantially exhausted, led the Debtors to explore potential options for obtaining additional financing.

       The Debtors commenced these chapter 11 cases after it became apparent these efforts would be unable to timely and sufficiently address the Debtors'
liquidity needs.   The purpose of the Plan is to restructure the Debtors'
current lending facilities to provide the Debtors with the ability to emerge from bankruptcy with the liquidity needed to move forward in their business activities. The Debtors believe that the reorganization contemplated by the Plan is in the best interests of their creditors and equity holders. If the Plan is not confirmed, the Debtors believe that they will be forced to either file an alternate plan of reorganization or liquidate under Chapter 7 of the Bankruptcy Code. In either event, the Debtors believe that the Company's unsecured creditors and equity holders would realize a less favorable distribution of value, if any, for their Claims or Equity Interests. See "LIQUIDATION ANALYSIS."

              THE PREPETITION NOTEHOLDER COMMITTEE

       In June 1999, the Company commenced discussions with certain holders of the Old Notes, including Alliance Capital Management L.P., Credit Suisse First Boston, and Franklin Advisors, Inc. (the "Prepetition Noteholder Committee"), to discuss the financial condition of the Company and the proposed restructuring. The Prepetition Noteholder Committee retained Akin, Gump, Strauss, Hauer & Feld, L.L.P. ("Akin Gump") as its legal advisor and Chanin Kirkland Messina LLC ("Chanin") as its financial advisor.

       The Company entered into a letter agreement, dated June 8, 1999, with Akin Gump pursuant to which the Company agreed to pay the reasonable legal fees and expenses of Akin Gump in connection with its representation of the Prepetition Noteholder Committee. As compensation for its services, the Company agreed to provide Akin Gump with an initial fee reserve of $75,000 to be applied against fees and expenses to be incurred in connection with Akin Gump's representation of the Prepetition Noteholder Committee. The letter agreement is terminable at will by either the Company or Akin Gump on ten business days prior written notice provided to the other party. Through July 27, 1999, the Company has paid approximately $183,000 to Akin Gump in respect of such arrangements.

       The Company entered into a letter agreement, dated June 7, 1999, with Chanin pursuant to which, among other things, the Company agreed to pay to Chanin certain fees in consideration of Chanin's agreement to render financial advisory services on behalf of the Prepetition Noteholder Committee in connection with the proposed restructuring of the Company. As compensation for its services, the Company agreed to pay Chanin $100,000 per month from June 7, 1999 through November 6, 1999, and $85,000 in cash per month thereafter. The letter agreement is terminable by the majority (in dollar amount) of the Prepetition Noteholder Committee and the Company upon ten days prior written notice. The Company may terminate the letter agreement with Chanin if it has also contemporaneously terminated Akin Gump.

       The Company engaged in extensive, arms' length negotiations with the Company's majority equity holder, Stonington and certain of the lenders under the Company's Prepetition Bank Credit Facility (the "Prepetition Lenders") regarding the terms of a consensual restructuring of the Company. In July 1999, shortly before the filing, these negotiations resulted in an agreement in principle between these parties on the terms of a restructuring.

       THE LOCK-UP AGREEMENT

       On or about July 28, 1999, the Company, Stonington, certain of the lenders under the Prepetition Bank Credit Facility and certain members of the Prepetition Noteholder Committee and certain other holders of the Old Notes entered into a Forbearance, Lock-Up and Voting Agreement (the "Lock-Up Agreement") with respect to the terms of the Company's proposed plan of reorganization. A copy of both the Lock-Up Agreement and the underlying term sheet attached thereto as Exhibit A (the "Term Sheet") will be filed with the Bankruptcy Court. Pursuant to the Lock-Up Agreement the parties agreed that:

       - holders of the Old Notes would receive under the Plan $112.5 million in New Notes and 3,250,000 shares of the New Holdings Common Stock, representing 32.5% of the New Holdings Common Stock, subject to dilution by the distribution of shares of the New Holdings Common Stock to certain management of the Debtors and/or Reorganized Debtors;

       - Stonington will make a $50 million capital contribution to the Company on the Plan Effective Date;

       - Stonington would receive under the Plan 6,750,000 shares of the New Holdings Common Stock, representing 67.5% of the New Holdings Common Stock, subject to dilution by the distribution of shares of the New Holdings Common Stock to certain management of the Debtors and/or Reorganized Debtors;

       - the Company would obtain a $50 million debtor-in-possession financing facility (the "DIP Facility") funded by Stonington in the amount of $25 million and certain of the Prepetition Lenders in the amount of $25 million. The DIP Lenders are entitled to the payment of their fees and reimbursement of their expenses in connection with the DIP Facility. On the Effective Date, however, Stonington shall contribute its DIP fees to the restructured Company's capital.

       - each would vote their claims in favor of the Plan and to support Confirmation of the Plan;

       - each would forbear from enforcement of any defaults that might occur until the Plan is confirmed;

       - no party would transfer their interests in the Company unless the transferee agrees to be bound by the terms of the Lock-Up Agreement;

       - each would grant the releases and exculpations described herein and not to object to the entry of an order by the Bankruptcy Court approving the releases; and

       - the Lock-Up Agreement is subject to termination 120 days after the filing of a bankruptcy petition.

       The obligations of the parties under the Lock-Up Agreement terminate for certain reasons, including: (a) the Plan provides or is modified to provide for a treatment different than the treatment described in the Term Sheet; (b) the Plan provides or is modified to provide for a treatment to the holders of Prepetition Bank Secured Claims, the Holders of Old Notes or the holders of general unsecured claims that is materially more favorable than the treatment described in the Term Sheet; or (c) the Effective Date of the plan is not within 120 days from the date the Company commences the chapter 11 proceeding.

       5.     ASSETS AND LIABILITIES OF THE DEBTORS

       Holding's principal asset is the common stock of Systems. Holding's principal liability is its guarantee of the indebtedness under the Prepetition Bank Credit Facility.

       Realty's principal asset is the real property and improvements in suburban Chicago, Illinois which serve as the worldwide headquarters for Goss. Systems leases this headquarters space from Realty through a "triple net" lease dated July 25, 1997 (the "Lease") under which Systems is required to pay all real estate taxes and all expenses related to the care and maintenance of the property. Realty's principal liabilities are (i) a $30 million mortgage in favor of LaSalle, and (ii) its indebtedness under the Prepetition Bank Credit Facility. The only Cash held by Realty consists of the Cash held by LaSalle in Realty's tax reserve account and the Cash held in another LaSalle account containing one months postpetition rent paid by Systems to Realty. All accounts of Realty are held at LaSalle, its mortgagor. Realty's sole account receivable is its entitlement to rent and other performance from Systems under the Lease. Except as described above under the Lease, Realty is not aware of any avoidance claims or other cause of action against any of its affiliates or any other entity, including any avoidance action against Systems for the payment of dividends while Realty was insolvent.

       Systems' assets are set forth more completely in the liquidation analysis included herein, but principally are (i) its ownership, both wholly and jointly, of its overseas subsidiaries and (ii) the facilities involved in its manufacturing process. Systems' principal liabilities are likewise set forth more fully in the liquidation analysis, but principally are (i) the indebtedness under the Prepetition Bank Credit Facility (ii) the indebtedness under the Old Notes, and (iii) trade debt.

D.     COMPONENTS OF THE PLAN; TREATMENT OF CLASSES OF CLAIMS AND EQUITY
       INTERESTS

       1.     PURPOSE

       The principal purpose of the Plan is to provide the Debtors with the liquidity necessary to stabilize the Restructured Debtors and to allow them to continue their respective businesses. This is accomplished as follows.

       2.     DIP FINANCING

       In conjunction with the filing of this Plan, the Debtors have sought approval of a $50 million debtor-in-possession financing facility (the "DIP Facility") to be funded by Stonington in the amount of $25 million and by certain of the Debtor's existing secured creditors under the Prepetition Bank Credit Facility in the amount of $25 million (together with Stonington, the "DIP Lenders"). As set forth in more detail in the Debtors' motion seeking approval of the DIP Facility, the DIP Lenders are entitled to the payment of certain fees and reimbursement of expenses in connection with their respective participation in the DIP Facility. The DIP Facility will provide the Debtors with necessary liquidity between the Petition Date and the Effective Date of the Plan.

       3.     FUNDING THE PLAN

       On the Effective Date, the Plan provides for two sources of new liquidity. First, Stonington will make a capital contribution of $50 million plus any fees which it accrued in connection with the DIP Facility, such capital contribution to include any applicable portion of the DIP Facility amount so that Stonington's total contributions under the Plan will be $50 million plus fees, to the New Holdings on the Effective Date. In exchange for this capital contribution, Stonington will receive 6,750,000 shares of New Holdings Common Stock, representing 67.5% of the primary equity ownership of New Holdings.
These shares are subject to dilution by the shares of New Holdings Common Stock and related Equity Interests provided to certain management of the Debtors and/or Reorganized Debtors (the "Management Equity") pursuant to the terms of the Lock-Up Agreement. In addition, the existing Prepetition Bank Credit Facility, the DIP Facility, and any other interim financing obtained by the Debtors will be refinanced by portions of the New Bank Credit Facilities, consisting of the $150 million Term Loan Facility, by and among Systems, certain of its affiliates, and the Prepetition Lenders (the "Term Loan Facility"), the $50 million Revolving Credit Facility, by and among Systems, certain of its affiliates and the DIP Lenders (the "Tranche A Revolving Credit Facility") and the $50 million Revolving Credit Facility, by and among Systems, certain of its affiliates and the Prepetition Lenders (the "Tranche B Revolving Credit Facility"). All three of these facilities are hereinafter referred to as the "New Bank Credit Facilities" and are subject to the terms and conditions of the Forbearance, Lock-Up and Voting Agreement dated July 27, 1999, by and among the Debtors, Stonington, certain of the lenders under the Prepetition Bank Credit Facilities and certain Holders of Old Notes that are signatories thereto (the "Lock-Up Agreement"). The New Bank Credit Facilities will be available for the working capital and general corporate purposes of the Debtors. The New Bank Credit Facilities will be secured by liens on all of the Reorganized Debtors' assets (other than those subject to existing mortgages) and will be on terms and conditions customary for a facility of this type. The Debtors believe that Stonington's receipt of the New Holdings Common Stock in exchange for the capital contribution described above is permissible under the Bankruptcy Code, but acknowledge that arguments exist that certain case law could permit a contrary conclusion.

       4.     TREATMENT OF THE OLD NOTES

       The Plan also provides that the outstanding principal amount of the Old Notes, including all accrued and unpaid interest thereon, will be converted into
(i) $112.5 million of New Notes issued by New Holdings; and (ii) 3,250,000 shares of Restructured Common Stock of the New Holdings, representing 32.5% of primary equity ownership of the New Holdings. These shares are also subject to dilution by the Management Equity pursuant to the terms of the Lock-Up Agreement. These Notes will be unsecured obligations of New Holdings and will mature six years from the Effective Date (2005). For the first two years following the Effective Date, the New Notes will bear interest at 12.25% per annum, payable semi-annually via the issuance of additional New Notes. Thereafter interest will be payable in cash (with the first cash interest payment to be paid beginning in the 30th month after the Effective Date). The New Notes are callable, in whole or in part, at any time by New Holdings at a purchase price equal to 103.5% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase. In the event that the Debtors and their non-debtor affiliates (the "Company") are sold for greater than $600 million, the New Noteholders shall have the right to cause the Company to purchase the New Notes at a purchase price equal to 107.0% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase. The New Notes will be subordinated to New Holdings' guaranties of the New Bank Credit Facilities and will be otherwise issued by the New Holdings on terms and conditions substantially similar to those applicable to the Old Notes.

       5.     TREATMENT OF EQUITY

       Under the Plan, Holders of Equity Interests in all three Debtors will receive no distribution.

       6.     MANAGEMENT EQUITY

       As set forth in the Lock-Up Agreement, certain management of the Debtors and/or Reorganized Debtors shall receive on the Effective Date $2.5 million of New Holdings Common Stock, which represents approximately 3.3% of the total $75 million equity base. These shares shall be restricted and will vest over a 2-3 year period. Certain management shall also receive a restricted stock option package equal to 10% of the outstanding primary shares, which represents a total of $7.5 million in options based on a $75 million equity base. The options are exercisable at fair market value with vesting periods from 1-4 years, with one half vesting based on time and one half vesting based on performance. No more than 80% of the restricted stock options will be granted on the Effective Date, with the remaining 20% reserved for future grants.

       7.     NO SUBSTANTIVE CONSOLIDATION

       The Debtors are not being substantively consolidated under the Plan. Thus, except as provided in the Lock-Up Agreement, any claims held against one of the debtors will be satisfied solely from the cash and assets of such Debtor. Separate classes have been established for each of the three debtor entities, Holdings (H), Systems (S), and Realty (R). The Plan classifies claims and equity interests into the following classes:

       8.     CLASSIFICATION OF CLAIMS

       The classification of Claims and Equity Interests against Holdings pursuant to this Plan is as follows:

              Class H1:     consists of all Claims against Holdings accorded the
                            priority and right of payment under subsection
                            507(a) of the Bankruptcy Code (including priority employee salary and wage claims to the extent not paid prior to confirmation pursuant to any first-day orders authorizing payment of prepetition wage, salary and benefits claims), other than a Priority
                            Tax Claim or an Administrative Expense.

              Class H2:     consists of all Secured Claims against Holdings
                            arising from or relating to the Prepetition Bank
                            Credit Facility. A Secured Claim against Holdings consists of a Claim against Holdings that is secured by a lien on property in which Holdings has an interest, which lien is valid, perfected and enforceable under applicable law or by reason of a final order, or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code, or a claim allowed under the Plan as a Secured Claim.

              Class H3:     consists of all Secured Claims against Holdings
                            other than the Claims classified in Class H2 above.

              Class H4:     consists of any Claim against Holdings that is not a
                            Secured Claim, Administrative Claim, Priority Tax
                            Claim or Other Priority Claim.

              Class H5:     consists of the Equity Interests of Stonington
                            Partners, Inc. against Holdings relating to the 10%
                            Cumulative Senior Convertible Preferred Stock.

              Class H6:     consists of the Equity Interests of Rockwell
                            International Corporation against Holdings relating to the 6.5% Redeemable Preferred Stock.

              Class H7:     consists of all Equity Interests against Holdings
                            other than the Equity Interests classified in Classes H5 and H6 above.

       The classification of Claims and Equity Interests against Systems pursuant to this Plan is as follows:

              Class S1:     consists of all Claims against Systems accorded the
                            priority and right of payment under subsection
                            507(a) of the Bankruptcy Code (including priority employee salary and wage claims to the extent not paid prior to confirmation pursuant to any first-day orders authorizing payment of prepetition wage, salary and benefits claims), other than a Priority
                            Tax Claim or an Administrative Expense.

              Class S2:     consists of all Secured Claims against Systems
                            arising from or relating to the Prepetition Bank
                            Credit Facility. A Secured Claim against Systems consists of a Claim against Systems that is secured by a lien on property in which Systems has an interest, which lien is valid, perfected and enforceable under applicable law or by reason of a final order, or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code, or a claim allowed under the Plan as a Secured Claim.

              Class S3:     consists of all Secured Claims against Systems other
                            than the Claims classified in Class S2 above.

              CLASS S4:     CONSISTS OF ANY CLAIM AGAINST SYSTEMS THAT IS NOT A
                            SECURED CLAIM, ADMINISTRATIVE CLAIM, PRIORITY TAX
                            CLAIM OR OTHER PRIORITY CLAIM, AND WHICH DOES NOT
                            ARISE FROM OR RELATE TO THE 12% NOTES ISSUED BY
                            SYSTEMS UNDER THE INDENTURE, DATED AS OF OCTOBER 15,
                            1996 BETWEEN SYSTEMS AND THE BANK OF NEW YORK, AS
                            TRUSTEE.

              CLASS S5:     CONSISTS OF ANY CLAIM ARISING FROM OR RELATING  TO
                            THE 12% NOTES ISSUED BY SYSTEMS UNDER THE INDENTURE,
                            DATED AS OF OCTOBER 15, 1996 BETWEEN SYSTEMS AND THE
                            BANK OF NEW YORK, AS TRUSTEE.

              Class S6:     consists of all Equity Interests against Systems.

       The classification of Claims and Equity Interests against Realty pursuant to this Plan is as follows:

              Class R1:     consists of all Claims against Realty accorded the
                            priority and right of payment under subsection
                            507(a) of the Bankruptcy Code (including priority employee salary and wage claims to the extent not paid prior to confirmation pursuant to any first-day orders authorizing payment of prepetition wage, salary and benefits claims), other than a Priority
                            Tax Claim or an Administrative Expense.

              Class R2:     consists of the Secured Claim of LaSalle National
                            Bank arising from or related to the $30,000,000 mortgage by Realty for the benefit of LaSalle
                            National Bank dated July 25, 1997. A Secured Claim against Realty consists of a Claim against Systems that is secured by a lien on property in which Systems has an interest, which lien is valid, perfected and enforceable under applicable law or by reason of a final order, or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code, or a claim allowed under the Plan as a Secured Claim.

              Class R3:     consists of all Secured Claims against Realty other
                            than the Claims classified in Class R2 above.

              Class R4:     consists of all Claims against Realty arising from
                            or relating to the Prepetition Bank Credit Facility.

              Class R5:     consists of any Claim against Realty that is not a
                            Secured Claim, Administrative Claim, Priority Tax
                            Claim, an Other Priority Claim, or the Unsecured
                            Claim arising from or relating to the $30,000,000 mortgage by Realty for the benefit of LaSalle
                            National Bank dated July 25, 1997 in accordance with
                            section 506(a) of the Bankruptcy Code.

              Class R6:     consists of the Unsecured Claim arising from or
                            relating to the $30,000,000 mortgage by Realty for the benefit of LaSalle National Bank dated July 25,
                            1997 in accordance with section 506(a) of the Bankruptcy Code.

              Class R7:     consists of all Equity Interests against Realty.

       The Plan provides that Administrative Expenses, Priority Tax Claims, and Claims in class H1, S1, and R1 will be satisfied in full.

       Holders of Class H2 Claims will receive the same treatment afforded to Holders of Class S2 Claims, described below. Holders of Other Secured Claims in Class H3 will have their legal, equitable and contractual rights unaltered by the Plan. Holders of General Unsecured Claims in Class H4 will receive no distribution under the Plan. Equity Interests in Class H5, H6 and H7 shall neither receive any distributions nor retain any property under the Plan.

       On or prior to the Effective Date, each Holder of a Class S2 Claim will be satisfied by the Holder receiving and providing its Pro Rata share of the Tranche B Revolving Credit Facility and the Term Loan Facility, so that each Class S2 Claim is paid in full. The form and substance of the definitive documentation constituting the Tranche B Revolving Credit Facility and the Term Loan Facility shall be satisfactory to sufficient Holders of Class S2 Claims so that such Class will be deemed to accept such documentation. Holders of Secured Claims in Class S3 will have their legal, equitable and contractual rights unaltered by the Plan.

       HOLDERS OF GENERAL UNSECURED CLAIMS IN CLASS S4 WILL BE PAID THE FULL AMOUNT, WITHOUT INTEREST, OF THEIR ALLOWED CLAIMS, PAYABLE IN THREE EQUAL INSTALLMENTS THREE, SIX AND NINE MONTHS AFTER THE EFFECTIVE DATE, OR ON SUCH DATES THEREAFTER IF THE CLAIM BECOMES FIRST PAYABLE IN THE ORDINARY COURSE OF BUSINESS AT SUCH TIME. HOLDERS OF NON-ALLOWED CLASS S4 CLAIMS WILL PRESERVE ALL OF THEIR RIGHTS, CLAIMS AND DEFENSES.

       HOLDERS OF CLASS S5 CLAIMS WILL RECEIVE A PRO RATA DISTRIBUTION OF NEW NOTES UNDER THE PLAN, AS WELL AS A PRO RATA SHARE OF 3,250,000 SHARES OF RESTRUCTURED COMMON STOCK, REPRESENTING 32.5% OF THE COMMON STOCK OF NEW HOLDINGS SUBJECT TO DILUTION BY THE MANAGEMENT EQUITY AS PROVIDED UNDER THE LOCK-UP AGREEMENT.

       Equity Interests in Class S6 shall neither receive any distributions nor retain any property under the Plan.

       Holders of Secured Claims in Class R2 and R3 will have their legal, equitable and contractual rights unaltered by the Plan. Holders of Bank Unsecured Claims in Class R4 will receive the treatment afforded to them as members of Class S2. Holders of General Unsecured Claims in Class R5 and R6 will share pro rata, pari passu, all assets or property of Realty's estate after payment of Classes R1 through R3. Equity Interests in Class R7 shall neither receive any distributions nor retain any property under the Plan.

       The following tables summarize the classification of Claims, projected aggregate amounts of such Class Claims and the projected recovery of such Classes for Goss, Systems and Realty, respectively. The assumptions made in determining such projected recoveries and the risk factors relating to the Plan are contained in Articles III and XIII herein, respectively.

       9.     TREATMENT OF CLASSES

       The treatment of Classes in Holdings is summarized as follows:

                                                                       PROJECTED
       CLASS         DESCRIPTION                                      CLAIMS ($MIL)             PROJECTED RECOVERY
       -----         -----------                                      -------------             ------------------
 Unclassified        Administrative Expenses                                $0                     Paid in full
 Claims

 Unclassified Tax    Priority Tax Claims                                    $0                     Paid in full
 Claims

 Class H1 Claims     Other Priority Claims                                  $0                     Paid in full

 Class H2 Claims     Bank Secured Claims                                   $200                 Treated as Class S2

 Class H3 Claims     Other Secured Claims                                   $0                     Paid in full

 Class H4 Claims     General Unsecured Claims                               $0                          0%

 Class H5 Claims     Stonington Preferred Equity Interests                 N/A                          0%

 Class H6 Claims     Rockwell Preferred Equity Interests                   N/A                          0%

 Class H7 Claims     Equity Interest                                       N/A                          0%


     The treatment of Classes in Systems is summarized as follows:

                                                                      PROJECTED
      CLASS         DESCRIPTION                                     CLAIMS ($MIL)              PROJECTED RECOVERY
      -----         -----------                                     -------------              ------------------
Unclassified        Administrative Expenses                               $6                      Paid in full
Claims

Unclassified        Priority Tax Claims                                   $0                      Paid in full
Tax Claims

Class S1            Other Priority Claims                                 $0                      Paid in full
Claims

Class S2            Bank Secured Claims                                  $200                 Tranche B Revolving
Claims                                                                                      Credit Facility and the
                                                                                               Term Loan Facility

Class S3            Other Secured Claims                                  $0                      Paid in full
Claims


                                        -13-

                                                                      PROJECTED
      CLASS         DESCRIPTION                                     CLAIMS ($MIL)               PROJECTED RECOVERY
      -----         -----------                                     -------------               ------------------
CLASS S4            GENERAL UNSECURED CLAIMS                             $218                          100%
CLAIMS                                                                                        OVER NINE MONTHS OR IN
                                                                                               THE ORDINARY COURSE AS
                                                                                                     COMES DUE

CLASS S5            OLD NOTE CLAIMS                                      $233                 $112.5 MILLION IN NEW
CLAIMS                                                                                         NOTES PLUS 3,250,000
                                                                                               SHARE OF NEW HOLDINGS
                                                                                             COMMON  STOCK, SUBJECT TO
                                                                                             DILUTION BY THE MANAGEMENT
                                                                                                      EQUITY

Class S6            Equity Interests                                     N/A                            0%
Claims

     The treatment of Classes in Realty is summarized as follows:

                                                                       PROJECTED
     CLASS        DESCRIPTION                                         CLAIMS ($MIL)             PROJECTED RECOVERY
     -----        -----------                                         -------------             ------------------
Unclassified      Administrative Expenses                                  $0                      Paid in full
Claims

Unclassified      Priority Tax Claims                                      $0                      Paid in full
Tax Claims

Class R1          Other Priority Claims                                    $0                      Paid in full
Claims

Class R2          LaSalle Secured Claims                                   $25                     Paid in full
Claims

Class R3          Other Secured Claims                                     $0                      Paid in full
Claims

Class R4          Bank Unsecured Claims                                   $200                  Treated as Class S2
Claims

Class R5          General Unsecured Claims                                 $0                           0%
Claims

Class R6          LaSalle Deficiency Claim                                 $5                           0%
Claims

Class R7          Equity Interests                                         N/A                          0%
Claims

       10.    LIQUIDATION ANALYSIS

       The Debtors believe that the Plan will produce a greater recovery for Holders of Claims and Equity Interests than would be achieved in a Chapter 7 liquidation. Houlihan Lokey Howard & Zukin, financial advisors to the Company, prepared a liquidation analysis, set forth in Article III herein, on behalf of the Debtors to assist holders of Claims and Equity Interests to reach their determination as to whether to accept or reject the Plan. This liquidation analysis estimates the proceeds to be realized if the Debtors were to be liquidated under Chapter 7 of the Bankruptcy Code. The Liquidation Analysis is based upon projected assets and liabilities of the Debtors as of November 30, 1999 and incorporates estimates and assumptions developed by the Debtors which are subject to potentially material changes with respect to economic and business conditions, as well as uncertainties not within the Debtors' control. In valuing the Plan recoveries, the analysis values debt and notes issued under the Plan at par and the New Holdings Common Stock at $74.07 million based upon Stonington's investment of $50 million for 67.5% of the outstanding equity.

       NO EFFECT TO CREDITOR RECOVERIES HAS BEEN ASSUMED FOR PROCEEDS FROM ANY CAUSES OF ACTION, INCLUDING PREFERENCE RECOVERIES, FRAUDULENT CONVEYANCES AND OTHER AVOIDANCE CLAIMS, OR ANY LITIGATION THAT THE DEBTORS MAY BE CAPABLE OF ASSERTING. THIS LIQUIDATION ANALYSIS DOES NOT, THEREFORE, INCLUDE ANY ESTIMATE OF THE NECESSARY EXPENSES TO LITIGATE SUCH CLAIMS.

E.     RISK FACTORS

       THERE ARE A VARIETY OF FACTORS THAT ALL IMPAIRED HOLDERS SHOULD CONSIDER PRIOR TO VOTING TO ACCEPT OR REJECT THE PLAN. Such factors, which are described in more detail in Article XII herein, consist of the following and in each case likely impact the recoveries under the Plan:

       - the financial information contained in this Disclosure Statement has not been audited and is based upon an analysis of data available at the time of the preparation of the Plan and Disclosure Statement;

       - although the Debtors believe the Plan complies with all applicable standards of the Bankruptcy Code, the Debtors can provide no assurance that the Plan will comply with Section 1129 of the Bankruptcy Code and that the Plan will be confirmed by the Bankruptcy Court;

       - the Debtors will be required to request confirmation of the Plan without the acceptance of all Impaired Classes entitled to vote in accordance with subsection 1129(b) of the Bankruptcy Code;

       - the Debtors' Plan will not have become effective within 120 days of the Petition Date, thereby permitting the parties thereto to terminate the Lock-Up Agreement;

       - any delays of either confirmation or effectiveness of the Plan could result in, among other things, increased professional fee claims; and

       - the occurrence of any and all such contingencies which could affect distributions available to Holders under the Plan, however, will not affect the validity of the vote taken by the Impaired Classes to accept or reject the Plan or require any revote by the Impaired Classes.

F.     REORGANIZED DEBTORS AND THE POST-CONFIRMATION ESTATES

       The Debtors shall, as Reorganized Debtors, continue to exist after the Effective Date as separate corporate entities, with, in the case of Holdings and Systems, all the powers of a corporation or, in the case of Realty, a Limited Liability Company under the laws of the State of Delaware and without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) under such applicable state law. Except as otherwise provided in the Plan, the Lock-Up Agreement, the New Notes, or any agreement, instrument or indenture relating thereto, on or after the Effective Date, all property of the Estates, and any property acquired by the Debtors or the Reorganized Debtors under the Plan, shall vest in the Reorganized Debtors, free and clear of all Claims, liens, charges, or other encumbrances and Equity Interests. On and after the Effective Date, the Reorganized Debtors may operate their business and may use, acquire or dispose of property and compromise or settle any Claims or Equity Interests, without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan and the Confirmation Order. In accordance with section 1109(b) of the Bankruptcy Code, nothing herein shall preclude any party in interest from appearing and being heard on any issue in the Chapter 11 Cases.

G.     PREPETITION COMMITTEES

       Certain of the Holders of the 12% notes due 2006, issued by Systems under the Old Note Debenture, formed the Prepetition Noteholder Committee prior to the Petition Date. The members of the Prepetition Noteholder Committee who as of the Petition Date have executed a confidentiality agreement with the Company are Alliance Capital Management L.P., Credit Suisse First Boston, AIG Global Investment Corp. and Franklin Advisors, Inc. Prior to the Petition Date, the Prepetition Noteholder Committee retained the law firm of Akin, Gump, Strauss, Hauer & Feld, L.L.P. as its counsel and Chanin Kirkland Messina LLC as its financial advisor. The Debtors have had close contact and extensive negotiations concerning the terms of the Plan with the Prepetition Noteholder Committee.

H.     RELATIONSHIP BETWEEN SYSTEMS AND REALTY

       As described above, Realty and Systems are landlord and tenant under the Lease and are generally performing their respective obligations under the Lease. As well, Realty and Systems are currently in negotiations with LaSalle, the mortgagor, regarding the disposition of the property, the Lease and the mortgage. As of the date hereof, neither Realty or Systems have filed any request to reject the Lease. If such a request is filed it will be filed in accordance with the terms and procedures set forth in the Plan. Realty and Systems believe that their respective continued performance under the Lease, as set forth above, is appropriate, but acknowledge that arguments exist that could permit a contrary conclusion.


                                         II.
                              THE PLAN OF REORGANIZATION

A.     INTRODUCTION

       The following summary and the other descriptions in this Disclosure Statement are qualified in their entirety by reference to the provisions of the Plan and its exhibits, a copy of which is annexed hereto as Exhibit A. It is urged that each Holder of a Claim or Equity Interest carefully review the terms of the Plan.

       In general, a chapter 11 plan of reorganization (i) divides claims and equity interests into separate classes, (ii) specifies the property that each class is to receive under the plan and (iii) contains other provisions necessary to the reorganization of the debtor. Under the Bankruptcy Code, "claims" and "equity interests" are classified rather than "creditors" and "shareholders" because such entities may hold claims or equity interests in more than one class. For purposes of this Disclosure Statement, the term "Holder" refers to the holder of a Claim or Equity Interest, respectively, in a particular Class under the Plan.

       A chapter 11 plan may specify that certain classes of claims or equity interests are either to be paid in full upon effectiveness of the plan or are to remain unchanged by the reorganization effectuated by the plan. Such classes are referred to as "unimpaired" and, because of such favorable treatment, are deemed to accept the plan. Accordingly, it is not necessary to solicit votes from the holders of claims or equity interests in such classes. A chapter 11 plan also may specify that certain classes will not receive any distribution of property or retain any claim against a debtor. Such classes are deemed not to accept the plan and, therefore, need not be solicited to vote to accept or reject the plan.

       THE MAJORITY OF CREDITORS RECEIVING THIS DISCLOSURE STATEMENT AND BALLOTS TO VOTE ON THE PLAN ARE CLASSIFIED IN THE FOLLOWING CLASSES:

       CLASS S4                GENERAL UNSECURED CLAIMS (SYSTEMS ONLY)
       CLASS S5                OLD NOTE CLAIMS (SYSTEMS ONLY)

       The following classes are unimpaired under the Plan, and Holders of Claims in such Classes are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code:

       Class H1, S1, and R1    Other Priority Claims (all Debtors)
       Class R2                LaSalle Secured Claims (Realty ONLY)

       Class H3, S3 and R3  Other Secured Claims (all Debtors)

       The following Classes will receive no distribution nor retain any property under the Plan and are conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code:

       Class H4             General Unsecured Claims (Holdings)
       Class H5             Stonington Preferred Equity Interests (Holdings
                            ONLY)
       Class H6             Rockwell Preferred Equity Interests (Holdings ONLY)
       Class H7, S6 and R7  Equity Interests (all Debtors)

       Payments to be made under the Plan will be made on the Effective Date or as soon thereafter as is practicable, or at such other time or times as are specified in the Plan.

       As set forth in Article III of the Plan, the Debtors believe that under the Plan, each Holder will obtain a recovery in an amount not less than the recovery which otherwise would be obtained if the assets of the Debtors were liquidated under chapter 7 of the Bankruptcy Code.

B.     CLASSIFICATION OF CLAIMS AND INTERESTS

       1.     SUMMARY

       The categories of Claims and Equity Interests and their treatment listed below classify Claims and Equity Interests for all purposes, including voting, confirmation and distribution pursuant to the Plan, except as otherwise provided herein, and pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code. A Claim or Equity Interest shall be deemed classified in a particular Class only to the extent that the Claim or Equity Interest qualifies within the description of that Class and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Equity Interest qualifies within the description of such different Class. A Claim or Equity Interest is in a particular Class only to the extent that such Claim or Equity Interest is Allowed in that Class and has not been paid or otherwise settled prior to the Effective Date.

       The classification of Claims and Equity Interests against Holdings pursuant to this Plan is as follows:

                         CLASS                                  STATUS              VOTING RIGHTS
Class H1     --  Other Priority Claims                       Unimpaired       -- not entitled to vote

Class H2     --  Bank Secured Claims                         Impaired         --  entitled to vote

Class H3     --  Other Secured Claims                        Unimpaired       --  not entitled to vote

Class H4     --  General Unsecured Claims                    Impaired         --  not entitled to vote

Class H5     --  Stonington Preferred Equity Interests       Impaired         --  not entitled to vote

Class H6     --  Rockwell Preferred Equity                   Impaired         --  not entitled to vote

Class H7     --  Equity Interests                            Impaired         --  not entitled to vote

             The classification of Claims and Equity Interests against Systems pursuant to this Plan is as follows:

                         CLASS                                  STATUS              VOTING RIGHTS
Class S1     --  Other Priority Claims                       Unimpaired       --  not entitled to vote

Class S2     --  Bank Secured Claims                         Impaired         --  entitled to vote


                                       -17-

                         CLASS                                  STATUS              VOTING RIGHTS
Class S3     --  Other Secured Claims                        Unimpaired       --  not entitled to vote

CLASS S4     --  GENERAL UNSECURED CLAIMS                    IMPAIRED         --  ENTITLED TO VOTE

CLASS S5     --  OLD NOTE CLAIMS                             IMPAIRED         --  ENTITLED TO VOTE

Class S6     --  Equity Interests                            Impaired         --  not entitled to vote

             The classification of Claims and Equity Interests against Realty pursuant to this Plan is as follows:

                         CLASS                                  STATUS              VOTING RIGHTS
Class R1     --  Other Priority Claims                       Unimpaired       --  not entitled to vote

Class R2     --  LaSalle Secured Claims                      Unimpaired       --  not entitled to vote

Class R3     --  Other Secured Claims                        Unimpaired       --  not entitled to vote

Class R4     --  Bank Unsecured Claims                       Impaired         --  entitled to vote

Class R5     --  General Unsecured Claims                    Impaired         --  entitled to vote

Class R6     --  LaSalle Deficiency Claims                   Impaired         --  entitled to vote

Class R7     --  Equity Interests                            Impaired         --  not entitled to vote

       2.     CLASSIFICATION AND TREATMENT

       a.     ADMINISTRATIVE EXPENSE CLAIMS

       Subject to the provisions of section 330(a) and 331 of the Bankruptcy Code, each Holder of an Allowed Administrative Claim will be paid the full unpaid amount of such Allowed Administrative Claim in Cash on the Effective Date, or upon such other terms as may be agreed upon by such Holder and the Reorganized Debtors or otherwise upon order of the Bankruptcy Court; PROVIDED, HOWEVER, that Allowed Administrative Claims representing obligations incurred in the ordinary course of business or otherwise assumed by the Debtors pursuant to the Plan will be assumed on the Effective Date and paid or performed by the Reorganized Debtors when due in accordance with the terms and conditions of the particular agreements governing such obligations.

       b.     PRIORITY TAX CLAIMS

       On the Effective Date, each Holder of a Priority Tax Claim due and payable on or prior to the Effective Date shall be paid Cash in an amount equal to the amount of such Allowed Claim, or shall be paid on account of its Allowed Claim on such other terms as have been or may be agreed upon by such Holder and the Debtors. The amount of any Priority Tax Claim that is not an Allowed Claim or that is not otherwise due and payable on or prior to the Effective Date, and the rights of the Holder of such Claim, if any, to payment in respect thereof shall (i) be determined in the manner in which the amount of such Claim and the rights of the Holder of such Claim would have been resolved or adjudicated if the Chapter 11 Cases had not been commenced, (ii) survive the Effective Date and Consummation of the Plan as if the Chapter 11 Cases had not been commenced, and (iii) not be discharged pursuant to section 1141 of the Bankruptcy Code. In accordance with section 1124 of the Bankruptcy Code, the Plan shall leave unaltered the legal, equitable, and contractual rights of each Holder of a Priority Tax Claim.

       c.     CLASSIFICATION AND TREATMENT OF CLAIMS AGAINST HOLDINGS

                     CLASS H1:  OTHER PRIORITY CLAIMS (NOT IMPAIRED)

       Under the Plan, Class H1 consists of all Claims against Holdings accorded the priority and right of payment under subsection 507(a) of the Bankruptcy Code (including priority employee salary and wage claims to the extent not paid prior to confirmation pursuant to any first-day orders authorizing payment of prepetition wage, salary and benefits claims), other than a Priority Tax Claim or an Administrative Expense. The legal, equitable and contractual rights of the Holders of Class H1 Claims are unaltered by the Plan. Unless the Holder of such Claim and Holdings agree to a different treatment, each Holder of an Allowed Class H1 Claim shall receive one of the following alternative treatments, at the election of Holdings:

              (i) to the extent then due and owing on the Effective Date, such Claim will be paid in full in Cash by the New Holdings;

              (ii) to the extent not due and owing on the Effective Date, such Claim (A) will be paid in full in Cash by the New Holdings, or (B) will be paid in full in Cash by the New Holdings when and as such Claim becomes due and owing in the ordinary course of business; or

              (iii) such Claim will be otherwise treated in any other manner so that such Claims shall otherwise be rendered unimpaired pursuant to section 1124 of the Bankruptcy Code.

Any default with respect to any Class H1 Claim that existed immediately prior to the filing of the Chapter 11 Case shall be deemed cured upon the Effective Date. Class H1 is not impaired and conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class H1 are not entitled to vote to accept or reject the Plan.

              CLASS H2: BANK SECURED CLAIMS (IMPAIRED)

       Under the Plan, Class H2 consists of all Secured Claims against Holdings arising from or relating to the Prepetition Bank Credit Facility. Under the Plan, the Holders of Class H2 Claims will receive the same treatment as Holders of valid Class S2 Claims described below. Class H2 is impaired and approval of the Plan by Holders of at least two-thirds in amount and one-half in number of Class H2 Claims with respect to which votes are received is required for the Plan to be confirmed. Holdings believes that all Class H2 Claims will be fully satisfied by Systems as Class S2 Claims. As such, Holdings believes that no property or assets of Holdings will be distributed to this Class.

              CLASS H3:  OTHER SECURED CLAIMS (NOT IMPAIRED)

       A secured claim is (i) a Claim against Holdings held by any person or entity, including a judgment creditor of the Debtors, secured by a lien on any asset of Holdings, which lien is valid, perfected and enforceable under applicable law, and is not subject to avoidance under the Bankruptcy Code or applicable non-bankruptcy law, but only to the extent of the value of any interest in property of the Estate securing such Claim; or (ii) a Claim Allowed under the Plan as a Secured Claim. Under the Plan, Class H3 consists of all Secured Claims against Holdings other than the Claims classified in Class H2 above. The Debtors are not aware of any holders of Class H3 other Secured Claims. The legal, equitable and contractual rights of the Holders of Class H3 Claims are unaltered by the Plan. On the Effective Date, each holder of an Allowed Class H3 Claim shall receive one of the following alternative treatments, at the election of Holdings:

              (i) the legal, equitable and contractual rights to which such Claim entitles the Holder thereof shall be unaltered by the Plan;

              (ii) Holdings shall surrender all collateral securing such Claim to the Holder thereof, without representation or warranty by or recourse against Holdings or the New Holdings;

              (iii) such Claim will be otherwise treated in any other manner so that such Claim shall otherwise be rendered unimpaired pursuant to section 1124 of the Bankruptcy Code.

Class H3 is not impaired and conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class H3 are not entitled to vote to accept or reject the Plan.

              CLASS H4: GENERAL UNSECURED CLAIMS (IMPAIRED)

       Under the Plan, Class H4 consists of any Claim against Holdings that is not a Secured Claim, Administrative Claim, Priority Tax Claim or Other Priority Claim. On the Effective Date, the Holders of General Unsecured Claims against Holdings shall neither receive any distributions nor retain any property under the Plan. Class H4 is impaired, but because no distributions will be made to Holders of Class H4 General Unsecured Claims nor will such Holders retain any property, such Holders are deemed to reject the Plan pursuant to section 1126(g) of the Bankruptcy Code. Class H4 is not entitled to vote to accept or reject the Plan.

              CLASS H5: STONINGTON PREFERRED EQUITY INTERESTS (IMPAIRED)

       Under the Plan, Class H5 consists of the Equity Interests of Stonington relating to the 10% Cumulative Senior Preferred Stock of Holdings. On the Effective Date, Holders of such Equity Interests shall neither receive any distributions nor retain any property under the Plan. Under the Plan, all Common and Preferred Stock issued before the Petition Date will be canceled. Class H5 is impaired, but because no distributions will be made to Holders of Class H5 Stonington Preferred Equity Interests nor will such Holders retain any property, such Holders are deemed to reject the Plan pursuant to section 1126(g) of the Bankruptcy Code. Class H5 is not entitled to vote to accept or reject the Plan.

              CLASS H6: ROCKWELL PREFERRED EQUITY INTERESTS (IMPAIRED)

       Under the Plan, Class H6 consists of the Equity Interests of Rockwell International Corporation relating to the 6.5% Redeemable Preferred Stock of Holdings. On the Effective Date, Holders of such Equity Interests shall neither receive any distributions nor retain any property under the Plan. Under the Plan, all Common and Preferred Stock issued before the Petition Date will be canceled. Class H6 is impaired, but because no distributions will be made to Holders of Class H6 Rockwell Preferred Equity Interests nor will such Holders retain any property, such Holders are deemed to reject the Plan pursuant to section 1126(g) of the Bankruptcy Code. Class H6 is not entitled to vote to accept or reject the Plan.

              CLASS H7: EQUITY INTERESTS (IMPAIRED)

       An equity interest means any equity interest of Holdings, including, but not limited to, all issued, unissued, authorized or outstanding shares of stock (including the Common Stock), together with any warrants, options or contract rights to purchase or acquire such interests at any time.

       Under the Plan, Class H6 consists of all Equity Interests against Holdings other than the Equity Interests classified in Classes H5 and H6 above. Under the Plan, all Common and Preferred Stock issued before the Petition Date will be canceled. Class H7 is impaired, but because no distributions will be made to Holders of Class H7 Equity Interests nor will such Holders retain any property, such Holders are deemed to reject the Plan pursuant to section 1126(g) of the Bankruptcy Code. Class H7 is not entitled to vote to accept or reject the Plan.

       d.     CLASSIFICATION AND TREATMENT OF CLAIMS AGAINST SYSTEMS

              CLASS S1:  OTHER PRIORITY CLAIMS (NOT IMPAIRED)

       Under the Plan, Class S1 consists of all Claims against Systems accorded the priority and right of payment under subsection 507(a) of the Bankruptcy Code (including priority employee salary and wage claims to the extent not paid prior to confirmation pursuant to any first-day orders authorizing payment of prepetition wage, salary and benefits claims), other than a Priority Tax Claim or an Administrative Expense. The legal, equitable and contractual rights of the Holders of Class S1 Claims are unaltered by the Plan. Unless the Holder of such Claim and Systems agree to a different treatment, each Holder of an Allowed Class S1 Claim shall receive one of the following alternative treatments, at the election of Systems:

              (i) to the extent then due and owing on the Effective Date, such Claim will be paid in full in Cash by the Reorganized Systems;

              (ii) to the extent not due and owing on the Effective Date, such Claim (A) will be paid in full in Cash by the Reorganized Systems, or (B) will be paid in full in Cash by the Reorganized Systems when and as such Claim becomes due and owing in the ordinary course of business; or

              (iii) such Claim will be otherwise treated in any other manner so that such Claims shall otherwise be rendered unimpaired pursuant to section 1124 of the Bankruptcy Code.

Any default with respect to any Class S1 Claim that existed immediately prior to the filing of the Chapter 11 Case shall be deemed cured upon the Effective Date. Class S1 is not impaired and conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class S1 are not entitled to vote to accept or reject the Plan.

              CLASS S2: BANK SECURED CLAIMS (IMPAIRED)

       Under the Plan, Class S2 consists of all Secured Claims against Systems arising from or relating to the Prepetition Bank Credit Facility. The Prepetition Bank Credit Facility is an agreement dated January 29, 1998 among Systems, Goss Japan, Goss UK, certain lenders designated therein, Bankers Trust Company, as Administrative Agent and Credit Suisse First Boston, as Syndication Agent, together with all related notes, certificates, security agreements, mortgages, pledges, indemnities, collateral assignments, undertakings, guaranties, and other instruments and documents, as each may have been amended or modified from time to time. Under the Plan, on or prior to the Effective Date, each Holder of a Prepetition Bank Secured Claim will be satisfied by the Holder receiving and providing its pro rata share of the Tranche B Revolving Credit Facility and the Term Loan Facility, so that each Class S2 Claim is paid in full. The form and substance of the definitive documentation constituting the Tranche B Revolving Credit Facility and the Term Loan Facility shall be satisfactory to sufficient Holders of Class S2 Claims so that such Class will be deemed to accept such documentation.

              CLASS S3:  OTHER SECURED CLAIMS (NOT IMPAIRED)

       A secured claim is (i) a Claim against Systems held by any person or entity, including a judgment creditor of Systems, secured by a lien on any asset of Systems, which lien is valid, perfected and enforceable under applicable law, and is not subject to avoidance under the Bankruptcy Code or applicable non-bankruptcy law, but only to the extent of the value of any interest in property of the Estate securing such Claim; or (ii) a Claim Allowed under the Plan as a Secured Claim. Under the Plan, Class S3 consists of all Secured Claims against Systems other than the Claims classified in Class S2 above. The Debtors are not aware of any Holders of Class S3 Other Secured Claims. The legal, equitable and contractual rights of the Holders of Class S3 Claims are unaltered by the Plan. On the Effective Date, each holder of an Allowed Class S3 Claim shall receive one of the following alternative treatments, at the election of
Systems:

              (i) the legal, equitable and contractual rights to which such Claim entitles the Holder thereof shall be unaltered by the Plan;

              (ii) Systems shall surrender all collateral securing such Claim to the Holder thereof, without representation or warranty by or recourse against Systems or the Reorganized Systems;

              (iii) such Claim will be otherwise treated in any other manner so that such Claim shall otherwise be rendered unimpaired pursuant to section 1124 of the Bankruptcy Code.

Class S3 is not impaired and conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class S3 are not entitled to vote to accept or reject the Plan.

              CLASS S4: GENERAL UNSECURED CLAIMS (IMPAIRED)

       Under the Plan, Class S4 consists of any Claim against Systems that is not a Secured Claim, Administrative Claim, Priority Tax Claim or Other Priority Claim, and which does not arise from or is related to the 12% notes issued by Systems under the Indenture, dated as of October 15, 1996 between Systems and HSBC as successor indenture trustee. Under the Plan, unless the Holder of such Class S4 General Unsecured Claim and Systems agree to a different treatment, each Holder of an Allowed Class S4 Claim shall be paid the full amount, without interest, of its Allowed Class S4 Claim, payable in three equal installments three, six and nine months after the Effective Date, or on such dates thereafter if the Claim becomes first payable in the ordinary course of business at such time. Unless the Holder of such Claim and Systems agree to a different treatment, and except as otherwise specifically provided herein, each Holder of a non-Allowed Class S4 Claim shall preserve all of its rights, claims and defenses against Systems; provided, however, that if any such non-Allowed Class S4 Claim becomes a liquidated, undisputed, fixed Claim (i) prior to the date that is three months after the Effective Date, such Claim shall be paid as if such Claim were allowed as of the Effective Date, (ii) prior to the date that is six months after the Effective Date, such Claim shall be paid two-thirds of the Allowed amount on the date that is six months after the Effective Date and one-third of the Allowed amount on the date that is nine months after the Effective Date, or (iii) prior to the date that is nine months after the Effective Date, such Claim shall be paid in full on the date that is nine months after the Effective Date; provided, further, that Systems shall preserve all of its rights, claims and defenses against each Holder of a non-Allowed Class S5 Claim. Any default with respect to any Class S4 Claim that existed immediately prior to the filing of the Chapter 11 Cases shall be deemed cured upon the Effective Date. Class S4 is impaired under the Plan approval of the Plan by Holders of at least two-thirds in amount and one-half in number of Class S4 Claims with respect to which votes are received is required for the Plan to be confirmed.

              CLASS S5:  OLD NOTE CLAIMS (IMPAIRED)

       Under the Plan, Class S5 consists of any Claim arising from or relating to the 12% notes issued by Systems under the Indenture, dated as of October 15,
1996 between Systems and HSBC as successor indenture trustee.   On or as soon as
practicable after the Effective Date, each Holder of an Allowed Old Note Claim shall receive in full and final satisfaction of such Claim, a pro rata distribution of the New Notes and a pro rata share of 3,250,000 of New Holdings Common Stock, subject to dilution by the Management Equity as provided under the Lock-Up Agreement. Class S5 is impaired and approval of the Plan by Holders of at least two-thirds in amount and one-half in number of Class S5 Claims with respect to which votes are received is required for the Plan to be confirmed.

              CLASS S6:  EQUITY INTERESTS (IMPAIRED)

       An equity interest means any equity interest of Systems, including, but not limited to, all issued, unissued, authorized or outstanding shares of stock (including the Common Stock), together with any warrants, options or contract rights to purchase or acquire such interests at any time.

       Under the Plan, Class S6 consists of consists of all Equity Interests against Systems. Under the Plan, all Common and Preferred Stock issued before the Petition Date will be canceled. Class S6 is impaired, but because no distributions will be made to Holders of Class S6 Equity Interests nor will such Holders retain any property, such Holders are deemed to reject the Plan pursuant to section 1126(g) of the Bankruptcy Code. Class S6 is not entitled to vote to accept or reject the Plan.

       E.     CLASSIFICATION AND TREATMENT OF CLAIMS AGAINST REALTY

              CLASS R1:  OTHER PRIORITY CLAIMS (NOT IMPAIRED)

       Under the Plan, Class R1 consists of all Claims against Realty accorded the priority and right of payment under subsection 507(a) of the Bankruptcy Code (including priority employee salary and wage claims to the extent not paid prior to confirmation pursuant to any first-day orders authorizing payment of prepetition wage, salary and benefits claims), other than a Priority Tax Claim or an Administrative Expense. The legal, equitable and contractual rights of the Holders of Class R1 Claims are unaltered by the Plan. Unless the Holder of such Claim and Realty agree to a different treatment, each Holder of an Allowed Class R1 Claim shall receive one of the following alternative treatments, at the election of Realty:

              (i) to the extent then due and owing on the Effective Date, such Claim will be paid in full in Cash by the Reorganized Realty;

              (ii) to the extent not due and owing on the Effective Date, such Claim (A) will be paid in full in Cash by the Reorganized Realty, or (B) will be paid in full in Cash by the Reorganized Realty when and as such Claim becomes due and owing in the ordinary course of business; or

              (iii) such Claim will be otherwise treated in any other manner so that such Claims shall otherwise be rendered unimpaired pursuant to section 1124 of the Bankruptcy Code.

Any default with respect to any Class R1 Claim that existed immediately prior to the filing of the Chapter 11 Case shall be deemed cured upon the Effective Date. Class R1 is not impaired and conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class R1 are not entitled to vote to accept or reject the Plan.

              CLASS R2: LASALLE SECURED CLAIMS (NOT IMPAIRED)

       Under the Plan, Class R2 consists of the Secured Claim of LaSalle National Bank arising from or related to the $30,000,000 mortgage by Realty for the benefit of LaSalle National Bank dated July 25, 1997. A Secured Claim against Realty consists of a Claim against Systems that is secured by a lien on property in which Systems has an interest, which lien is valid, perfected and enforceable under applicable law or by reason of a final order, or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy code, or a claim allowed under the Plan as a Secured Claim. The legal, equitable and contractual rights of the Holders of Class R2 Claims are unaltered by the Plan. Unless the Holder of such Claim and Realty agree to a different treatment, each Holder of an Allowed Class R2 Claim shall receive one of the following alternative treatments, at the election of Realty:

              (i) the legal, equitable and contractual rights to which such Claim entitles the Holder thereof shall be unaltered by the Plan;

              (ii) Realty shall surrender all collateral securing such Claim to the Holder thereof, without representation or warranty by or recourse against Realty or the Reorganized Realty; or

              (iii) such Claim will be otherwise treated in any other matter so that such Claims shall otherwise be rendered unimpaired pursuant to section 1124 of the Bankruptcy Code.

Any default with respect to any Class R2 Claim that existed immediately prior to the filing of the Chapter 11 Case shall be deemed cured upon the Effective Date. Class R2 is not impaired and the Holders of Class R2 Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class R2 are not entitled to vote to accept or reject the Plan. Notwithstanding the foregoing, Realty acknowledges that the Holder of the Class R2 Claim may assert that the treatment selected by Realty as provided above constitutes an impairment of such Claim within the meaning of section 1124 of the Bankruptcy Court. Accordingly, the Holder of the Class R2 Claim will be provided with a Ballot for purposes of accepting or rejected the Plan, and, in the event the Bankruptcy Court determines that such Holder is entitled to vote, such Ballot shall be accepted by Realty.

              CLASS R3: OTHER SECURED CLAIMS (NOT IMPAIRED)

       A secured claim is (i) a Claim against Realty held by any person or entity, including a judgment creditor of Realty, secured by a lien on any asset of Realty, which lien is valid, perfected and enforceable under applicable law, and is not subject to avoidance under the Bankruptcy Code or applicable non-bankruptcy law, but only to the extent of the value of any interest in property of the Estate securing such Claim; or (ii) a Claim Allowed under the Plan as a Secured Claim. Under the Plan, Class R3 consists of all Secured Claims against Realty other than the Claims classified in Class R2 above. The Debtors are not aware of any Holders of Class R3 Other Secured Claims. The legal, equitable and contractual rights of the Holders of Class R3 Claims are unaltered by the Plan. On the Effective Date, each holder of an Allowed Class R3 Claim shall receive one of the following alternative treatments, at the election of
Realty:

              (i) the legal, equitable and contractual rights to which such Claim entitles the Holder thereof shall be unaltered by the Plan;

              (ii) Realty shall surrender all collateral securing such Claim to the Holder thereof, without representation or warranty by or recourse against Realty or the Reorganized Realty;

              (iii) such Claim will be otherwise treated in any other manner so that such Claim shall otherwise be rendered unimpaired pursuant to section 1124 of the Bankruptcy Code.

Class R3 is not impaired and conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class R3 are not entitled to vote to accept or reject the Plan.

              CLASS R4: BANK UNSECURED CLAIMS (IMPAIRED)

       Under the Plan, Class R4 consists of any Claim against Realty arising from or relating to the Prepetition Bank Credit Facility, of which Realty is a guarantor. Under the Plan, the Holders of Class R4 Claims will receive the same treatment as Holders of valid Class S2 Claims described above. Class R4 is impaired and approval of the Plan by Holders of at least two-thirds in amount and one-half in number of Class R4 Claims with respect to which votes are received is required for the Plan to be confirmed. Realty believes that all Class R4 Claims will be fully satisfied by Systems as Class S2 Claims. As such, Realty believes that no property or assets of Realty will be distributed to this Class.

              CLASS R5: GENERAL UNSECURED CLAIMS (IMPAIRED)

       Under the Plan, Class R5 consists of any Claim against Realty that is not a Secured Claim, Administrative Claim, Priority Tax Claim or Other Priority
Claim.   On the Effective Date, the Holders of Class

R5 General Unsecured Claims shall share with Class R6, Pro Rata, pari passu, all assets or property of the Realty after payment of Classes R1 through R3.
 Class R5 is impaired and approval of the Plan by Holders of at least two-thirds in amount and one-half in number of Class R5 Claims with respect to which votes are received is required for the Plan to be confirmed. Realty does not believe that there are any Holders of a Class R5 Claim and, therefore, believes that no distribution will be made to this Class.

              CLASS R6: LASALLE DEFICIENCY CLAIM (IMPAIRED)

       Under the Plan, Class R6 consists of the Unsecured Claim arising from or relating to the $30,000,000 mortgage by Realty for the benefit of LaSalle National Bank dated July 25, 1997 in accordance with section 506(a) of the Bankruptcy Code. On the Effective Date, the Holders of Class R6 LaSalle Deficiency Claims against Realty shall share with Class R5, Pro Rata, pari passu, all assets or property of Realty after payment of Classes R1 through R3. Class R6 is impaired and approval of the Plan by Holders of at least two-thirds in amount and one-half in number of Class R6 Claims with respect to which votes are received is required for the Plan to be confirmed.

              CLASS R7:  EQUITY INTERESTS (IMPAIRED)

       An equity interest means any equity interest of Realty, including, but not limited to, all issued, unissued, authorized or outstanding shares of stock (including the Common Stock), together with any warrants, options or contract rights to purchase or acquire such interests at any time.

       Under the Plan, Class R7 consists of all Equity Interests against Realty. Under the Plan, all Common and Preferred Stock issued before the Petition Date will be canceled. Class R7 is impaired, but because no distributions will be made to Holders of Class R7 Equity Interests nor will such Holders retain any property, such Holders are deemed to reject the Plan pursuant to section 1126(g) of the Bankruptcy Code. Class R7 is not entitled to vote to accept or reject the Plan.


                                        III.
                                 FINANCIAL ANALYSIS

A.     LIQUIDATION ANALYSIS

       Pursuant to section 1129(a)(7) of the Bankruptcy Code (sometimes called the "Best Interests Test"), the Bankruptcy Code requires that each holder of an impaired Claim or Equity Interest either (a) accept the Plan or (b) receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the value such holder would receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code on the Effective Date. The first step in meeting this test is to determine the dollar amount that would be generated from the hypothetical liquidation of the Debtors' assets and properties in the context of a chapter 7 liquidation case. The gross amount of cash available would be the sum of the proceeds from the disposition of the Debtors' assets and the cash held by the Debtor at the time of the commencement of the chapter 7 case. Such amount is reduced by the amount of any Claims secured by such assets, the costs and expenses of the liquidation, and such additional administrative expenses and priority claims that may result from the termination of the Debtors' business and the use of chapter 7 for the purposes of a hypothetical liquidation. Any remaining net cash would be allocated to creditors and shareholders in strict priority in accordance with section 726 of the Bankruptcy Code. In valuing the Plan recoveries, the analysis values debt and notes issued under the Plan at par and the New Holdings Common Stock at $74.07 million based upon Stonington's investment of $50 million for 67.5% of the outstanding equity.

       A general summary of the assumptions used by the Debtors' management in preparing the liquidation analysis follows. The more specific assumptions are discussed below.

       1.     ESTIMATE OF NET PROCEEDS

       Estimates were made of the cash proceeds which might be realized from the liquidation of Goss' assets. The chapter 7 liquidation period is assumed to commence on November 30, 1999 and to average six months following the appointment of a chapter 7 trustee. While some assets may be liquidated in less than six months, other assets may be more difficult to collect or sell, requiring a liquidation period substantially longer than six months; this time would allow for the collection of receivables, sale of assets and wind down of daily operations. For certain assets, such as certain real property, estimates of the liquidation proceeds were made for each asset individually. For other assets, such as machinery and equipment, liquidation values were assessed for general classes of assets by estimating the percentage recoveries which Goss might achieve through their disposition.

       The Debtors have assumed disposition of the Goss business and other assets in multiple transactions, rather than the disposition of the Company as an entirety, over a 6 month period commencing on November 30, 1999. The analysis assumes that each foreign business division (Europe and Asia/Pacific operations) would be sold as a going concern within 6 months, and that the Americas division (including the Company's Corporate function) would be liquidated on an orderly basis. There can be no assurance, however, that all or any foreign businesses can be sold as going concerns or that the Company can liquidate all of the Americas operations over 6 months.

       2.     ESTIMATE OF COSTS

       Goss' costs of liquidation under chapter 7 would include the fees payable to a chapter 7 trustee, as well as those which might be payable to attorneys and other professionals that such a trustee may engage. Further, costs of liquidation would include any obligations and unpaid expenses incurred by Goss during the chapter 11 cases and allowed in the chapter 7 case, such as trade obligations, compensation for attorneys, financial advisors, appraisers, accountants and other professionals, and costs and expenses of members of any statutory committee of unsecured creditors appointed by the United States Trustee pursuant to section 1102 of the Bankruptcy Code and any other committee so appointed.

       3.     DISTRIBUTION OF NET PROCEEDS UNDER ABSOLUTE PRIORITY

       The foregoing post-petition types of claims, costs, expenses, fees and such other claims that may arise in a liquidation case would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay prepetition priority and unsecured claims. Under the absolute priority rule, no junior creditor would receive any distribution until all senior creditors are paid in full, and no equity holder would receive any distribution until all creditors are paid in full. THE DEBTORS BELIEVE THAT IN A CHAPTER 7 CASE, GENERAL UNSECURED CREDITORS AND HOLDERS OF BOTH THE OLD NOTES AND THE OLD COMMON STOCK INTERESTS WOULD RECEIVE NO DISTRIBUTIONS OF LIQUIDATION PROCEEDS.

       After consideration of the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors in a chapter 11 case, including (i) the increased costs and expenses of a liquidation under chapter 7 arising from fees payable to a trustee in bankruptcy and professional advisors to such trustee, (ii) the erosion in value of assets in a chapter 7 case in the context of the expeditious liquidation required under chapter 7 and the "forced sale" atmosphere that would prevail, and (iii) substantial increases in claims which would be satisfied on a priority basis, THE DEBTORS HAVE DETERMINED, AS SUMMARIZED ON THE FOLLOWING CHART, THAT CONFIRMATION OF THE PLAN WILL PROVIDE EACH CREDITOR AND EQUITY HOLDER WITH A RECOVERY THAT IS EQUAL TO OR GREATER THAN IT WOULD RECEIVE PURSUANT TO A LIQUIDATION OF THE DEBTORS UNDER CHAPTER 7 OF THE BANKRUPTCY CODE.

                                                                     SUMMARY OF RECOVERIES
                                                                     ---------------------


                                     -26-

DESCRIPTION                                   CLASS NO.            UNDER THE PLAN         CHAPTER 7
-----------                                 --------------         --------------         ---------
Secured Claims                              Classes H2, H3,             100%                 70%
                                            S2, S3, R2, and
                                            R3

General Unsecured Claims                    Classes H4, R4,              0%                   0%
(Holdings and Realty)                       and R5

General Unsecured Claims                    Class S4                    100%                  0%
(Systems)

Old Note Claims                             Class S5                     59%                  0%

LaSalle Deficiency                          Class R6                     0%                   0%
Claims

Equity Interests                            Classes H5, H6,              0%                   0%
                                            H7, S6, and R7

       Moreover, the Debtors believes that the value of the distributions from the liquidation proceeds to each class of Allowed Claims in a chapter 7 case would be the same or less than the value of distributions under the Plan because such distributions in a chapter 7 case may not occur for a substantial period of time. In this regard, it is possible that distribution of the proceeds of the liquidation could be delayed for a year or more after the completion of such liquidation in order to resolve the Claims and prepare for distributions. In the event litigation were necessary to resolve Claims asserted in the chapter 7 case, the delay could be further prolonged and administrative expenses further increased. The effects of this delay on the value of distributions under the hypothetical liquidation have not been considered.

       THE DEBTORS' LIQUIDATION ANALYSIS IS AN ESTIMATE OF THE PROCEEDS THAT MAY BE GENERATED AS A RESULT OF A HYPOTHETICAL CHAPTER 7 LIQUIDATION OF THE ASSETS OF THE DEBTORS. Underlying the liquidation analysis are a number of estimates and assumptions that are inherently subject to significant economic, competitive and operational uncertainties and contingencies beyond the control of the Company or a chapter 7 trustee. Additionally, various liquidation decisions upon which certain assumptions and estimates employed in determining the liquidation values of the Company's assets will result in an accurate estimate of the proceeds which would be realized were the Company to undergo an actual liquidation. The actual amounts of claims against the estate could vary significantly from the Company's estimate, depending on the claims asserted during the pendency of the chapter 7 case. This liquidation analysis does not include liabilities that may arise as a result of litigation, certain new tax assessments or other potential claims. No value was assigned to additional proceeds which might result from the sale of certain items with intangible value. This analysis also does not include potential recoveries from avoidance actions. Therefore, the actual liquidation value of Goss could vary materially from the estimates provided herein.

       The liquidation analysis set forth below was based on the estimated values of Goss' assets immediately prior to the Effective Date. To the extent operations through such date are different than estimated, the asset values may change. These values have not been subject to any review, compilation or audit by any independent accounting firm.

                            GOSS GRAPHIC SYSTEMS INC.
                              LIQUIDATION ANALYSIS
                                   ($ IN 000s)


                                         NOVEMBER 30, 1999
PROCEEDS FROM LIQUIDATION OF AMERICAS:   ESTIMATED BALANCE         ESTIMATED RECOVERY %            ESTIMATED LIQUIDATION
                                         -----------------                                                PROCEEDS

                                                                   LOWER            HIGHER            LOWER               HIGHER
                                                                   -----            ------            -----               ------
   Cash and Investments                     $10,000                 100.0%   -      100.0%          $10,000      -       $10,000

   Accounts and Notes Receivable             68,799                   3.4%   -        5.4%            2,339      -         3,715

   Inventories                               94,941                  12.8%   -       17.5%           12,152      -        16,615

   Other Current Assets                      18,881                   0.0%   -        0.0%                0      -             0

   Net Property, Plant and Equipment         93,035                  42.5%   -       59.8%           39,540      -        55,635

   Goodwill                                 206,781                   0.0%   -        0.0%                0      -             0

   Other Assets                              21,038                   0.0%            0.0%                0      -             0
                                             ------                   ----   -        ----                -                    -

PROCEEDS FROM LIQUIDATION                  $513,474                  12.5%           16.7%           64,031      -        85,965
OF AMERICAS                                --------                  -----   -       -----

PROCEEDS FROM THE SALE OF                                                                            72,386      -        90,023
EUROPEAN OPERATIONS

PROCEEDS FROM THE SALE OF                                                                            66,728      -        84,020
ASIA/PACIFIC OPERATIONS                                                                              ------               ------

TOTAL PROCEEDS AVAILABLE                                                                           $203,145      -       260,008
FOR DISTRIBUTION                                                                                   --------              -------
                                                                                                   --------              -------

TOTAL PROCEEDS AVAILABLE FOR                                                                                             $231,57
DISTRIBUTION, MIDPOINT                                                                                                   -------
                                                                                                                         -------

ALLOCATION OF PROCEEDS:                                 NOVEMBER 30, 1999          ESTIMATED      ESTIMATED %
CHAPTER 7 ADMINISTRATIVE CLAIMS                          ESTIMATED CLAIM            RECOVERY       RECOVERY
                                                         ---------------            --------       --------
   Trustee Fees                                               $6,947                 $6,947           100.0%

   Wind-down Fees                                             26,932                 26,932           100.0%

   Carve-out for Professional Fees                             1,500                  1,500           100.0%
                                                               -----                  -----           ------

     TOTAL CHAPTER 7 ADMINISTRATIVE CLAIMS                    35,380                 35,380           100.0%


PROCEEDS AVAILABLE FOR PAYMENT OF SECURED CLAIMS                                    196,197


SECURED CLAIMS
   DIP Facility                                               50,000                 50,000           100.0%

   Revolver (including letters of credit)                    199,525                118,697            59.5%

   Other Secured Debt                                         29,877                 27,500            92.0%
                                                              ------                 ------            -----

     TOTAL OTHER SECURED CLAIMS                              279,402                196,197            70.2%

PROCEEDS AVAILABLE FOR PAYMENT OF                                                         0
ADMINISTRATIVE CLAIMS

CHAPTER 11 ADMINISTRATIVE CLAIMS

   Professional Fees                                          $4,500                     $0             0.0%
                                                              ------                  -----             ----
     TOTAL CHAPTER 11 ADMINISTRATIVE CLAIMS                    4,500                      0             0.0%


                                     -28-

ALLOCATION OF PROCEEDS:                                 NOVEMBER 30, 1999          ESTIMATED      ESTIMATED %
CHAPTER 7 ADMINISTRATIVE CLAIMS                          ESTIMATED CLAIM            RECOVERY       RECOVERY
                                                         ---------------            --------       --------
PROCEEDS AVAILABLE FOR PAYMENT OF                                                      0
GENERAL UNSECURED CLAIMS

GENERAL UNSECURED CLAIMS
        Old Notes (including accrued interest)
                                                            $232,575                  $0             0.0%

   Trade Accounts Payable                                     81,631                   0             0.0%

   Accrued Liabilities                                        64,789                   0             0.0%

   Other Unsecured Claims (Customer Advances)                 73,782                   0             0.0%
                                                              ------                   -             ----

     TOTAL GENERAL UNSECURED CLAIMS                          452,777                   0             0.0%

PROCEEDS AVAILABLE FOR DISTRIBUTION TO EQUITY                                         $0
                                                                                      --
                                                                                      --

FOOTNOTES TO LIQUIDATION ANALYSIS

CASH AND CASH EQUIVALENTS

       Cash consists of all cash in banks or operating accounts and liquid investments with maturities of three months or less and is assumed to be fully recoverable.

ACCOUNTS AND NOTES RECEIVABLE

       Accounts and notes receivable consist of customer receivables for the sale of presses, after market parts, and other used equipment, and receivables from installation and consulting services. The recovery of accounts and notes receivable is based on management's estimate of collection, given such factors as the aging and historical collection patterns of the receivables, the status of work-in-process orders, customer advances received from customers, and future service, installation, and warranty obligations. For the purposes of this liquidation analysis, it is assumed that the Company will not honor any service and warranty obligations due to the liquidation of the Company. As a result, the liquidation analysis assumes that a very low percentage of accounts receivable will be collected.

INVENTORIES

       Inventories are comprised of raw materials, work-in-process, and finished goods. The overall inventory recovery considers, among other things, reference to advance rates under Goss' post-petition financing facility, and is net of costs incurred to liquidate the inventories.

OTHER CURRENT ASSETS

       Prepaid expenses and other current assets consist primarily of miscellaneous prepaid expenses such as rent, insurance, taxes, and deposits. Prepaids are assumed to have no estimated liquidation value.

PROPERTY, PLANT AND EQUIPMENT

       Property Plant and Equipment includes owned land, buildings, machinery and equipment, and leasehold improvements.

     LAND AND BUILDINGS: The value of Land and Buildings was based upon management's assessment of the value of each property considering both recent appraisals and the effects of the chapter 7 environment.

     MACHINERY AND EQUIPMENT: Machinery and Equipment include manufacturing equipment and office fixtures. The value of machinery and equipment was based upon recent appraisals and management's review of these assets.

     LEASEHOLD IMPROVEMENTS: No separate value has been ascribed in liquidation to leasehold improvements as the value of these improvements will either revert to the purchaser or lessor upon the sale or rejection of leases.

GOODWILL

       Although the liquidation of the Company's tradename and other intangible assets may have value in a liquidation, no liquidation proceeds were assumed from the sale of goodwill or other intangible assets due to the uncertainty of realizable value.

OTHER NON-CURRENT ASSETS

       Other non-current assets primarily include deferred financing costs, club memberships, and other miscellaneous assets. These assets are assumed to have no value in a liquidation.

OTHER SECURED DEBT

       Represents the Company's mortgage debt on the Westmont real estate facility. Liquidation proceeds are based upon recent appraisals and management's best estimate of market value.

TRUSTEE AND PROFESSIONAL FEES

       Trustee fees are estimated at 3% of gross liquidation proceeds. No priority claims, other than trustee and professional fees are assumed.

WIND DOWN COSTS

       Wind down costs consist of corporate overhead, severance, stay bonuses, and other related costs to be incurred during the chapter 7 liquidation period. Management assumes that the liquidation would occur over a nine-month period and that such expenses, costs and overhead would decrease over time.

PROFESSIONAL FEES

       Professional fees represent the costs of a chapter 7 case related to attorneys, accountants, appraisers and other professionals retained by the trustee. Based on management review of the nature of these costs and the outcomes of similar liquidations, fees were estimated to average approximately $1 million per month for six months during the liquidation period.

TRADE ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

       Represents trade accounts payable and accrued liabilities in America, which are general unsecured claims. For the purposes of this liquidation analysis, it is assumed that all foreign trade accounts payable were assumed by the buyer of the foreign operations.

OTHER UNSECURED CLAIMS

       Primarily represents customer advances received from customers in America, which are general unsecured claims. For the purposes of this liquidation analysis, it is assumed that all customer advances liabilities were assumed by the buyer of the foreign operations.

B.     PROJECTIONS

       1.     RESPONSIBILITY FOR AND PURPOSE OF THE PROJECTIONS

       As a condition to confirmation of a plan, the Bankruptcy Code requires, among other things, that the bankruptcy court determine that confirmation is not likely to be followed by a liquidation or the need for further financial reorganization of the debtor. In connection with the development of the Plan, and for purposes of determining whether the Plan satisfies feasibility standards, the Debtors' management has, through the development of financial projections (the "Projections"), analyzed the ability of the Debtors to meet their obligations under the Plan to maintain sufficient liquidity and capital resources to conduct its business. The Projections were also prepared to assist each holder of a Claim in Classes H2, S2, S4, S5, R4, R5, and R6 in determining whether to accept or reject the Plan.

       The Projections should be read in conjunction with the assumptions, qualifications and footnotes to tables containing the Projections set forth herein, the historical consolidated financial information (including the notes and schedules thereto) and the other information set forth in Systems' Annual Report on Form 10-K for the fiscal year ended September 30, 1998, and Systems' Quarterly Report on Form 10-Q for the period ended March 31, 1999. The Projections were prepared in good faith based upon assumptions believed to be reasonable and applied in a manner consistent with past practice. Most of the assumptions about the operations of the business after the assumed Effective Date which are utilized in the Projections were prepared in June 1999 and were based, in part, on economic, competitive, and general business conditions prevailing at the time. While as of the date of this Disclosure Statement such conditions have not materially changed, any future changes in these conditions may materially impact the ability of the Debtors to achieve the Projections.

       THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TOWARDS COMPLYING WITH THE GUIDELINES FOR PROSPECTIVE FINANCIAL STATEMENTS PUBLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS. GOSS' INDEPENDENT ACCOUNTANT HAS NEITHER COMPILED NOR EXAMINED THE ACCOMPANYING PROSPECTIVE FINANCIAL INFORMATION TO DETERMINE THE REASONABLENESS THEREOF AND, ACCORDINGLY, HAS NOT EXPRESSED AN OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT THERETO.

       THE DEBTORS DO NOT, AS A MATTER OF COURSE, PUBLISH PROJECTIONS OF THEIR ANTICIPATED FINANCIAL POSITION, RESULTS OF OPERATIONS OR CASH FLOWS. ACCORDINGLY, THE DEBTORS DO NOT INTEND TO, AND DISCLAIM ANY OBLIGATION TO (A) FURNISH UPDATED PROJECTIONS TO HOLDERS OF CLAIMS OR EQUITY INTERESTS PRIOR TO THE EFFECTIVE DATE OR TO HOLDERS OF NEW COMMON STOCK OR ANY OTHER PARTY AFTER THE EFFECTIVE DATE, (B) INCLUDE SUCH UPDATED INFORMATION IN ANY DOCUMENTS THAT MAY BE REQUIRED TO BE FILED WITH THE SEC, OR (C) OTHERWISE MAKE SUCH UPDATED INFORMATION PUBLICLY AVAILABLE.

       THE PROJECTIONS PROVIDED IN THE DISCLOSURE STATEMENT HAVE BEEN PREPARED EXCLUSIVELY BY THE DEBTORS' MANAGEMENT. THESE PROJECTIONS, WHILE PRESENTED WITH NUMERICAL SPECIFICITY, ARE NECESSARILY BASED ON A VARIETY OF ESTIMATES AND ASSUMPTIONS WHICH, THOUGH CONSIDERED REASONABLE BY MANAGEMENT, MAY NOT BE REALIZED, AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF

WHICH ARE BEYOND THE DEBTORS' CONTROL. THE DEBTORS CAUTION THAT NO REPRESENTATIONS CAN BE MADE AS TO THE ACCURACY OF THESE FINANCIAL PROJECTIONS OR TO THE REORGANIZED DEBTORS' ABILITY TO ACHIEVE THE PROJECTED RESULTS.
SOME ASSUMPTIONS INEVITABLY WILL NOT MATERIALIZE. FURTHER, EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THESE PROJECTIONS WERE PREPARED MAY BE DIFFERENT FROM THOSE ASSUMED OR, ALTERNATIVELY, MAY HAVE BEEN UNANTICIPATED, AND THUS THE OCCURRENCE OF THESE EVENTS MAY AFFECT FINANCIAL RESULTS IN A MATERIAL AND POSSIBLY ADVERSE MANNER. THE PROJECTIONS, THEREFORE, MAY NOT BE RELIED UPON AS A GUARANTY OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR.

       FINALLY, THE FOLLOWING PROJECTIONS INCLUDE ASSUMPTIONS AS TO THE ENTERPRISE VALUE OF THE REORGANIZED DEBTORS, THE FAIR VALUE OF ITS ASSETS AND ITS ACTUAL LIABILITIES AS OF THE EFFECTIVE DATE. THE REORGANIZED DEBTORS WILL BE REQUIRED TO MAKE SUCH ESTIMATIONS AS OF THE EFFECTIVE DATE. SUCH DETERMINATION WILL BE BASED UPON THE FAIR VALUES AS OF THAT DATE, WHICH COULD BE MATERIALLY GREATER OR LOWER THAN THE VALUES ASSUMED IN THE FOREGOING ESTIMATES.

       2.     SUMMARY OF SIGNIFICANT ASSUMPTIONS

       The Debtors have developed the Projections (summarized below) to assist both creditors and shareholders in their evaluation of the Plan and to analyze its feasibility. THE PROJECTIONS ARE BASED UPON A NUMBER OF SIGNIFICANT ASSUMPTIONS DESCRIBED BELOW. ACTUAL OPERATING RESULTS AND VALUES MAY AND WILL VARY FROM THOSE PROJECTED.

              a.     FISCAL YEARS

       Goss' fiscal year ends on December 31 of each year.

              b.     PLAN TERMS AND CONSUMMATION

       The Projections assume an Effective Date of December 1, 1999 with Allowed Claims and Equity Interests treated in accordance with the treatment provided in the Plan with respect to such Allowed Claims and Equity Interests. Whether or not consummation of the Plan occurs on or about December 1, 1999, there is no guarantee that, among other things, the trade creditors will support Goss as projected. A material reduction in trade credit and terms would materially impact Goss' ability to achieve the projected results. Further, if the Effective Date does not occur by December 1, 1999, additional bankruptcy expenses will be incurred until such time as a plan of reorganization is confirmed. These expenses could significantly impact Goss' results of operations and cash flows.

              c.     ASSUMPTIONS PRECEDING THE EFFECTIVE DATE

       As a basis for the Projections, management has estimated the operating results for the period of time leading up to the Effective Date. Specifically, it has been assumed that during the chapter 11 cases, trade vendors will continue to provide Goss with goods on customary terms and credit.

       d.     GENERAL ECONOMIC CONDITIONS

       The Projections were prepared assuming that economic conditions in the markets served by Goss do not differ significantly over the next four years from current economic conditions. Inflation in revenues and costs is assumed to remain relatively low.

       e.     REVENUES

       Goss' projected revenues reflect an assumed increase in revenues of approximately 2% from 1999 to 2000, 5.9% from 2000 to 2001, 3.2% from 2001 to
2002 and 1.0% from 2002 to 2003. Projected revenues are based upon the Company's assessment of future orders, taking into consideration timing and risk factors, and assume the stabilization of the business and the return to the company's historical operating environment. The assumed increases in revenues are based upon the assumptions as to general market conditions referred to above, certain growth rate assumptions, and through current and future new product development.

       f.     GROSS MARGINS

       Gross margins show a gradual increase from 2000 levels as a result of planned cost reduction initiatives and the anticipated expansion of the parts and service business, which historically has generated higher margins than press sales.



       g.     INCOME TAXES

       The Debtor anticipates having substantial NOL carryforwards on the Effective Date, which will be used to offset future domestic income. Projected tax expense is related to taxes payable on income generated by the Company's foreign operations.

       h.     WORKING CAPITAL

       Working capital components have been estimated based upon underlying sales volumes and the analysis of historical averages. Given the nature of the business, working capital requirements for Goss swing greatly at any point in time.

       i.     CAPITAL EXPENDITURES

       Capital expenditures consist of investments in new machinery and equipment, computer systems, and technological improvements. The Projections assume a level of capital expenditures which, consistent with management's business plan, can be supported by the capital structure and forecast operating results of Reorganized Goss.

       j.     EBITDA

       EBITDA is defined for purposes of the Projections as earnings before interest expense, income tax provision, depreciation and amortization, unusual items, reorganization items, and extraordinary items.

       k.     INTEREST EXPENSE

       Interest expense reflects interest on the $112.5 million of New Notes, interest on obligations under capital leases and interest on the post-petition exit facility and other miscellaneous indebtedness. The New

Notes will be unsecured obligations of New Holdings and will mature six years from the Effective Date (2005). For the first two years following the Effective Date, the New Notes will be payable semi-annually via the issuance of additional New Notes. Thereafter interest shall be payable in cash.

       l.     POST PETITION EXIT FACILITY

       Reorganized Goss is assumed to enter into a new four year revolving credit and term loan facility as set forth in the Lock-Up Agreement (the "Post Petition Exit Facility")

       3.      SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

       Except for historical information, statements contained in this Disclosure Statement and incorporated by reference, including the projections in this section, may be considered "forward-looking statements" within the meaning of federal securities law. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, general economic and business conditions, the competitive environment in which Goss operates and will operate, the success or failure of Goss in implementing its current business and operational strategies, the level of vendor trade support, labor relations and labor costs, the ability of Goss to maintain and improve its revenues and margins, the liquidity of Goss on a cash flow basis (including the ability to comply with the financial covenants of its credit arrangements and to fund Goss capital expenditure program). For additional information about Goss and relevant risk factors, see Section XII, Risk Factors.

       4.     FINANCIAL PROJECTIONS

The financial projections prepared by management are summarized in the following tables. Specifically, the attached tables include:

       a. Pro-forma Reorganized Goss balance sheet at November 30, 1999 ("Estimated Pre-Consummation"), including all reorganization adjustments.

       b. Projected balance sheets for fiscal years ending in 2000 through 2003.

       c. Projected income statements for the fiscal years ending in 2000 through 2003.

       d. Projected statements of cash flow for the fiscal years ending 2000 through 2003.

    All captions in the attached projections do not respond exactly to Goss' historical external reporting; some captions have been combined for presentation purposes.

                    REORGANIZED GOSS GRAPHIC SYSTEMS, INC.
                 UNAUDITED PRO-FORMA REORGANIZED BALANCE SHEET
                     REFLECTING REORGANIZATION ADJUSTMENTS
                                  ($ IN 000S)

                                                                 PLAN OF            ESTIMATED
                                          PRE-ESTIMATED      REORGANIZATION           POST-
                                          CONSUMMATION        ADJUSTMENTS         CONSUMMATION(g)
                                          -------------      --------------       ---------------
ASSETS
  Cash (including China)                  $      16,206                           $        16,206
  Accounts Receivable, Net                      160,390                                   160,390
  Inventories, Net                              205,448                                   205,448
  Other Current Assets                           29,497                                    29,497
                                          -------------                           ---------------
     TOTAL CURRENT ASSETS                       411,541                                   411,541


Net Property, Plant and Equipment               134,928 (h)                               134,928
Net Goodwill                                    296,308                                   296,308
Other Assets                                     28,160                                    28,160
                                          -------------                           ---------------
     TOTAL ASSETS                         $     870,938                  $0       $       870,938
                                          =============      ==============       ===============


LIABILITIES & EQUITY
 CURRENT LIABILITIES

   Trade Payables                         $     157,435                           $       157,435
   Customer Advances                            127,926                                   127,926
   Accrued Interest on the Old Notes              7,875      $       (7,875) (a)            -
   Other Accrued Liabilities                    154,916                                   154,916
   Prepetition revolver (plus China)            188,325            (188,325) (b)            -
   DIP Facility                                  45,149             (45,149) (b)            -
   Current Portion of Long-Term Debt              4,318 (h)                                 4,318
                                          -------------       -------------       ---------------

        TOTAL CURRENT LIABILITIES               685,644            (241,349)              444,595


NON-CURRENT LIABILITIES
   Old Notes                                    225,000            (225,000) (a)            -
   Post-petition exit facility                       -              233,474 (c)           183,474
                                                                    (50,000) (d)
   Long-Term Debt, Net of Current Portion        16,716 (h)                                16,716
   New Notes                                         -              112,500 (e)           112,500
   Other Long-Term Liabilities                   49,987                                    49,987
   Minority Interest                              8,610                                     8,610
                                          -------------      --------------       ---------------
        TOTAL NON-CURRENT                       300,314              70,974               371,288

Retained Earnings                              (302,640)             85,900 (a)           (11,001)
                                                                      7,875 (a)

                                     -36-

                    REORGANIZED GOSS GRAPHIC SYSTEMS, INC.
                 UNAUDITED PRO-FORMA REORGANIZED BALANCE SHEET
                     REFLECTING REORGANIZATION ADJUSTMENTS
                                  ($ IN 000S)


                                                                    197,684(f)
Currency Translation                           (10,544)                                   (10,544)
Shareholders Equity                            197,864             (197,864)(f)            76,600
                                                                     76,600(d)
                                          -------------      --------------       ---------------
        TOTAL EQUITY                          (115,320)             170,375                55,055

        TOTAL LIABILITIES & EQUITY        $     870,938                  $0       $       870,938
                                          =============      ==============       ===============

NUMBERS MAY NOT TOTAL DUE TO ROUNDING.


    NOTES TO PRO-FORMA REORGANIZED BALANCE SHEET

    (a) The Plan provides for, among other things, a deleveraging of Goss through an exchange of all of the Company's Senior Subordinated Notes (plus all accrued but unpaid interest) for $112.5 million of 12.25% New Senior Subordinated Notes and 3,250,000 shares of Restructured Common Stock. This amount represents the forgiveness of obligations owing in respect of the Senior Subordinated Notes.

    (b) These amounts represent the Company's outstanding borrowings under the Pre-petition Revolver and the DIP facility, which, under the terms of the Plan of Reorganization, will be paid off by the Post Petition Exit Facility and the Stonington Capital Contribution.

    (c) Represents the anticipated borrowings under the post petition Exit Facility upon emergence from bankruptcy. This amount is equal to the Company's Pre-petition Revolver (plus China) plus the DIP facility (both of which will paid off by the Post Petition Exit Facility and the Stonington Capital Contribution upon emergence from bankruptcy).

    (d) Represents a $50 million equity contribution by Stonington to the Company, a $24.1 million equity value for the 32.5% of Restructured Common Stock received by the New Senior Subordinated Noteholders in exchange for the Old Senior Subordinated Notes, and $2.5 million for Restructured Restricted Common Stock issuable to management in accordance with the restructuring Plan and Lock-Up Agreement.

    (e) This amount represents the issuance of the new 12.25% Senior Subordinated Notes due 2005.

    (f)    Represents the cancellation of all old common stock.

    (g) Estimated Post-Consummation balance sheet numbers consolidate Goss and New Holdings.

    (h) Assumes that the Company has disposed of the Westmont property and satisfied the related mortgage.

                     REORGANIZED GOSS GRAPHIC SYSTEMS, INC.
                             PROJECTED INCOME STATEMENTS
                            FISCAL YEARS 2000 THROUGH 2003
                                     ($ IN 000S)

                                                  FOR THE FISCAL YEAR ENDING
                                     ------------------------------------------------------
                                     DECEMBER       DECEMBER        DECEMBER       DECEMBER
                                        31,            31,             31,           31,
                                       2000           2001            2002           2003
                                     --------       --------        --------       --------
Sales                                $758,332       $772,000        $797,000       $803,000

Cost of Sales                         638,525        633,040         647,961        648,824
                                     --------       --------        --------       --------
   GROSS PROFIT                       119,807        138,960         149,039        154,176

Total Operating Expenses               86,733         88,500          89,000         90,800

Other (Income)/Expense                   (279)             -               -              -
Goodwill Amortization                   8,064          8,100           8,100          8,100
                                     --------       --------        --------       --------
  EARNINGS BEFORE INTEREST             25,288         42,360          51,939         55,276
   AND TAXES

  Interest Expense                     33,983         32,491          32,274         30,868
  Taxes (Benefit)                       5,737          8,000           8,800          8,800
  Minority Interest                     1,609          1,609           1,609          1,609
                                     --------       --------        --------       --------
             NET INCOME              $(16,040)      $    261        $  9,256       $ 13,999
                                     --------       --------        --------       --------
                                     --------       --------        --------       --------
SUPPLEMENTAL DATA:
  Interest Expense                     33,983         32,491          32,274         30,868
  Taxes                                 5,737          8,000           8,800          8,800
  Depreciation                         18,520         14,266          14,453         14,834
  Amortization                          8,064          8,100           8,100          8,100
  Other                                   242              -               -              -
                                     --------       --------        --------       --------
             EBITDA                  $ 50,506       $ 63,118        $ 72,883       $ 76,601
                                     --------       --------        --------       --------
                                     --------       --------        --------       --------

NUMBERS MAY NOT TOTAL DUE TO ROUNDING.

                     REORGANIZED GOSS GRAPHIC SYSTEMS, INC.
                  UNAUDITED PROJECTED REORGANIZED BALANCE SHEET
                                   ($ IN 000S)

                                                                        AS OF
                                              ---------------------------------------------------------
                                               DECEMBER        DECEMBER        DECEMBER        DECEMBER
                                                  31,             31,             31,             31,
                                                 2000            2001            2002            2003
                                              ---------       ---------       ---------       ---------
ASSETS
  Cash (including China)                      $  21,034       $  20,000       $  20,000       $  20,000
  Accounts Receivable, Net                      142,077         163,308         168,596         169,865
  Inventories, Net                              234,864         176,231         176,466         176,466
  Other Current Assets                           21,015          21,015          21,015          21,015
                                              ---------       ---------       ---------       ---------
             TOTAL CURRENT ASSETS               418,990         380,553         386,077         387,346

Net Property, Plant and Equipment               132,811         134,545         138,093         143,259
Net Goodwill                                    287,121         279,021         270,921         262,821
Other Assets                                     27,735          27,736          27,736          27,736
                                              ---------       ---------       ---------       ---------
             TOTAL ASSETS                     $ 866,658       $ 821,856       $ 822,826       $ 821,162
                                              ---------       ---------       ---------       ---------
                                              ---------       ---------       ---------       ---------

LIABILITIES & EQUITY
CURRENT LIABILITIES
  Trade Payables                              $ 136,931       $ 121,616       $ 125,132       $ 125,130
  Customer Advances                             161,312         159,708         164,880         164,880
  Other Accrued Liabilities                     139,482         125,000         125,000         125,000
  Current Portion of Long-Term Debt               4,288           4,300           4,300           4,300
                                              ---------       ---------       ---------       ---------
             TOTAL CURRENT LIABILITIES          442,013         410,624         419,312         419,311


NON-CURRENT LIABILITIES
 Long-Term Debt, Net of Current Portion          14,978          11,778           8,578           5,378
 Post-petition exit facility                    188,625         161,859         146,486         132,424
 New senior subordinated notes                  127,997         142,700         142,700         142,700
 Other Long-Term Liabilities                     49,987          49,987          49,987          49,987
 Minority Interest                               10,456          12,065          13,674          15,283
                                              ---------       ---------       ---------       ---------
             TOTAL NON-CURRENT LIABILITIES      392,043         378,389         361,425         345,772

 Retained Earnings                             (203,856)       (203,616)       (194,370)       (180,378)
 Currency Translation                           (11,406)        (11,406)        (11,406)        (11,406)
 Shareholders Equity                            247,864         247,864         247,864         247,864
                                              ---------       ---------       ---------       ---------
             TOTAL EQUITY                        32,602          32,842          42,088          56,080

             TOTAL LIABILITIES & EQUITY       $ 866,658       $ 821,856       $ 822,826       $ 821,162
                                              ---------       ---------       ---------       ---------
                                              ---------       ---------       ---------       ---------

NUMBERS MAY NOT TOTAL DUE TO ROUNDING.

                     REORGANIZED GOSS GRAPHIC SYSTEMS, INC.
                             STATEMENT OF CASH FLOWS
                         FISCAL YEARS 2000 THROUGH 2003
                                   ($ IN 000S)

                                                                             FOR THE FISCAL YEAR ENDING
                                                             --------------------------------------------------------
                                                              DECEMBER        DECEMBER       DECEMBER        DECEMBER
                                                                 31,             31,            31,             31,
                                                                2000            2001           2002            2003
                                                             ---------        --------       --------        --------
Net Income                                                   $(16,040)        $    216       $  9,256        $ 13,999
  Depreciation                                                 18,520           14,266         14,453          14,834
  Amortization, goodwill                                        8,064            8,100          8,100           8,100
Changes in Assets and Liabilities:
  (Increase) Decrease in Accounts Receivable                    9,674          (21,230)        (5,288)         (1,269)
  (Increase) Decrease in Inventory                            (41,347)          58,633           (235)              -
  (Increase) Decrease in Other Current Assets                   6,578                -              -               -
  Increase (Decrease) in Trade Payables                       (31,795)         (15,315)         3,515              (1)
  Increase (Decrease) in Customer Advances                     36,293           (1,603)         5,172               -
  Increase (Decrease) in Non-cash Interest (PIK)               14,348           14,703              -               -
  Increase (Decrease in Other Accrued Liabilities              (6,213)         (14,482)             -               -
                                                             ---------        --------       --------        --------
  Net cash from operations                                     (1,917)          43,332         34,973          35,662

INVESTING ACTIVITIES
  Capital Expenditures                                        (16,403)         (16,000)       (18,000)        (20,000)
  Other                                                         1,368            1,600          1,600           1,600
                                                             ---------        --------       --------        --------
  Net cash from investing activities                          (15,035)         (14,400)       (16,400)        (18,400)

             Operating Cash Flow                              (16,953)          28,932         18,573          17,262

FINANCING ACTIVITIES

  Repayment of mortgage notes & term loan                      (2,419)          (3,200)        (3,200)         (3,200)
  Net borrowings (paydown) under bank facility                 23,928          (26,766)       (15,373)        (14,062)
                                                             ---------        --------       --------        --------
  Net cash from financing activities                           21,509          (29,966        (18,573)        (17,262)

Net increase (decrease) in cash                                 4,556           (1,034)             -               -
Cash and Cash Equivalents, Beginning                           16,477           21,034         20,000          20,000
                                                             ---------        --------       --------        --------
ENDING CASH BALANCE                                          $ 21,034         $ 20,000       $ 20,000        $ 20,000
                                                             ---------        --------       --------        --------
                                                             ---------        --------       --------        --------

NUMBERS MAY NOT TOTAL DUE TO ROUNDING.

                                        IV.
                       PROCEDURES FOR TREATMENT OF DISPUTED,
                         CONTINGENT AND UNLIQUIDATED CLAIMS

A.     RESOLUTION OF DISPUTED CLAIMS

       1.     PROSECUTION OF OBJECTIONS TO CLAIMS

       After the Confirmation Date, the Debtors and the Reorganized Debtors shall have the exclusive authority to File objections, settle, compromise, withdraw or litigate to judgment objections to Claims. From and after the Confirmation Date, the Debtors and the Reorganized Debtors may settle or compromise any Disputed Claim without approval of the Bankruptcy Court. The Debtors also reserve the right to resolve any Disputed Claims outside the Bankruptcy Court under applicable governing law.

       2.     ESTIMATION OF CLAIMS

       The Debtors or the Reorganized Debtors may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Debtors or the Reorganized Debtor has previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount will constitute either the allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the Debtors or Reorganized Debtors may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim. All of the aforementioned Claims objection, estimation and resolution procedures are cumulative and not necessarily exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court.

       3.     PAYMENTS AND DISTRIBUTIONS ON DISPUTED CLAIMS

       Notwithstanding any provision in the Plan to the contrary, except as otherwise agreed by the Reorganized Debtors in their sole discretion, no partial payments and no partial distributions will be made with respect to a Disputed Claim until the resolution of such disputes by settlement or Final Order. Subject to the provisions of the Plan, as soon as practicable after a Disputed Claim becomes an Allowed Claim, the Holder of such Allowed Claim will receive all payments and distributions to which such Holder is then entitled under the Plan. Notwithstanding the foregoing, any Person or Entity who holds both an Allowed Claim(s) and a Disputed Claim(s) will receive the appropriate payment or distribution on the Allowed Claim(s), although, except as otherwise agreed by the Reorganized Debtors in their sole discretion, no payment or distribution will be made on the Disputed Claim(s) until such dispute is resolved by settlement or Final Order. In the event there are Disputed Claims requiring adjudication and resolution, the Debtors reserve the right, or upon order of the Court, to establish appropriate reserves for potential payment of such claims.

B.     ALLOWANCE OF CLAIMS AND INTERESTS

       Except as expressly provided in the Plan or any order entered in the Chapter 11 Cases prior to the Effective Date (including the Confirmation Order), no Claim or Equity Interest shall be deemed Allowed, unless and until such Claim or Equity Interest is deemed Allowed under the Code or the Bankruptcy Court enters a Final Order in the Chapter 11 Cases allowing such Claim or Equity Interest. Except as expressly provided in the Plan or any order entered in the Chapter 11 Cases prior to the Effective Date (including the Confirmation Order), the Reorganized Debtors after confirmation will have and retain any and all rights and defenses the Debtors had with respect to any Claim or Equity Interest as of the date the appropriate Debtor filed its petition for relief under the Bankruptcy Code.

All Claims of any entity that owes money to the Debtors shall be disallowed unless and until such entity pays the amount it owes the Debtors in full. Any objection to an Administrative Claim, Priority Claim or Secured Claim must be filed and served within ninety (90) days of the Effective Date.

C.     CONTROVERSY CONCERNING IMPAIRMENT

       If a controversy arises as to whether any Claims or Equity Interests, or any Class of Claims or Equity Interests, are Impaired under the Plan, the Bankruptcy Court shall, after notice and a hearing, determine such controversy before the Confirmation Date.


                                         V.
                          TREATMENT OF EXECUTORY CONTRACTS
                                AND UNEXPIRED LEASES

A.     ASSUMPTION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

       Immediately prior to the Effective Date, all executory contracts or unexpired leases of the Reorganized Debtors will be deemed assumed in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code except those executory contracts and unexpired leases that (1) have been rejected by order of the Bankruptcy Court, (2) are the subject of a motion to reject pending on the Effective Date, (3) are identified on a list to be filed with the Bankruptcy Court on or before the Confirmation Date, as to be rejected, or (4) are rejected pursuant to the terms of the Plan. Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions and rejections pursuant to sections 365(a) and 1123 of the Bankruptcy Code.

       The Debtors will determine which of their executory contracts should be assumed or rejected at or prior to confirmation by analyzing all information pertinent to that determination including the costs associated with continuing or rejecting their executory contracts and the benefit to the estates against which such costs must be compared.

B.     CLAIMS BASED ON REJECTION OF EXECUTORY CONTRACTS OR UNEXPIRED LEASES

       All proofs of claim with respect to Claims arising from the rejection of executory contracts or unexpired leases, if any, must be Filed with the Bankruptcy Court within sixty (60) days after the date of entry of an order of the Bankruptcy Court approving such rejection. Any Claims arising from the rejection of an executory contract or unexpired lease not Filed within such times will be forever barred from assertion against the Debtors or Reorganized Debtors, their estates and property unless otherwise ordered by the Bankruptcy Court or provided in this Plan, all such Claims for which proofs of claim are required to be Filed will be, and will be treated as, General Unsecured Claims subject to the provisions of Article VIII of the Plan.

C.     CURE OF DEFAULTS FOR EXECUTORY CONTRACTS AND UNEXPIRED LEASES ASSUMED

       Any monetary amounts by which each executory contract and unexpired lease to be assumed pursuant to the Plan is in default shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash on the Effective Date or on such other terms as the parties to such executory contracts or unexpired leases may otherwise agree. In the event of a dispute regarding: (1) the amount of any cure payments, (2) the ability of the Reorganized Debtors or any assignee to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (3) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving the dispute and approving the assumption.

D.     INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES

       The obligations of the Debtors to indemnify any Person or Entity serving at any time on or prior to the Effective Date as one of their directors, officers or employees by reason of such Person's or Entity's service in such capacity, or as a director, officer or employee of any other corporation or legal entity, to the extent provided in the Debtors constituent documents, by a written agreement with the Debtors, the Delaware General Corporation Law or the Delaware LLC Law, shall be deemed and treated as executory contracts that are assumed by the Debtors pursuant to the Plan and section 365 of the Bankruptcy Code as of the Effective Date. Accordingly, such indemnification obligations shall be treated as General Unsecured Claims, and shall survive unimpaired and unaffected by entry of the Confirmation Order, irrespective of whether such indemnification is owed for an act or event occurring before or after the Petition Date.

E.     COMPENSATION AND BENEFIT PROGRAMS

       Except as otherwise expressly provided hereunder, all employment and severance policies, and all compensation and benefit plans, policies, and programs of the Debtors applicable to their employees, retirees and non-employee directors and the employees and retirees of its subsidiaries, including, without limitation, all savings plans, retirement plans, health care plans, disability plans, severance benefit plans, incentive plans, and life, accidental death, and dismemberment insurance plans are treated as executory contracts under the Plan and on the Effective Date will be assumed pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code.


                                         VI.
                         MEANS FOR IMPLEMENTATION OF THE PLAN

A.     CONTINUED CORPORATE EXISTENCE AND VESTING OF ASSETS IN THE REORGANIZED
       DEBTORS

       Systems and Realty shall, as Reorganized Debtors, continue to exist after the Effective Date as separate corporate entities, with, in the case of Systems, all the powers of a corporation or, in the case of Realty, a limited liability company under the laws of the State of Delaware and without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) under such applicable state law. As of the Effective Date, Holdings shall be merged into New Holdings with New Holdings becoming the surviving entity.
Except as otherwise provided in the Plan, the Lock-Up Agreement, the New Notes, or any agreement, instrument or indenture relating thereto, on or after the Effective Date, all property of the Estates, and any property acquired by the Debtors or the Reorganized Debtors under the Plan, shall vest in the Reorganized Debtor, free and clear of all Claims, liens, charges, or other encumbrances and Equity Interests. On and after the Effective Date, the Reorganized Debtors may operate their business and may use, acquire or dispose of property and compromise or settle any Claims or Equity Interests, without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan and the Confirmation Order. In accordance with section 1109(b) of the Bankruptcy Code, nothing in the Plan shall preclude any party in interest from appearing and being heard on any issue in the Chapter 11 Cases.

B.     CANCELLATION OF NOTES, INSTRUMENTS, DEBENTURES, COMMON STOCK AND STOCK
       OPTIONS

       On the Effective Date, except to the extent provided otherwise in the Plan, (i) all notes, instruments, certificates, and other documents evidencing the Bank Secured Claims, Other Secured Claims, and Prepetition Bank Lender Claims, (ii) the Old Notes, and (iii) all Equity Interests, including all Common Stock and Member Interests, shall be canceled and the obligations of the Debtors thereunder, shall be discharged. On the Effective Date, except to the extent provided otherwise in the Plan, any indenture relating to any of the foregoing, including, without limitation, the Old Note Indenture, shall be deemed to be canceled, as permitted by section 1123(a)(5)(F) of the Bankruptcy Code, and the obligations of the Debtors thereunder, except for the obligation to indemnify the Old Notes Indenture Trustee, shall be discharged; PROVIDED HOWEVER, that the indenture or other agreement that governs the rights of the Holder of a Claim and that is administered by the Old Notes Indenture
Trustee, an agent or servicer shall continue in effect solely for the purposes of (i) allowing such Old Notes Indenture Trustee, agent or servicer to make the distributions to be made on account of such Claims under the Plan and (ii) permitting such Old Indenture Trustee, agent or servicer to maintain any rights or liens it may have for fees, costs and expenses under such indenture or other agreement. Upon payment in full of the fees and expenses of the Old Notes Indenture Trustee pursuant to Section VII.B. of the Plan, the liens (if any) of the Old Notes Indenture Trustee shall terminate.

C.     ISSUANCE OF NEW SECURITIES; EXECUTION OF RELATED DOCUMENTS

       On the Effective Date, the Reorganized Debtors shall issue all securities, notes instruments, certificates, and other documents of the Debtors required to be issued pursuant to the Plan, including, without limitation, the New Notes, the New Bank Credit Facility, the New Holdings Common Stock, the New Systems Common Stock and the New Realty Member Interests, each of which shall be distributed as provided in the Plan. The Reorganized Debtors shall execute and deliver such other agreements, documents and instruments, including the New Notes Indenture, as are required to be executed pursuant to the terms of the Plan or the Lock-Up Agreement. The New Notes and the New Notes Indenture shall be in a form and substance substantially similar to the Old Notes and the Old Notes Indenture. Any change to the Old Notes or the Old Notes Indenture shall be reasonably satisfactory to the Creditors' Committee and the postpetition lenders.

D.     NEW HOLDINGS COMMON STOCK

       In exchange for receiving the New Systems Common Stock and in exchange for the treatment provided to Class H2 Claims by Systems, on the Effective Date, New Holdings will transfer to Systems the New Holdings Common Stock and the New Notes for distribution in accordance with the terms of the Plan.

E.     NEW SYSTEMS COMMON STOCK

       In exchange for receiving the New Holdings Common Stock and the New Notes, on the Effective Date Systems will transfer to New Holdings the New Systems Common Stock.

F.     NEW REALTY MEMBER INTERESTS

       In exchange for the treatment provided to Class R4 Claims by Systems, on the Effective Date, Realty will transfer to Systems the New Realty Member Interests.

G.     CORPORATE GOVERNANCE, DIRECTORS AND OFFICERS, AND CORPORATE ACTION

       Subject to any requirement of Bankruptcy Court approval pursuant to section 1129(a)(5) of the Bankruptcy Code, as of the Effective Date, the initial officers and member of the Reorganized Debtors shall be the officers and member of the Debtors immediately prior to the Effective Date. Pursuant to section 1129(a)(5), the Debtors will disclose, on or prior to the Confirmation Date, identity and affiliations of any Person proposed to serve (i) on the initial board of directors of the New Holdings and Systems and (ii) to serve as a member of the Reorganized Realty. To the extent any such Person is an Insider, the nature of any compensation for such Person will also be disclosed. The classification and composition of the boards of directors and the membership shall be consistent with the Amended Certificates of Incorporation or Formation. Each such director, officer and member shall serve from and after the Effective Date pursuant to the terms of the Amended Certificates of Incorporation or Formation, other constituent documents, the Delaware General Corporation Law or the Delaware LLC Law.

       1.     OFFICERS AND DIRECTORS OF SYSTEMS

The following table sets forth certain information with respect to the current officers of Systems:

       NAME                                            POSITION
-------------------------------    ---------------------------------------------------
James P. Sheehan                   Chairman of the Board, President and Chief
                                   Executive Officer

Alex G. Brnilovich, Jr,            Executive Vice President - Americas

Joseph P. Gaynor, III              Executive Vice President of Finance &
                                   Administration & Chief Financial Office

Richard J. Sutis                   Executive Vice President, Asia Pacific

Randall Thomas                     Executive Vice President, Europe

Jack E. Merryman                   Senior Vice President, General Counsel & Secretary

Greg T. Blue                       Vice President, Customer Project Management

J. Matthew Cribari                 Vice President & General Manager, Cedar Rapids

Donald D. Gustafson                Vice President, North America Sales

Thomas W. Hojnicki                 Vice President, Sales and Service - Americas

David J. Olivero                   Vice President & General Manager, Reading

M. Eric Schroeder                  Vice President, Strategic/Finance Planning &
                                   Analysis

Barbara L. Gora                    Director of Marketing and Communications

Daniel E. Dillman                  Assistant Treasurer

Mary Ann Spiegel                   Assistant Secretary

       The following are the current directors of Systems: James P. Sheehan, J. Joe Adorjan, A. Clark Daugherty, Robert F. End, Joseph P. Gaynor, III, Bradley
J. Hoecker, James J. Kerley, Alexis P. Michas

       2.     OFFICERS AND DIRECTORS OF HOLDINGS

       The following table sets forth certain information with respect to the current officers of Holdings.

       NAME                                            POSITION
-------------------------------    ---------------------------------------------------
James P. Sheehan                   Chairman of the Board and President

Alex G. Brnilovich, Jr.            Executive Vice President, Americas

Joseph P. Gaynor, III              Executive Vice President of Finance &
                                   Administration & Chief Financial Officer

Richard J. Sutis                   Executive Vice President, Asia Pacific

Randall Thomas                     Executive Vice President, Europe

Jack E. Merryman                   Vice President & Secretary

Mary Ann Spiegel                   Assistant Secretary

       Listed below are the current directors of Holdings:  James P. Sheehan,
J. Joe Adorjan, Alfred C. Daugherty, Robert F. End, James J. Kerley, Alexis P. Michas, Scott M. Shaw.

       New Holdings will have a nine-person board of directors consisting of the following designations: two management directors; two independent directors; three directors appointed by Stonington; and two directors appointed by the Prepetition Noteholder Committee.

       3.     OFFICERS AND MEMBERS OF REALTY

              Realty acts through its sole member, Systems, and the authorized signatories thereof.

H.     AMENDED CERTIFICATES OF INCORPORATION AND FORMATION

       On the Effective Date, the Reorganized Debtors will file their Amended Certificates of Incorporation or Formation with the Secretary of the State of Delaware in accordance with sections 102 and 103 of the Delaware General Corporation Law and section 201 of the Delaware LLC Law. The Amended Certificates of Incorporation and Formation will, among other things, prohibit the issuance of nonvoting equity securities to the extent required by section 1123(a) of the Bankruptcy Code, change the number of authorized shares of New Holdings Common Stock to 15,000,000, and eliminate the authorization of preferred stock by Systems. After the Effective Date, the Reorganized Debtors may amend and restate their Amended Certificates of Incorporation and Formation and other constituent documents as permitted by the Delaware General Corporation Law and the Delaware LLC Law.

I.     CORPORATE ACTION

       On the Effective Date, the adoption of the Amended Certificates of Incorporation, Certificates of Formation or similar constituent documents, the amendment of the By-laws, the selection of directors, officers and members for the Reorganized Debtors, and all actions contemplated by the Plan and the Lock-Up Agreement shall be authorized and approved in all respects (subject to the provisions of the Plan). All matters provided for in the Plan and the Lock-Up Agreement involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate action required by the Debtors or the Reorganized Debtors in connection with the Plan, shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders or directors of the Debtors or the Reorganized Debtors. On the Effective Date, the appropriate officers and members of the Reorganized Debtors and members of the board of directors of the Reorganized Debtors are authorized and directed to issue, execute and deliver the agreements, documents, securities and instruments contemplated by the Plan in the name of and on behalf of the Reorganized Debtors.

J.     SOURCES OF CASH FOR PLAN DISTRIBUTION

       All Cash necessary for the Reorganized Debtors to make payments pursuant to the Plan shall be obtained from existing Cash balances, the operations of the Debtors or Reorganized Debtors, or post-confirmation borrowing under other available facilities of the Debtors or Reorganized Debtors including, without limitation, to the extent available, the New Bank Credit Facilities and the Stonington Capital Contribution. The Reorganized Debtors may also make such payments using Cash received from its subsidiaries through the Reorganized Debtors consolidated cash management systems and from advances or dividends from such subsidiaries in the ordinary course.

                                         VII.
                          PROVISIONS GOVERNING DISTRIBUTIONS

A.     DISTRIBUTIONS FOR CLAIMS ALLOWED AS OF THE EFFECTIVE DATE

       Except as otherwise provided in Article VII of the Plan or as may be ordered by the Bankruptcy Court, distributions to be made on the Effective Date on account of Claims that are allowed as of the Effective Date and are entitled to receive distributions under the Plan shall be made on the Effective Date, or
as soon as practicable thereafter.   Distributions on account of Claims that
become Allowed Claims after the Effective Date shall be made as detailed in Articles VII.C and VIII.C of the Plan.

       For purposes of determining the accrual of interest or rights in respect of any other payment from and after the Effective Date, the New Notes, the New Bank Credit Facility, the New Holdings Common Stock, the New Systems Common Stock and the New Realty Member Interests to be issued under the Plan shall be deemed issued as of the Effective Date regardless of the date on which they are actually dated, authenticated or distributed; provided, however, that the Reorganized Debtors shall withhold any actual payment until such distribution is made and no interest shall accrue or otherwise be payable on any such withheld amounts.

B. DISTRIBUTIONS BY THE REORGANIZED DEBTORS; DISTRIBUTIONS WITH RESPECT TO DEBT SECURITIES

       Except as provided in the Plan, the Reorganized Debtors shall make all distributions required under the Plan. Notwithstanding the provisions of
Article V.8 of the Plan regarding the cancellation of the Old Note Indenture, the Old Note Indenture shall continue in effect to the extent necessary to allow the Old Notes Indenture Trustee to receive New Notes and New Holdings Common Stock on behalf of the Holders of the Old Notes and make distributions pursuant to the Plan on account of the Old Notes as agent for the Reorganized Debtors. The Old Notes Indenture Trustee providing services related to distributions to the Holders of Allowed Old Note Claims shall receive, from the Reorganized Debtors, reasonable compensation for such services and reimbursement of reasonable expenses incurred in connection with such services and upon the presentation of invoices to the Reorganized Debtors. These payments shall be made on terms agreed to with the Reorganized Debtors.

C.     DELIVERY AND DISTRIBUTIONS AND UNDELIVERABLE OR UNCLAIMED DISTRIBUTIONS

       1.     DELIVERY OF DISTRIBUTIONS IN GENERAL

       Distributions to Holders of Allowed Claims shall be made at the address of the Holder of such Claim as indicated on records of the Debtors. Except as otherwise provided by the Plan or the Bankruptcy Code with respect to undeliverable distributions, distributions to Holders of Prepetition Bank Secured Claims, and Old Note Claims shall be made in accordance with the provisions of the applicable indenture, participation agreement, loan agreement or analogous instrument or agreement, and distributions will be made to Holders of record as of the Distribution Record Date.

       2.     UNDELIVERABLE DISTRIBUTIONS

              a.     HOLDING OF UNDELIVERABLE DISTRIBUTIONS

              If any Allowed Claim Holder's distribution is returned to the Reorganized Debtors as undeliverable, no further distributions shall be made to such Holder unless and until the Reorganized Debtors are notified in writing of such Holder's then-current address. Undeliverable distributions shall remain in the possession of the Reorganized Debtors pursuant to Article VII.C of the Plan until such time as a distribution becomes deliverable. Undeliverable cash (including interest and maturities on the New Notes) shall not be entitled to any interest, dividends or other accruals of any kind.

              b.     AFTER DISTRIBUTIONS BECOME DELIVERABLE

              Within 20 days after the end of each calendar quarter following the Effective Date, the Reorganized Debtors shall make all distributions that become deliverable during the preceding calendar quarter.

              c.     FAILURE TO CLAIM UNDELIVERABLE DISTRIBUTIONS

              In an effort to ensure that all holders of valid claims receive their allocated distributions, the Company will file with the Bankruptcy Court, a listing of unclaimed distribution holders. This list will be maintained for as long as the bankruptcy cases stay open. Any Holder of an Allowed Claim that does not assert a Claim pursuant to the Plan for an undeliverable distribution within five years after the Effective Date shall have its Claim for such undeliverable distribution discharged and shall be forever barred from asserting any such Claim against the Reorganized Debtors or their property. In such cases: (i) any Cash held for distribution on account of such Claims shall be property of the Reorganized Debtors, free of any restrictions thereon; and (ii) any New Notes held for distribution on account of such Claims shall be canceled and of no further force or effect. Nothing contained in the Plan shall require the Reorganized Debtors to attempt to locate any Holder of an Allowed Claim.

              d.     COMPLIANCE WITH TAX REQUIREMENTS

              In connection with the Plan, to the extent applicable, the Reorganized Debtors shall comply with all tax withholding and reporting requirements imposed on it by any governmental unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements.

D.     DISTRIBUTION RECORD DATE

       As of the close of business on the Distribution Record Date, the transfer register for the Old Notes as maintained by the Debtors, the Old Notes Indenture, or their respective agents, shall be closed and there shall be no further changes in the record holders of any Old Notes. Moreover, the Reorganized Debtors shall have no obligation to recognize the transfer of any Old Notes occurring after the Distribution Record Date, and shall be entitled for all purposes herein to recognize and deal only with those Holders of record as of the close of business on the Distribution Record Date.

E.     TIMING AND CALCULATION OF AMOUNTS TO BE DISTRIBUTED

       On the Effective Date, each Holder of an Allowed Claim against the Debtors shall receive the full amount of the distributions that the Plan provides for Allowed Claims in the applicable Class. Beginning on the date that is 20 calendar days after the end of the calendar quarter following the Effective Date and 20 calendar days after the end of each calendar quarter thereafter, distributions shall also be made, pursuant to Article VIII.C of the Plan, to Holders of Disputed Claims in any such Class whose Claims were allowed during the preceding calendar quarter. Such quarterly distributions shall also be in the full amount that the Plan provides for Allowed Claims in the applicable Class.

F.     MINIMUM DISTRIBUTION

       The New Notes will be issued in denominations of $1. No New Note will be issued in a denomination of less than $1 (including any notes reflecting payment in kind interest). In the event a Holder of an Allowed Class S5 Claim is entitled to distribution of New Notes that is a fraction of $1, the actual payment or issuance made will reflect a rounding of such fraction down to the nearest whole dollar.

G.     SETOFFS

       The Reorganized Debtors may, pursuant to section 553 of the Bankruptcy Code or applicable non-bankruptcy law, set off against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Claim (before any distribution is made on account of such Claim), the claims, rights and causes of action of any nature that the Debtors or Reorganized Debtors may hold against the Holder of such Allowed Claim; PROVIDED, HOWEVER, that neither the failure to effect such a setoff nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors or Reorganized Debtors of any such claims, rights and causes of action that the Debtors or Reorganized Debtors may possess against such Holder.

H.     SURRENDER OF CANCELED INSTRUMENTS OR SECURITIES

       Except as set forth in subsection VII.I of the Plan, as a condition precedent to receiving any distribution pursuant to the Plan on account of an Allowed Claim evidenced by the instruments, securities or other documentation canceled pursuant to Article V.B above, the Holder of such Claim shall tender the applicable instruments, securities or other documentation evidencing such Claim to the Reorganized Debtors. Any New Notes, New Holdings Common Stock, New Systems Common Stock or New Realty Member Interests to be distributed pursuant to the Plan on account of any such Claim shall, pending such surrender, be treated as an undeliverable distribution pursuant to Article VII.C of the Plan.

       1.     NOTES AND DEBENTURES

       Each Holder of an Old Note Claim shall tender its Old Notes relating to such Claim to the Reorganized Debtors in accordance with written instructions to be provided to such Holders by the Reorganized Debtors as promptly as practicable following the Effective Date. Such instructions shall specify that delivery of such Old Note will be effected, and risk of loss and title thereto will pass, only upon the proper delivery of such Old Notes with a letter of transmittal in accordance with such instructions. All surrendered Old Notes shall be marked as canceled.

       2.     FAILURE TO SURRENDER CANCELED INSTRUMENTS

       Any Holder of Old Notes that fails to surrender or is deemed to have failed to surrender the applicable Old Notes required to be tendered hereunder within five years after the Effective Date shall have its Claim for a distribution pursuant to the Plan on account of such Old Notes discharged and shall be forever barred from asserting any such Claim against the Reorganized Debtors or its respective property. In such cases, any New Notes held for distribution on account of such Claim shall be disposed of pursuant to the provisions set forth above in Article VII.C of the Plan.

I.     LOST, STOLEN, MUTILATED OR DESTROYED DEBT SECURITIES

       In addition to any requirements under the Old Note Indenture or any related agreement (including the Prepetition Bank Credit Facility, if required), any Holder of a Claim evidenced by an Old Note or a note issued under the Prepetition Bank Credit Facility that has been lost, stolen, mutilated or destroyed shall, in lieu of surrendering such Old Note or a note issued under the Prepetition Bank Credit Facility, deliver to the Reorganized Debtors: (1) an affidavit of loss reasonably satisfactory to the Reorganized Debtors or the Old Notes Indenture Trustee, as applicable, setting forth the unavailability of note or instrument; and (2) such additional security or indemnity as may be required by the Reorganized Debtors to hold the Reorganized Debtors or the Old Notes Indenture Trustee, as applicable, harmless from any damages, liabilities or costs incurred in treating such individual as a Holder of an Allowed Claim.
Upon compliance with this procedure by a Holder of a Claim evidenced by an Old Note or a note issued under the Prepetition Bank Credit Facility, such Holder shall, for all purposes under the Plan, be deemed to have surrendered such note or debenture.

                                       VIII.
                                CONDITIONS PRECEDENT

A.     CONDITIONS PRECEDENT TO CONFIRMATION

       It shall be a condition to Confirmation of the Plan that the following condition shall have been satisfied or waived pursuant to the provisions of
Article IX.C of the Plan: approval of all provisions, terms and conditions of the Plan in the Confirmation Order.

B.     CONDITIONS PRECEDENT TO CONSUMMATION

       It shall be a condition to Consummation of the Plan that the following conditions shall have been satisfied or waived pursuant to the provisions of
Article IX.C of the Plan:

                     i) the Confirmation Order shall have been signed by the Bankruptcy Court and duly entered on the docket for the Chapter 11 Case by the Clerk of the Bankruptcy Court in form and substance acceptable to the Debtor;

                     ii)    the Confirmation Order shall be a Final Order;

                     iii) the Tranche A Revolving Credit Facility shall be available to the Debtors in an amount not less than $50 million and on such terms and conditions as set forth in the Lock-Up Agreement; and

                     iv) the Tranche B Revolving Credit Facility shall be available to the Debtors in an amount not less than $50 million and on such terms and conditions as set forth in the Lock-Up Agreement; and

                     v) the Term Loan Facility shall be available to the Debtors in an amount not less than $150 million and on such terms and conditions as set forth in the Lock-Up Agreement; and

                     vi) the Stonington Capital Contribution shall be available to the Debtors in an amount equal to $50 million and on such terms and conditions as set forth in the Lock-Up Agreement.


C.     WAIVER OF CONDITIONS

       Except as otherwise required by the Lock-Up Agreement, the Debtors, in their sole discretion, may waive any of the conditions to Confirmation of the Plan and/or to Consummation of the Plan set forth in Articles IX.A and IX.B of the Plan at any time, without notice, without leave or order of the Bankruptcy Court, and without any formal action other than proceeding to confirm and/or consummate the Plan.

D.     EFFECT OF NON-OCCURRENCE OF CONDITIONS TO CONSUMMATION

       If the Confirmation Order is vacated, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any Claims by or against, or any Equity Interests in, the Debtor; (2) prejudice in any manner the rights of the Debtor, or (3) constitute an admission, acknowledgment, offer or undertaking by the Debtors in any respects.

                                         IX.
                      RELEASE, INJUNCTIVE AND RELATED PROVISIONS

A.     SUBORDINATION

       The classification and manner of satisfying all Claims and Equity Interests and the respective distributions and treatments under the Plan take into account and/or conform to the relative priority and rights of the Claims and Equity Interests in each Class in connection with any contractual, legal and equitable subordination rights relating thereto whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code or otherwise, and any and all such rights are settled, compromised and released pursuant to the Plan. The Confirmation Order shall permanently enjoin, effective as of the Effective Date, all Persons and Entities from enforcing or attempting to enforce any such contractual, legal and equitable subordination rights satisfied, compromised and settled in this manner.

B.     LIMITED RELEASES BY THE DEBTORS

       Except as otherwise specifically provided in the Plan, for good and valuable consideration, including, but not limited to, the commitment and obligation of Stonington to provide financial support necessary for consummation of the Plan, including the obligations and undertakings of Stonington Releasees and Noteholder Releasees set forth in the Lock-Up Agreement, including Stonington's agreement to the treatment of its Claims and Equity Interests as provided in the Plan, the agreement of the Prepetition Lenders to their treatment set forth in the Plan and their financial support thereof, and the service of the D&O Releasees to facilitate the expeditious reorganization of the Debtors and the implementation of the restructuring contemplated by the Plan, Stonington Releasees, the D&O Releasees, the Prepetition Lender Releasees, and the Noteholder Releasees, on and after the Effective Date, are released by the Debtors and the Reorganized Debtors and their subsidiaries from any and all claims (as defined in section 101(5) of the Bankruptcy Code), obligations, rights, suits, damages, causes of action, remedies and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that the Debtors or their subsidiaries would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Equity Interest or other Person or Entity, based in whole or in part upon any act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date, except in the case of the D&O Releasees, for claims or liabilities (i) in respect of any loan, advance or similar payment by the Debtors or their subsidiaries to any such Person, or (ii) in respect of any contractual obligation owed by such Person to the Debtors or their subsidiaries. No portion of the limited releases by the Debtors in any way impairs (other than as provided in Article III of the Plan) any cause of action or claim of any person or entity against the Debtors or any other party not specifically released by the Plan. The Company is not generally aware of any specific potential cause or causes of action, including avoidance actions, against the Stonington Releasees, the Noteholder Releasees, the Prepetition Lender Releasees or the D&O Releasees, that would be extinguished by the limited releases provided in the Plan. The Company believes that the release and exculpation provisions of the Plan are permissible under the Bankruptcy Code but acknowledges that arguments exist that certain case law would permit a contrary conclusion. At or prior to Confirmation, the Debtors may agree to provide the releases set forth in this paragraph to Rockwell International Corporation and its affiliates; in the event the Debtors agree to provide such releases to Rockwell International Corporation or its affiliates, the Debtors will provide notice in open court at the Confirmation Hearing.

C.     LIMITED RELEASES BY HOLDER OF CLAIMS

       On and after the Effective Date, each Holder of a Claim (i) who has accepted the Plan, or (ii) who is entitled to receive a distribution of property under the Plan other than the Holder of a claim in a Class who signs and returns a timely Ballot and marks Item 4 or Item 5 of the Ballot (whichever is applicable), shall be deemed to have unconditionally released the Stonington Releasees, the D&O Releasees, the Prepetition Lender Releasees and the Noteholder Releasees from any and all claims (as defined in section 101(5) of the Bankruptcy Code), obligations, rights, suits, damages, causes of action, remedies and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that such Person or Entity would have been legally entitled to assert (whether individually or collectively), based in whole or in part upon any act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date in any way relating or pertaining to (x) the Debtors or the Reorganized Debtors, (y) the Debtors Chapter 11 Cases, or (z) the negotiation, formulation and preparation of the Plan, the Lock-Up Agreement or any related agreements, instruments or other documents. No portion of the limited releases by the Holders of Claims in any way impairs (other than as provided in Article III of the Plan) any cause of action or claim against any party not specifically released by the Plan.
The Company is not generally aware of any specific potential cause or causes of action, including avoidance actions, against the Stonington Releasees, the Noteholder Releasees, the Prepetition Lender Releasees or the D&O Releasees, that would be extinguished by the limited releases provided in the Plan. The Company believes that the release and exculpation provisions of the Plan are permissible under the Bankruptcy Code but acknowledges that arguments exist that certain case law would permit a contrary conclusion. At or prior to Confirmation, the Debtors may agree to provide the releases set forth in this paragraph to Rockwell International Corporation and its affiliates; in the event the Debtors agree to provide such releases to Rockwell International Corporation or its affiliates, the Debtors will provide notice in open court at the Confirmation Hearing.

D.     PRESERVATION OF RIGHTS OF ACTION

       Except as otherwise provided in the Plan or in any contract, instrument, release, indenture or other agreement entered into in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may exclusively enforce any claims, rights and Causes of Action that the Debtors or Estates may hold against any Person or Entity.
The Reorganized Debtors may pursue such retained claims, rights or causes of action, as appropriate, in accordance with the best interests of the Reorganized Debtors. On the Effective Date, the Reorganized Debtors shall be deemed to waive and release any claims, rights or Causes of Action arising under sections 544, 547, 548, 549 and 550 of the Bankruptcy Code held by the Reorganized Debtors against any Person or Entity.

E.     EXCULPATION

       The Debtors, the Reorganized Debtors, the Stonington Releasees, the Noteholder Releasees, the D&O Releasees, the Prepetition Lender Releasees, and the Committee(s) and their members and Professionals (acting in such capacity) shall neither have nor incur any liability to any Person or Entity for any act taken or omitted to be taken in connection with or related to the formulation, preparation, dissemination, implementation, administration, Confirmation or Consummation of the Plan, the Disclosure Statement or any contract, instrument, release or other agreement or document created or entered into in connection with the Plan, including the Lock-Up Agreement, or any other act taken or omitted to be taken in connection with the Debtors Chapter 11 Cases; provided, however, that the foregoing provisions of Article X.E of the Plan shall have no effect on the liability of any Person or Entity that results from any such act or omission that is determined in a Final Order to have constituted gross negligence or willful misconduct. The Company believes that the release and exculpation provisions of the Plan are permissible under the Bankruptcy Code but acknowledges that arguments exist that certain case law would permit a contrary conclusion.

F.     INJUNCTION

       From and after the Effective Date, all Persons and Entities will be permanently enjoined from commencing or continuing in any manner, any suit, action or other proceeding, on account of or respecting any claim, obligation, debt, right, Cause of Action, remedy or liability released or to be released pursuant to Article X of the Plan.

                                          X.
                              RETENTION OF JURISDICTION

       Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain such jurisdiction over the Chapter 11 Case after the Effective Date as legally permissible, including jurisdiction to:

       - allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the allowance or priority of Claims;

       - grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan, for periods ending on or before the Effective Date;

       - resolve any matters related to the assumption, assumption and assignment or rejection of any executory contract or unexpired lease to which the Debtors are parties or with respect to which the Debtors may be liable and to hear, determine and, if necessary, liquidate, any Claims arising therefrom, including those matters related to the amendment after the Effective Date pursuant to Article VI of the Plan to add any executory contracts or unexpired leases to the list of executory contracts and unexpired leases to be rejected;

       - ensure that distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of the Plan, including ruling on any motion Filed pursuant to Article VII of the Plan;

       - decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving the Debtors that may be pending on the Effective Date;

       - enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases, indentures and other agreements or documents created in connection with the Plan or the Disclosure Statement;

       - resolve any cases, controversies, suits or disputes that may arise in connection with the Consummation, interpretation or enforcement of the Plan or any Person's or Entity's obligations incurred in connection with the Plan;

       - issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Person or Entity with Consummation or enforcement of the Plan, except as otherwise provided herein;

       - resolve any cases, controversies, suits or disputes with respect to the releases, injunction and other provisions contained in
              Article X of the Plan and enter such orders as may be necessary or appropriate to implement such releases, injunction and other provisions;

       - enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;

       - determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan or the Disclosure Statement; and

       -      enter an order and/or final decree concluding the  Chapter 11
              Case.

                                         XI.
                         PROCESS OF VOTING AND CONFIRMATION

       The following is a brief summary regarding the acceptance and confirmation of the Plan. Holders of Claims and Equity Interests are encouraged to review the relevant provisions of the Bankruptcy Code and/or to consult their own attorneys. Additional information regarding voting procedures is set forth in the Notice accompanying this Disclosure Statement.

A.     VOTING INSTRUCTIONS

       This Disclosure Statement, accompanied by a Ballot to be used for voting on the Plan, is being distributed to Holders of Claims in Classes H2, S2, S4, S5, R4, R5 and R6. Only such Holders are entitled to vote to accept or reject the Plan and may do so by completing the Ballot and returning it to the Information Agent. IN LIGHT OF THE BENEFITS TO BE ATTAINED BY THE PLAN ON BEHALF OF EACH CLASS OF CLAIMS, THE DEBTORS RECOMMEND THAT HOLDERS OF CLAIMS IN EACH OF THE IMPAIRED CLASSES VOTE TO ACCEPT THE PLAN AND RETURN THE BALLOT.

       BALLOTS MUST BE RECEIVED BY THE BANKRUPTCY SERVICES, LLC ("BSI"), HERON TOWER, 70 EAST 55TH STREET, 6TH FLOOR, NEW YORK, NEW YORK 10022, ATTENTION:
KATHY GERBER ON OR BEFORE 4:00 P.M., PREVAILING EASTERN TIME, ON OCTOBER 12, 1999. ANY BALLOT RECEIVED AFTER THAT TIME MAY NOT BE COUNTED. ANY BALLOT WHICH IS EXECUTED BY THE HOLDER OF AN ALLOWED CLAIM OR EQUITY INTEREST BUT WHICH DOES NOT INDICATE AN ACCEPTANCE OR REJECTION OF THE PLAN SHALL BE DEEMED AN ACCEPTANCE OF THE PLAN.

B.     VOTING TABULATION

       In tabulating votes, the following hierarchy shall be used to determine the claim amount associated with a creditors vote: (1) the claim amount established by Court order; (2) the claim amount contained on an unobjected to proof of Claim; (3) the claim amount contained on an unobjected to Ballot; (4) the claim amount listed in the Debtors' schedules; and (5) in the absence of any of the foregoing, zero. The claim amount established through this process controls for voting purposes only and does not constitute the Allowed amount of any Claim. Further, the designation of a Claim as disputed, contingent or unliquidated on the Debtors' schedules will not be used to disqualify any vote.

       To ensure that a vote is counted, a Claim Holder must (i) complete a Ballot, (ii) indicate the Holder's decision either to accept or reject the Plan in the boxes provided in Item 3 of the Ballot, (iii) indicate the Holder's decision as to whether he does not consent to the release described in Clause C of Article X of the Plan and (iv) sign and return the Ballot to the address set forth on the enclosed prepaid envelope.

       The Ballot is not a letter of transmittal and may not be used for any purpose other than to vote to accept or reject the Plan and to determine the alleged amount of a beneficial holder's claim. Accordingly, at the time the Ballot is transmitted, creditors should NOT surrender certificates or instruments representing or evidencing their Claims, and neither the Company nor the Solicitation Agent will accept delivery of such certificates or instruments surrendered together with a Ballot. The remittance of notes or other evidence of claims for exchange pursuant to the Plan may only be made by a Holder and will not be accepted if certificates or instruments representing Claims (in proper form for transfer) are delivered together with a letter of transmittal that will be furnished to as provided under the Plan or as notified following confirmation of the Plan by the Bankruptcy Court.

       The Ballot does not constitute, and shall not be deemed to be, a Proof of Claim or equity interest or an assertion or admission of a claim or equity interest.

       If a Holder holds Claims in more than one class under the Plan, the Holder may receive more than one Ballot coded for each Ballot received.

       Except to the extent the Debtors so determine or as permitted by the Bankruptcy Court, Ballots received after October 12, 1999 (the "Voting Deadline") will not be accepted or counted by the Debtors in connection with the Debtors' request for confirmation of the Plan. THE METHOD OF DELIVERY OF BALLOTS TO BE SENT TO THE SOLICITATION AGENT IS AT THE ELECTION AND RISK OF EACH HOLDER OF A CLAIM. Except as otherwise provided herein, such delivery will be deemed made only when the original executed Ballot is actually received by the Solicitation Agent. Instead of effecting delivery by mail, it is recommended, though not required, that such holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery. DELIVERY OF A BALLOT BY FACSIMILE, E-MAIL OR ANY OTHER ELECTRONIC MEANS WILL NOT BE ACCEPTED. NO BALLOT SHOULD BE SENT TO THE COMPANY, ANY INDENTURE TRUSTEE, OR THE COMPANY'S FINANCIAL OR LEGAL ADVISORS. The Debtors expressly reserve the right to amend, at any time and from time to time, the terms of the Plan (subject to compliance with the requirements of Section 1127 of the Bankruptcy Code). If the Debtors make a material change in the terms of the Plan or if the Debtors waive a material condition, the Debtors will disseminate additional solicitation materials and will extend the solicitation, in each case to the extent required by law.

       If multiple Ballots are received from an individual holder of Claims with respect to the same Claims prior to the Expiration Date, the last Ballot timely received will supersede and revoke any earlier received Ballot.

       If a Ballot is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, such persons should indicate such capacity when signing and, unless otherwise determined by the Debtors, must submit proper evidence satisfactory to the Debtors to so act on behalf of a beneficial interest holder.

       In the event a designation is requested under section 1126(e) of the Bankruptcy Code, any vote to accept or reject the Plan cast with respect to such Claim will not be counted for purposes of determining whether the Plan has been accepted or rejected, unless the Bankruptcy Court orders otherwise.

       Any Holder of Impaired Claims who has delivered a valid Ballot voting on the Plan may withdraw such vote solely in accordance with Rule 3018(a) of the Federal Rules of Bankruptcy Procedure.

       Subject to any contrary order of the Bankruptcy Court, the Debtors reserve the absolute right to reject any and all Ballots not proper in form, the acceptance of which would, in the opinion of the Debtors or their counsel, not be in accordance with the provisions of the Bankruptcy Code. Subject to contrary order of the Bankruptcy Court, the Debtors further reserve the right to waive any defects or irregularities or conditions of delivery as to any particular Ballot unless otherwise directed by the Bankruptcy Court. The Debtors' interpretation of the terms and conditions of the Plan (including the Ballot and the Voting Instructions), unless otherwise directed by the Bankruptcy Court, shall be final and binding on all parties. Unless waived or as ordered by the Bankruptcy Court, any defects or irregularities in connection with deliveries of Ballots must be cured within such time as the Debtors (or the Bankruptcy Court) determine. Neither the Debtors nor any other person or entity will be under any duty to provide notification of defects or irregularities with respect to deliveries of Ballots nor will any of them incur any liabilities for failure to provide such notification. Unless otherwise directed by the Bankruptcy Court, delivery of such Ballots will not be deemed to have been made until such irregularities have been cured or waived. Ballots previously furnished (and as to which any irregularities have not theretofore been cured or waived) will not be counted.

C.     SPECIAL VOTING PROCEDURES FOR HOLDERS OF OLD NOTES

       The record date for determining which Holders of Old Notes are entitled to vote on the Plan is July 30, 1999. The Indenture Trustees will not vote on behalf of the Holders. Holders must submit their own Ballots.

       1.     BENEFICIAL HOLDERS

       Any Beneficial Holder of the Old Notes holding as a record holder in its own name should vote on the Plan by completing and signing the enclosed Ballot and returning it directly to BSI, at the address set forth above, on or before the Voting Deadline.

       Any beneficial owner holding either the Old Notes in "street name" through a Nominee should vote on the Plan through such Nominee by following these instructions.

       -      Complete and sign the Ballot.

       - Return the Ballot to your Nominee or Nominees as promptly as possible in sufficient time to allow such Nominee to process the ballot and return it to BSI by the Voting Deadline.

       Any Ballot returned to a Nominee by a Beneficial owner will not be counted for purposes of accepting or rejecting the Plan until such Nominee properly completes and delivers to the Voting Agent a Master Ballot that reflects the vote of the Beneficial Holder.

       If a Beneficial Holder holds the Old Notes through more than one Nominee, such Beneficial Holder may receive more than one Ballot. Each such Beneficial Holder should execute a separate Ballot for each block of Old Notes that it holds through any Nominee and return the Ballot to the respective Nominee that holds the Old Notes in record name.

       If a Beneficial Holder a holds a portion of its Old Notes through a Nominee and other portion in its own name as the record holder, such owner should follow the procedures described above in (1) to vote the portion held in its own name and the procedures described in (2) above to vote the portion held by the Nominee or Nominees.

       2.     NOMINEES

       Any entity (other than a beneficial owner) which is the registered holder of the Old Notes should vote on behalf of the Beneficial Holder of such Old Notes by (i) immediately distributing a copy of this Disclosure Statement and accompanying materials including the Ballots to all Beneficial Holders for which it holds the Old Notes, (ii) promptly collecting all such ballots from the Beneficial Holders, (iii) compiling and validating the votes of all its Beneficial Holders on the Master Ballot, and (iv) transmitting the Master Ballot to BSI, at the address set forth above, on or before the Voting Deadline.

       A Nominee may also pre-validate a Ballot by completing all the information to be entered on the Ballot (the "Pre-Validated Ballot") and forwarding the Pre Validated Ballot to the Beneficial Holder for voting. A proxy intermediary acting on behalf of a brokerage firm or bank may follow the procedures outlined in the preceding sentences to vote on behalf of a party.

D.     CONFIRMATION HEARING

       Subsection 1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a hearing on confirmation of the Plan (the "Confirmation Hearing"). Subsection 1128(b) of the Bankruptcy Code provides that any party-in-interest may object to confirmation of the Plan.

       The Bankruptcy Court has scheduled the Confirmation Hearing for
October 19, 1999, before the Honorable Peter J. Walsh, United States Bankruptcy Judge, in the room normally occupied by the Bankruptcy Judge in the United States Bankruptcy Court for the District of Delaware, Marine Midland Plaza, 824 Market Street, Wilmington, Delaware 19801. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for an announcement of the adjourned date made at the Confirmation Hearing or any adjournment thereof.

       Objections to confirmation of the Plan must be filed and served on or before October 12, 1999 in accordance with the Notice accompanying this Disclosure Statement. UNLESS OBJECTIONS TO CONFIRMATION ARE TIMELY SERVED AND FILED IN COMPLIANCE WITH THE APPROVAL ORDER, THEY WILL NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

E.     STATUTORY REQUIREMENTS FOR CONFIRMATION OF THE PLAN

       At the Confirmation Hearing, the Bankruptcy Court shall determine whether the requirements of section 1129 of the Bankruptcy Court have been satisfied.
If so, the Bankruptcy Court shall enter the Confirmation Order. The Debtors believe that the Plan satisfies or will satisfy the applicable requirements, as follows:

       -      The Plan complies with the applicable provisions of the Bankruptcy
              Code.

       - The Debtors, as Plan proponents, will have complied with the applicable provisions of the Bankruptcy Code.

       - The Plan has been proposed in good faith and not by any means forbidden by law.

       - Any payment made or promised under the Plan for services or for costs and expenses in, or in connection with, this Bankruptcy Case, or in connection with the Plan and incident to the case, has been disclosed to the Bankruptcy Court, and any such payment made before the confirmation of the Plan is reasonable, or if such payment is to be fixed after the confirmation of the Plan, such payment is subject to the approval of the Bankruptcy Court as reasonable.

       - With respect to each class of Impaired Claims or Equity Interests, either each Holder of a Claim or Equity Interest of such class has accepted the Plan, or will receive or retain under the Plan on account of such Claim or Equity Interest, property of a value, as of the Effective Date of the Plan, that is not less than the amount that such Holder would receive or retain if the Debtors were liquidated on such date under chapter 7 of the Bankruptcy Code.

       - Each class of Claims or Equity Interests that is entitled to vote on the Plan has either accepted the Plan or is not impaired under the Plan.

       - Except to the extent that the Holder of a particular Claim will agree to a different treatment of such Claim, the Plan provides that Allowed Administrative, Allowed Priority Tax Claims and Allowed Other Priority Claims will be paid in full on the Effective Date, or as soon thereafter as practicable.

       - At least one class of impaired Claims or Equity Interests will accept the Plan, determined without including any acceptance of the Plan by any insider holding a Claim of such class.

       - Confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors or any successor to the Debtors under the Plan, unless such liquidation or reorganization is proposed in the Plan.

       - All fees of the type described in 28 U.S.C. Section 1930, including the fees of the United States Trustee will be paid as of the Effective Date.

       The Debtors believe that (a) the Plan satisfies or will satisfy all of the statutory requirements of chapter 11 of the Bankruptcy Code; (b) it has complied or will have complied with all of the requirements of chapter 11; and
(c) the Plan has been proposed in good faith.

       1.     BEST INTERESTS OF CREDITORS TEST/LIQUIDATION ANALYSIS

       Before the Plan may be confirmed, the Bankruptcy Court must find (with certain exceptions) that the Plan provides, with respect to each class, that each Holder of a Claim or Equity Interest in such class either (a) has accepted the Plan or (b) will receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the amount that such person would receive or retain if the Debtors liquidated under chapter 7 of the Bankruptcy Code.

       In chapter 7 liquidation cases, unsecured creditors and interest holders of a debtor are paid from available assets generally in the following order, with no lower class receiving any payments until all amounts due to senior classes have been paid fully or payment provided for:

       - Secured creditors (to the extent of the value of their collateral).

       -      Priority creditors.

       -      Unsecured creditors.

       - Debt expressly subordinated by its terms or by order of the Bankruptcy Court.

       -      Equity Interest Holders.

       As described in more detail in the Liquidation Analysis in Article IV herein, the Debtors believe that the value of any distributions in a chapter 7 case would be equal or less than the value of distributions under the Plan because such distributions in a chapter 7 case may not occur for a longer period of time thereby reducing the present value of such distributions. In this regard, it is possible that distribution of the proceeds of a liquidation could be delayed for a period in order for a chapter 7 trustee and its professionals to become knowledgeable about the Bankruptcy Case and the Claims against the Debtors. In addition, the fees and expenses of a chapter 7 trustee would likely exceed those of the Estate Representative, thereby further reducing cash available for distribution.

       2.     FINANCIAL FEASIBILITY

       The Bankruptcy Code requires the Bankruptcy Court to find, as a condition to confirmation, that confirmation is not likely to be followed by the liquidation of the Debtors or the need for further financial reorganization, unless such liquidation is contemplated by the Plan. Pursuant to the terms of the Plan, the Debtors will possess sufficient cash to satisfy post-petition obligations under the Plan.

       3.     ACCEPTANCE BY IMPAIRED CLASS

       The Bankruptcy Code requires, as a condition to confirmation, that each class of Claims or Equity Interests that is impaired under the Plan accept the Plan, with the exception described in the following section. A class that is not "impaired" under a plan of reorganization is deemed to have accepted the plan and, therefore, solicitation of acceptances with respect to such class is not required. A class is "impaired" unless the plan (a) leaves unaltered the legal, equitable and contractual rights to which the claim or equity interest entitles the holder of such claim or equity interest; (b) cures any default and reinstates the original terms of the obligation; or (c) provides that on the consummation date, the holder of the claim or interest receives cash equal to the allowed amount of such claim or, with respect to any interest, any fixed liquidation preference to which the interest holder is entitled or any fixed price at which the debtor may redeem the security.

       4.     CONFIRMATION WITHOUT ACCEPTANCE BY ALL IMPAIRED CLASSES

       Section 1129(b) of the Bankruptcy Code allows a Bankruptcy Court to confirm a plan, even if such plan has not been accepted by all impaired classes entitled to vote on such plan, provided that such plan has been accepted by at least one impaired class. Holders of Claims in Classes H4, H5 and H6, and Equity Interests in Classes H7, S6 and R7 are impaired and are deemed to have rejected the Plan. Thus, the Debtors will seek the application of the statutory requirements set forth in Section 1129(b) of the Bankruptcy Code for confirmation of the Plan despite lack of acceptance by all Impaired Classes.

       Section 1129(b) of the Bankruptcy Code states that notwithstanding the failure of an impaired class to accept a plan of reorganization, the plan shall be confirmed, on request of the proponent of the plan, in a procedure commonly known as "cram-down," so long as the plan does not "discriminate unfairly," and is "fair and equitable" with respect to each class of claims or equity interests that is impaired under, and has not accepted, the plan.

       The condition that a plan be "fair and equitable" with respect to a non-accepting class of secured claims includes the requirements that (a) the holders of such secured claims retain the liens securing such claims to the extent of the allowed amount of the claims, whether the property subject to the liens is retained by the debtor or transferred to another entity under the plan and (b) each holder of a secured claim in the class receives deferred cash payments totaling at least the allowed amount of such claim with a present value, as of the effective date of the plan, at least equivalent to the value of the secured claimant's interest in the debtor's property subject to the liens.

       The condition that a plan be "fair and equitable" with respect to a non-accepting class of unsecured claims includes the following requirement that either: (i) the plan provides that each holder of a claim of such class receive or retain on account of such claim property of a value, as of the effective date of the plan, equal to the allowed amount of such claim; or (ii) the holder of any claim or interest that is junior to the claims of such class will not receive or retain under the plan on account of such junior claim or interest any property.

       The condition that a plan be "fair and equitable" with respect to a non-accepting class of equity interests includes the requirements that either:
(a) the plan provide that each holder of an equity interest in such class receive or retain under the plan, on account of such equity interest, property of a value, as of the effective date of the plan, equal to the greater of (i) the allowed amount of any fixed liquidation preference to which such holder is entitled; (ii) any fixed redemption price to which such holder is entitled; or
(iii) the value of such interest; or (b) if the class does not receive such an amount as required under (a), no class of equity interests junior to the non-accepting class may receive a distribution under the plan.


                                        XII.
                                    RISK FACTORS

       ALL IMPAIRED HOLDERS SHOULD READ AND CAREFULLY CONSIDER THE FACTORS SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION SET FORTH OR OTHERWISE REFERENCED IN THIS DISCLOSURE STATEMENT, PRIOR TO VOTING TO ACCEPT OR REJECT THE PLAN.

A.     FINANCIAL INFORMATION; DISCLAIMER

       ALTHOUGH THE DEBTORS HAVE USED THEIR BEST EFFORTS TO ENSURE THE ACCURACY OF THE FINANCIAL INFORMATION PROVIDED IN THIS DISCLOSURE STATEMENT, THE FINANCIAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT HAS NOT BEEN AUDITED AND IS BASED UPON AN ANALYSIS OF DATA AVAILABLE AT THE TIME OF THE PREPARATION OF THE PLAN AND DISCLOSURE STATEMENT. WHILE THE DEBTORS BELIEVE THAT SUCH FINANCIAL INFORMATION FAIRLY REFLECTS THE FINANCIAL

CONDITION OF THE DEBTORS, THE DEBTORS ARE UNABLE TO WARRANT OR REPRESENT THAT THE INFORMATION CONTAINED HEREIN AND ATTACHED HERETO IS WITHOUT INACCURACIES.

B.     CERTAIN FEDERAL INCOME TAX CONSEQUENCES

       The following is a summary of certain federal income tax consequences of the Plan to Holdings and Systems, and to the holders of the Old Notes. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations thereunder, and administrative and judicial interpretations and practice, all as in effect on the date hereof and all of which are subject to change, with possible retroactive effect. Due to the lack of definitive judicial or administrative authority in a number of areas, substantial uncertainty may exist with respect to some of the tax consequences described below. No opinion of counsel has been obtained, and the Company does not intend to seek a ruling from the Internal Revenue Service (the "Service") as to any of such tax consequences and there can be no assurance that the Service will not challenge one or more of the tax consequences of the Plan described below.

       The following discussion is limited to Holders that hold the Old Notes as capital assets and does not address all matters that may be relevant to particular classes of holders that are subject to special rules under the Code, including, without limitation, financial institutions, securities dealers, broker-dealers, tax-exempt entities, insurance companies, foreign persons, and holders that hold their Old Notes as part of a "straddle" or a "conversion transaction" (as defined in the Code). Consequently, such Holders may be subject to special rules not discussed below. In addition, the tax treatment of the Holders of Claims other than the Old Notes is not described below.

       THE FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN ARE COMPLEX. ALL HOLDERS OF THE OLD NOTES SHOULD CONSULT WITH THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE PLAN AND THE OWNERSHIP AND DISPOSITION OF THE OLD NOTES AND RESTRUCTURED COMMON STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY CHANGE IN APPLICABLE TAX LAWS.

       1.     CERTAIN FEDERAL INCOME TAX CONSEQUENCES TO THE HOLDERS

              A.     IN GENERAL

       For federal tax purposes, holders of Old Notes will be treated as exchanging their Old Notes for New Notes and New Holdings Common Stock in a taxable exchange under section 1001 of the Code. Accordingly, Holders of Old Notes should recognize gain or loss equal to the difference between (i) the fair market value as of the Effective Date of the New Notes and New Holdings Common Stock received therefor that is not allocable to accrued but untaxed interest and (ii) the Holder's basis in the Old Notes. Such gain or loss should be capital in nature and should be long-term capital gain or loss if the Old Notes were held for more than one year. To the extent that a portion of the New Notes or New Holdings Common Stock received in exchange for the Old Notes is allocable to accrued but untaxed interest, the Holder will recognize ordinary income.

        A Holder's tax basis in New Holdings Common Stock received should be equal to the stock's fair market value as of the Effective Date and a Holder's tax basis in a New Note will at any time be equal to the sum of its issue price and the amount of previously accrued OID with respect to the note, reduced by the sum of all prior payments made under the New Note, except qualified stated interest (as described below). A holder's holding period in the New Notes and New Holdings Common Stock should begin on the day following the Effective Date.

              B.     ORIGINAL ISSUE DISCOUNT

              In general, a debt instrument is considered for federal income tax purposes to be issued with original issue discount ("OID") if the "stated redemption price at maturity" of the instrument exceeds its "issue price" by more than a DE MINIMIS amount (0.25 percent of the stated redemption price at maturity multiplied by the number of complete years from the date of issue to the maturity date).

              The issue price of a debt instrument will depend on whether a substantial amount of the debt instruments, or the property for which the debt instrument is exchanged, is treated as "traded on an established market" at any time during the 60-day period ending 30 days after the Effective Date. In general, a debt instrument (or the property exchanged therefor) will be treated as traded on an established market if (a) it is listed on (i) the New York Stock Exchange or certain other qualifying national securities exchanges, (ii) certain qualifying interdealer quotation systems, or (iii) certain qualifying foreign securities exchanges; (b) it appears on a system of general circulation that provides a reasonable basis to determine fair market value; or (c) price quotations are readily available from dealers, brokers or traders. If the Old Notes or the New Notes are traded on an established market, the issue price of the New Notes will be the fair market value of the notes on the issue date as determined by such trading. If the Old Notes or New Notes are not traded on an established market, the issue price of the notes will be their stated principal amount (assuming interest is payable at a rate at least equal to the applicable federal rate).

              The stated redemption price at maturity of a debt instrument is the aggregate of all payments due to the holder under such debt instrument at or before its maturity date, other than stated interest that is actually and unconditionally payable in cash or other property (other than debt instruments of the issuer) at fixed intervals of one year or less during the entire term of
the instrument at certain specified rates ("qualified stated interest").   Under
this definition, the New Notes will be issued with OID because New Holdings will pay interest in additional New Notes for the first two interest periods and, therefore, no interest payable with respect to the notes will be treated as qualified interest and all such interest will be included in the calculation of the stated redemption price at maturity. As a result, the stated redemption price at maturity of the New Notes will exceed their issue price by more than the DE MINIMIS amount.

              In general, OID with respect to a debt instrument is includible in income on a constant yield method, based on the original yield to maturity of the debt instrument calculated by reference to the issue price, regardless of the taxpayer's method of accounting and regardless of when the interest on the debt instrument is actually paid in cash. New Holdings will be required to furnish annually to the Service and to each U.S. holder of the New Notes information regarding the amount of OID attributable to that year with respect to the New Notes.

       2.     CERTAIN FEDERAL INCOME TAX CONSEQUENCES TO NEW HOLDINGS AND
SYSTEMS

              A.     CANCELLATION OF INDEBTEDNESS

              As a result of the anticipated exchange of Old Notes for New Notes and Restructured Common Stock, the amount of Systems' aggregate outstanding indebtedness will be greatly reduced. In general, for federal income tax purposes, a debtor will realize cancellation of debt ("COD") income when a creditor accepts less than full payment in satisfaction of its debt. In the case of Systems, the amount of COD would equal the excess of (i) the adjusted issue price (as defined in the Code) of the Old Notes over (ii) the aggregate of the issue price of the New Notes and the fair market value of the Restructured Common Stock received in exchanged therefor. Absent an exception, the amount of COD income realized by a debtor must be included in taxable income. Section 108 of the Code provides in part that gross income does not include COD income if the discharge occurs in a Chapter 11 case. Instead the taxpayer must, as of the first day of the next taxable year, reduce its tax attributes (in general, first its net operating loss carryover and then tax credits and capital loss carryovers, and then the tax basis of its assets) by the amount of COD income excluded from gross income by this exception. As an exception to the order of tax attribute reduction described above, a taxpayer can elect to reduce its tax basis in its depreciable assets first, then its net operating loss carryovers.

              Systems believes that it will realize significant COD income upon the exchange of Old Notes for New Notes and Restructured Common Stock. Because the realization of COD income will occur in a chapter 11 case, Systems will not recognize such COD income, but will instead reduce its tax attributes. In the context of an affiliated group of corporations filing a consolidated return, there is uncertainty under current law whether the attribute reduction rules apply on a separate company basis or to the tax attributes of the consolidated group as a whole.

              B. LIMITATION OF NET OPERATING LOSS CARRYOVERS FOLLOWING AN OWNERSHIP CHANGE

              Section 382 of the Code generally limits a corporation's use of its net operating losses (and may limit a corporation's use of certain built-in losses recognized within a five-year period) if the corporation undergoes an "ownership change." Section 383 of the Code applies similar limitations to capital loss carryovers and tax credits. In general, an ownership change occurs when the percentage of the corporation's stock owned by certain "5 percent shareholders" increases by more than 50 percentage points over the lowest percentage owned at any time during the applicable "testing period" (generally the shorter of (i) the three-year period preceding the testing date or (ii) the period of time since the most recent ownership change of the corporation). A "5 percent shareholder" for these purposes includes, very generally, an individual or entity that directly or indirectly owns 5 percent or more of the corporation's stock during the relevant period, and may include one or more groups of shareholders that in the aggregate own less than 5 percent of the value of the corporation's stock. Under applicable Treasury regulations, an ownership change with respect to an affiliated group of corporations filing a consolidated return that have consolidated net operating losses is generally measured by changes in stock ownership of the parent corporation of the group (e.g., New Holdings).

              As a result of the Plan it is not anticipated that New Holdings will undergo an "ownership change" within the meaning of section 382 of the Code. Consequently, the ability of New Holdings to use its net operating loss carryovers should not be subject to an annual limitation under section 382 of the Code. However, any subsequent changes in the capital structure of New Holdings could trigger the limitations under Section 382 unless the exception described below applies.

              If New Holdings undergoes an ownership change, the use by New Holdings or Systems of their net operating loss carryovers (and certain built-in losses) to offset taxable income earned after the ownership change could be subject to the "Section 382 Limitation." In general, the Section 382 Limitation on a corporation's net operating loss carryover (and certain built-in losses) will be equal to the product of (i) the net equity value of all of New Holdings' stock immediately before the ownership change and (ii) the long-term exempt rate for the month in which the ownership change occurs. The Section 382 Limitation is applied on an annual basis.

              The rules regarding ownership changes are extremely complicated and, although the Company believes there will not be an ownership change upon consummation of the Plan, it is possible that the contemplated transactions (or subsequent shifts in the capital structure of New Holdings or Systems) will constitute an ownership change.

              C.     APPLICABLE HIGH YIELD DEBT OBLIGATIONS

              In general, OID, if any, on the New Notes will not be deductible until paid by New Holdings if the New Notes are treated as "applicable high yield debt obligations" ("AHYDOs"). Under the AHYDO rules contained in section 163(e) and 163(i) of the Code, if the New Notes have a term of more than five years, significant OID (as defined in the Code), and a yield to maturity of 5% or more in excess of the applicable federal rate ("AFR") in effect for the month in which the notes are issued, interest deductions in respect of OID accruing on such notes will be deferred until amounts in respect of such OID are paid in cash. Moreover, to the extent the yield to maturity exceeds the AFR for the applicable month plus 6%, the deduction for a ratable portion of the OID will be permanently disallowed (the "Disqualified OID").

              It is possible that the New Notes may be treated as AHYDOs. Accordingly, in such an event, New Holdings would not be permitted to deduct any OID in respect of the New Notes until such interest is paid. In addition, the company will be denied OID deductions in respect of a ratable portion of the OID equal to any Disqualified OID.

              THE FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN ARE COMPLEX. THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER IN LIGHT OF SUCH HOLDER'S CIRCUMSTANCES AND INCOME TAX SITUATION. ALL HOLDERS OF THE OLD NOTES SHOULD CONSULT WITH THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE TRANSACTION CONTEMPLATED BY THE RESTRUCTURING AND THE OWNERSHIP AND DISPOSITION OF THE NEW NOTES AND RESTRUCTURED COMMON STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY CHANGE IN APPLICABLE TAX LAWS.

C.     CERTAIN BANKRUPTCY CONSIDERATIONS

       1.     RISK OF NON-CONFIRMATION OF THE PLAN

       Even if the requisite acceptances are received, there can be no assurance that the Bankruptcy Court will confirm the Plan. A non-accepting creditor of the Company might challenge the solicitation procedures and results, or the terms of the Plan as not being in compliance with the Bankruptcy Code. Even if the Bankruptcy Court were to determine that the balloting procedures and results were appropriate, the Bankruptcy Court could still decline to confirm the Plan if it were to find that any statutory conditions to Confirmation had not been met, including that the terms of the Plan are fair and equitable to non-accepting Classes. Section 1129 of the Bankruptcy Code sets forth the requirements for Confirmation and requires, among other things, a finding by the Bankruptcy Court that the Plan "does not unfairly discriminate" and is "fair and equitable" with respect to any non-accepting Classes and that the Confirmation of the Prepackaged Plan is not likely to be followed by a liquidation or a need for further financial reorganization and that the value of distributions to non-accepting Classes of Impaired Claims and Equity Interests will not be less than the value of distributions such Classes of Impaired Claims and Equity Interests would receive if the Company were liquidated under chapter 7 of the Bankruptcy Code. While there can be no assurance that the Bankruptcy Court will conclude that these requirements have been met, the Company believes that the Plan will not be followed by a liquidation or the need for further financial reorganization and that non-accepting holders of Impaired Claims and Equity Interests will receive distributions at least as great as would be received following a liquidation pursuant to chapter 7 of the Bankruptcy Code. The Company believes that holders of Equity Interests in any of the Debtors would receive no distribution under either a liquidation pursuant to chapter 7 or a liquidation or reorganization pursuant to chapter 11.

       2.     NONCONSENSUAL CONFIRMATION

       Pursuant to the "cramdown" provisions of section 1129(b) of the Bankruptcy Code, the Bankruptcy Court can confirm the Plan at the Debtors' request if at least one other Impaired Class has accepted the Plan (with such acceptance being determined without including the acceptance of any "insider" in such Class) and, as to each Impaired Class which has not accepted the Plan, the Bankruptcy Court determines that the Plan "does not discriminate unfairly" and is "fair and equitable" with respect to Impaired Classes. IN ACCORDANCE WITH SUBSECTION 1129(a)(8) OF THE BANKRUPTCY CODE, THE DEBTORS WILL BE REQUIRED TO REQUEST CONFIRMATION OF THE PLAN WITHOUT THE ACCEPTANCE OF ALL IMPAIRED CLASSES ENTITLED TO VOTE IN ACCORDANCE WITH SUBSECTION 1129(b) OF THE BANKRUPTCY CODE.

       The Debtors, except as provided for in the Lock-Up Agreement, reserve the right to modify the terms of the Plan as necessary for the confirmation of the Plan without the acceptance of all Impaired Classes. Such modification could result in a less favorable treatment of any non-accepting Class or Classes, as well as of any Classes junior to such non-accepting Classes, than the treatment currently provided in the Plan. Such less favorable treatment could include a distribution of property to the Class affected by the modification of a lesser value than that currently provided in the Plan or no distribution of property whatsoever under the Plan.

       3.     DELAYS OF CONFIRMATION AND/OR EFFECTIVE DATE

       Any delays of either confirmation or effectiveness of the Plan could result in, among other things, increased professional fee claims. These or any other negative effects of delays of either confirmation or effectiveness of the Plan could endanger the ultimate approval of the Plan by the Bankruptcy Court.

D.     PENDING LITIGATION

       The Debtors are involved from time to time in routine litigation that is incidental to their businesses. Typically, these matters consist of product liability claims brought by the individuals who operate the equipment sold by the Debtors disputes with customers over the performance and completion of equipment installation, and workers compensation claims by the Debtors' employees. The Debtors do not believe that the outcome of any such litigation will have a material adverse effect upon the Debtors. The Debtors expressly reserve their rights to, among other things, enforce, pursue, prosecute and settle (or decline to do any of the foregoing) all claims, defenses or causes of action, among other things, that arise from or relate in any way to the operation of its business.


                                        XIII.
                              POST FILING DEVELOPMENTS

       On July 30, 1999, the Debtors sought and obtained approval from the Bankruptcy Court of certain motions and applications (the "First Day Motions") which the Debtors filed simultaneously with their petitions for relief commencing the Chapter 11 Cases. Set forth below is a brief summary of the First Day motions filed by the Debtors and others in the Chapter 11 Cases.

A.     CUSTOMER SERVICE PROGRAMS

       The Debtors obtained an order authorizing the Debtors to perform obligations and to pay certain claims arising under their customer service programs. This relief should enable the Debtors to maintain their important relationships with their customers.

B.     EMPLOYEE CLAIMS AND EXISTING BENEFIT PROGRAMS

       The Debtors obtained an order authorizing the Debtors to pay and honor their prepetition obligations to certain employees in the ordinary course of business. Consistent with this order, the Debtors are continuing to honor their obligations to employees regarding vacation pay in accordance with applicable law and internal Company policies and such policies shall be unaffected by the Plan. This relief should enable the Debtors to maintain their excellent relationships with their employees.

C.     CASH MANAGEMENT SYSTEM

       Pursuant to this motion, the Debtors obtained authorization to use their current cash management system and bank accounts.

D.     DIP FINANCING

       The Debtors obtained entry of both an interim and a final order permitting borrowings under the DIP Facility. Such borrowing permits the Debtors to operate their businesses during the Chapter 11 Cases and pay pre-petition obligations (to the extent authorized by the Bankruptcy Court) and post-petition obligations.

E.     DISCLOSURE STATEMENT AND PLAN

       This motion requested that the Bankruptcy Court (a) schedule hearings (i) to approve the adequacy of the Debtors' Disclosure Statement and (ii) to confirm the Plan, (b) establish deadlines to object to the Disclosure Statement and the Plan and (c) approve a form of notice.

F.     MISCELLANEOUS PROCEDURAL AND ADMINISTRATIVE MOTIONS

       These motions sought approval of non-substantive procedures to be employed in the Bankruptcy Court governing the Chapter 11 Cases. The motions also seek to employ bankruptcy counsel and advisors to the Debtors.

       On August 20, 1999, an official committee of general unsecured creditors was appointed by the United States Trustee. The Creditor's Committee consists of Alliance Capital Management L.P., Credit Suisse First Boston, HSBC Bank USA, Merrill Lynch Phoenix Fund, Inc., Megtec Systems, Baldwin Technology Corp. and Trace-a-matic Corp. The Creditors' Committee retained Akin Gump as its legal advisor and Chanin as its financial advisor.

                                        XIV.
                              MISCELLANEOUS PROVISIONS

       Certain additional miscellaneous information regarding the Plan is set forth below.

A.     DISSOLUTION OF COMMITTEE(S)

       On the Effective Date, the Creditors' Committee shall dissolve and members shall be released and discharged from all rights and duties arising from, or related to, the Chapter 11 Case.

B.     PAYMENT OF STATUTORY FEES

       All fees payable pursuant to section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the hearing pursuant to section 1128 of the Bankruptcy Code, shall be paid on or before the Effective Date.

C.     FEES AND EXPENSES OF THE PREPETITION NOTEHOLDERS COMMITTEE

       The reasonable fees and expenses incurred after the Petition Date by the Prepetition Noteholders Committee's counsel and financial advisor (together with the reasonable fees and expenses of local counsel) through the date of the appointment of the Creditors' Committee with respect to these Chapter 11 Cases shall be paid (without application by or on behalf of any such professionals to the Bankruptcy Court and without notice and a hearing) by the Reorganized Debtors as an Administrative Claim under the Plan. If the Reorganized Debtors and any such professional retained by the Prepetition Noteholders Committee cannot agree on the amount of fees and expenses to be paid to such professional, the amount of any such fees and expenses shall be determined by the Bankruptcy Court.

D.     DISCHARGE OF DEBTORS

       Except as otherwise provided in the Plan: (1) the rights afforded in the Plan and the treatment of all Claims and Equity Interests therein, shall be in exchange for and in complete satisfaction, discharge and release of Claims and Equity Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Petition Date, against the Debtors and the Debtors in Possession, or any of their assets or properties, (2) on the Effective Date, all such Claims against, and Equity Interest in the Debtors shall be satisfied, discharged and released in full and (3) all Persons and Entities shall be precluded from asserting against the Reorganized Debtor, their successors or their assets or properties any other or further Claims or Equity Interests based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Confirmation Date. Except as expressly provided therein, the Plan does not impair the rights of any Holders of Class S4 Claims, including but not limited to: (i) Holders of Claims under executory and nonexecutory contracts and leases; (ii) persons or entities entitled to contractual or common law rights of indemnity, contribution and reimbursement; (iii) or claims of any party or entity relating to any environmental condition as to which any of the Debtors are or may be liable.

E.     MODIFICATION OF PLAN

       Subject to the limitations contained in the Plan and the Lock-Up Agreement, (1) the Debtors reserve the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify the Plan prior to the entry of the Confirmation Order and (2) after the entry of the Confirmation Order, the Debtors or the Reorganized Debtors, as the case may be, may, upon order of the Bankruptcy Court, amend or modify the Plan, in accordance with section 1127(b) of the Bankruptcy Code, or remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan.

F.     REVOCATION OF PLAN

       The Debtors reserve the right, at any time prior to the entry of the Confirmation Order, to revoke and withdraw the Plan.

G.     SUCCESSORS AND ASSIGNS

       The rights, benefits and obligations of any Person or Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign of such Person or Entity.

H.     RESERVATION OF RIGHTS

       Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Orders. None of the filing of the Plan, any statement or provision contained herein, or the taking of any action by the Debtor with respect to the Plan shall be or shall be deemed to be an admission or waiver of any rights of the Debtors with respect to the Holders of Claims or Equity Interests prior to the Effective Date.

I.     SECTION 1146 EXEMPTION

       Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer, or exchange of any security under the Plan, or the making or delivery of an instrument of transfer under the Plan, may not be taxed under any law imposing a stamp tax or similar tax.

J.     FURTHER ASSURANCES

       The Debtors, the Reorganized Debtors and all Holders of Claims receiving distributions under the Plan and all other parties in interest shall, from time to time, prepare, execute and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

K.     SERVICE OF DOCUMENTS

       Except as otherwise provided by order of the Bankruptcy Court, any pleading, notice or other document required by the Plan to be served on or delivered to the Reorganized Debtors shall be sent by first class U.S. mail, postage prepaid to:

                            Goss Graphic Systems, Inc.
                            700 Oakmont Lane
                            Westmont, Illinois  60559-5546
                            Attn: General Counsel

                     with copies to:

                            Kirkland & Ellis
                            200 E. Randolph Drive
                            Chicago, Illinois 60601
                            Attn: Matthew N. Kleiman, Esq.

                            Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                            590 Madison Avenue
                            20th Floor
                            New York, New York  10022
                            Attn: Daniel H. Golden, Esq.

L.     FILING OF ADDITIONAL DOCUMENTS

       On or before the Effective Date, the Debtors may file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

                                        XV.
                                   RECOMMENDATION

       In the opinion of the Debtors, the Plan is preferable to the alternatives described herein because it provides for a larger distribution to the Holders than would otherwise result in a liquidation under chapter 7 of the Bankruptcy Code. In addition, any alternative other than confirmation of the Plan could result in extensive delays and increased administrative expenses resulting in smaller distributions to the Holders of Claims and Equity Interests. ACCORDINGLY, THE DEBTORS RECOMMEND THAT HOLDERS OF CLAIMS AND EQUITY INTERESTS ENTITLED TO VOTE ON THE PLAN SUPPORT CONFIRMATION OF THE PLAN AND VOTE TO ACCEPT THE PLAN.

Dated: September 7, 1999                  Respectfully Submitted,

                                          GOSS GRAPHIC SYSTEMS, INC.
                                          GGS HOLDINGS, INC.


                                   By:
                                          ---------------------------------
                                          Name:
                                          Title:

                                          GOSS REALTY, L.L.C.

                                   By:
                                          ---------------------------------
                                          Name:
                                          Title:

PREPARED BY:

James H.M. Sprayregen
Matthew N. Kleiman
James W. Kapp III
Chris L. Dickerson
KIRKLAND & ELLIS
200 East Randolph Drive
Chicago, Illinois  60601
(312) 861-2000

       and

Laura Davis Jones (No. 2436)
Maureen D. Luke
Michael R. Nestor
YOUNG CONAWAY STARGATT & TAYLOR, LLP
11th Floor, Rodney Square North
P.O. Box 391
Wilmington, Delaware 19899
(302) 571-6600

CO-COUNSEL TO DEBTORS AND DEBTORS IN POSSESSION

                     IN THE UNITED STATES BANKRUPTCY COURT

                         FOR THE DISTRICT OF DELAWARE

In re:                                  )    Chapter 11
                                        )
GOSS GRAPHIC SYSTEMS, INC., ET AL.,(1)  )    Case No. 99-2756(PJW)
                                        )    (Jointly Administered)
                    Debtors.            )

             SECOND AMENDMENT TO SECOND AMENDED PLAN OF REORGANIZATION
               OF GOSS GRAPHIC SYSTEMS, INC., GGS HOLDINGS, INC. AND
            GOSS REALTY, L.L.C. UNDER CHAPTER 11 OF THE BANKRUPTCY CODE
            -----------------------------------------------------------

          The above-captioned debtors and debtors in possession in the above-

captioned chapter 11 cases (the "Debtors") as proponents of the Second Amended

Plan of Reorganization of Goss Graphic Systems, Inc., GGS Holdings, Inc. and

Goss Realty, L.L.C. under Chapter 11 of the Bankruptcy Code (the "Plan") hereby amend the Plan as set forth in the Stipulation and Plan Modification attached hereto as Exhibit A.

Wilmington, Delaware          Respectfully submitted,
Dated:  November 2, 1999
                              KIRKLAND & ELLIS
                              James H.M. Sprayregen
                              Matthew N. Kleiman
                              200 East Randolph Drive
                              Chicago, IL 60601
                              (312) 861-2000

                              - and -

                              YOUNG CONAWAY STARGATT & TAYLOR, LLP


                              ------------------------------------
                              Laura Davis Jones (No. 2436)
                              Maureen D. Luke (No. 3062)
                              Michael R. Nestor (No. 3526)
                              11th Floor, Rodney Square North
                              P.O. Box 391
                              Wilmington, Delaware 19899-0391
                              (302) 571-6600

                              Co-Counsel for the Debtors and Debtors in Possession

-----------------------

(1)The Debtors are the following entities: Goss Graphic Systems, Inc., GGS Holdings, Inc., and Goss Realty, L.L.C.

                                   EXHIBIT A

                       STIPULATION AND PLAN MODIFICATION

The secured claim (Class R2) and deficiency claim (Class R6) of LaSalle Bank National Association ("LaSalle") against Goss Realty, L.L.C. ("Realty"), together with all other claims of LaSalle against Goss Graphic Systems, Inc. ("Systems"), GGS Holdings, Inc. ("Holdings") or any of their affiliates, shall be fully settled and satisfied as follows:

1. On the Effective Date, that certain Mortgage Note dated July 25, 1997 in the original amount of $30 million made by Realty in favor of LaSalle (the "Note") shall be reinstated by payment of the sums set forth in paragraph 2 below.

       The maturity date of the Note shall be November 30, 2001. The Prepayment Premium shall be fixed at $4.30 million, $2.15 million of which shall be part of the Compromised Note Balance (as defined in paragraph 10.a. below) and paid as set forth in paragraph 3, and $2.15 million of which shall be paid (if at all) as set forth in paragraph 6.d.(ii).

       The terms of the Mortgage, Assignment of Rents and all other Loan Documents (as defined in the Note) shall remain in full force and effect EXCEPT as specifically modified herein. In the event that there is a conflict between the terms of this Plan Modification and the Note, Mortgage, Loan Documents, or any other document by and between LaSalle, Realty and/or Systems, the terms of this Plan Modification shall govern.

       All capitalized terms used herein not otherwise defined shall have the meanings ascribed thereto in that certain Second Amended Plan of Reorganization of Goss Graphic Systems, Inc. and Goss Realty, L.L.C. under Chapter 11 of the Bankruptcy Code, and if not defined therein, as ascribed thereto in the Loan Documents.

2. On the Confirmation Date, Realty shall pay LaSalle in cash the sum of the following amounts to reinstate and cure, in full, the Note, Mortgage and all related obligations and to pay the November 1, 1999 Note payment:

              a.     principal of $168,386.15; plus

              b.     interest of $645,006.45 (contract rate); plus

              c.     interest of $397,232.61 (default rate); plus

              d.     late fees of $39,508.92; plus

              e. real estate tax escrow payments of $141,200 to be deposited into the account set forth in paragraph 4(e) below for application as provided for in paragraph 4(e) and the Loan Documents; plus

              f. all reasonable attorney fees and costs incurred by LaSalle's counsel, Schwartz, Cooper, Greenberger & Krause and Klehr, Harrison, Harvey,

                     Branzburg & Ellers L.L.P. up to the Confirmation Date (which fees and costs were estimated at $60,000 as of October 10, 1999); plus

              g. $9210.70 in fees and costs of LaSalle's expert, Michael Maglocci; plus

              h. $3541.12 in costs and expenses incurred by LaSalle including without limitation that incurred in travel to Delaware for Court hearings for LaSalle's officer, counsel, expert, depositions, meetings and other experts incurred in connection with the bankruptcy of Realty and Systems.

3. As of the Confirmation Date, Systems, as lessee, shall reject that certain Single Tenant Net lease dated July 25, 1997 (the "Old Lease") for 700 Oakmont, Westmont, Illinois (the "Premises").

       As of the Confirmation Date, Realty, as lessor, shall assume the Old
       Lease.

       The claim filed by LaSalle on behalf of Realty against Systems for unpaid pre-petition rent in the approximate amount of $3.1 million shall be disallowed with prejudice. Except as expressly set forth herein, Realty shall have no pre-petition claim against Systems, including, without limitation, any claim for monetary or non-monetary cure costs associated with Realty's assumption of the Old Lease. Systems represents and warrants as an inducement to Realty and LaSalle that it is not in default with respect to the Old Lease except for the claimed pre-petition Base Rent.

       Realty shall have an allowed unsecured Class S4 Claim against Systems in the amount of not less than $8 million (the "Rejection Claim"), which shall be satisfied and paid by Systems with payments to LaSalle as follows:

       a. In the event Systems pays LaSalle, without default, $8 million (the "Periodic Payment Amount") payable in forty-eight (48) installments of $166,666.66 each (the "Periodic Payments"), with each installment being paid on or before the first day of each month commencing on December 1, 1999, then the Rejection Claim shall be deem satisfied in full. The principal portion of the Compromised Note Balance shall be reduced dollar-for-dollar by the amount of all Periodic Payments paid to LaSalle.

       b. Systems shall be entitled to prepay all or any portion of the Periodic Payment Amount without penalty at any time, and any such payments shall reduce the principal portion of the Compromised Note Balance on a dollar-for-dollar basis.

       c. If Systems fails to make any Periodic Payment when due (a "Periodic Payment Default"), LaSalle may declare the entire Rejection Claim (less the amount of all Periodic Payments) immediately due without further act or deed or notice.

       d. After a Periodic Payment Default, LaSalle can take all action it deems appropriate to liquidate, adjudicate and collect the unpaid portion of the Rejection Claim, consistent with the terms of the Note, Mortgage, Loan Documents and applicable governing law including, without limitation, rights set forth in paragraph 7 below.

       (i) LaSalle reserves the right to assert that the Rejection Claim equals an amount greater than $8 million, and Systems reserves the right to contest that the Rejection Claim is any amount in excess of $8 million.

       (ii) Determination of whether the Rejection Claim exceeds $8 million and the amount by which it exceeds $8 million is subject to final order of the Bankruptcy Court in accordance with applicable provisions of state and bankruptcy law, including without limitation, Section 502(b)(6) of the Bankruptcy Code.

       (iii) The unpaid portion of the Rejection Claim shall commence to bear interest at the rate of 8.66% upon the occurrence of either of the following events: (i) Realty defaults in any of its obligations to LaSalle, including payment obligations, under the Note or Loan Documents; or (ii) Systems defaults in any of its payment obligations of the Periodic Payment Amount.

       On the Effective Date, Realty shall assign all of its right, title and interest in and to the Rejection Claim to LaSalle to secure payment of the Compromised Note Balance and shall execute all documents reasonably necessary to perfect said interest. Except as otherwise set forth in this Plan Modification, LaSalle shall have all rights to enforce said claim without further act or deed, and to the extent and on the terms set forth in the Note, Mortgage and Loan Documents.

       If the Compromised Note Balance has been (x) paid in full or (y) paid in accordance with paragraph 6.d. below in the event of a sale of the Premises generating Net Sale Proceeds in excess of the Compromised Note Balance, at any time prior to the payment in full of the Periodic Payment Amount or the Rejection Claim, then (i) the Periodic Payment Amount and the Rejection Claim shall be deemed paid in full and satisfied, and (ii) LaSalle shall have no further lien or interest in the Periodic Payment Amount or the Rejection Claim.

4. On the Effective Date, Realty and Systems shall execute and enter into a new lease for the Premises ("New Lease"), which New Lease shall have an effective date as of the Petition Date. The New Lease shall be identical to the Old Lease except as follows:

              a. the installments of Base Rent payable monthly shall be reduced to $263,392.92;

              b. the Lease Term shall end on November 30, 2001 (the "Lease Termination Date"); PROVIDED, HOWEVER, that in the event LaSalle takes delivery of the Bill of Sale and Deed (each, as defined below) for recording, Systems shall have the option to extend the Lease Termination Date for up 12 additional months by giving LaSalle written notice of its exercise of the option thirty (30) days before the Lease Termination Date; PROVIDED, FURTHER, that during such extension Systems shall continue to render performance to LaSalle, as lessor, under the terms and conditions of the New Lease;

              c. the New Lease shall not terminate prior to the earlier of the Lease Termination Date or the date on which the sale of the Premises is closed; and

              d. Systems shall pay and deliver the base rent directly to LaSalle by the first day of each month commencing with December 1, 1999;

              e. the monthly Installments to be paid under paragraph 5.4 of the New Lease shall be $35,300; said Installments shall be delivered to LaSalle by the first day of each month commencing with December 1, 1999 and deposited into Account # 8600769213; said Account is in the name of Realty and bears no interest; said monthly Installment amounts may be adjusted from time to time to the extent and as provided in the Loan Documents; and

              f. the New Lease shall terminate upon a closing of a sale of the Premises.

5. On the Effective Date, Realty shall execute in favor of LaSalle, or its nominee as directed by LaSalle, and deliver to LaSalle for deposit in Escrow (as hereinafter defined) (i) a special warranty deed for Premises in recordable form subject only to customary easements and restrictions ("Deed"), and (ii) a bill of sale ("Bill of Sale") for all personal property of Realty.

       In the event LaSalle or its nominee has the right to record the Deed and take the Bill of Sale in accordance with the terms of the Modified Plan, Realty shall also execute and deliver to LaSalle any and all additional documents a title company or LaSalle may require to effectuate the conveyance of the Premises and personalty contemplated herein (collectively "Supplemental Documents").

       In the event Realty refuses or is unable to execute such documents, Realty grants to LaSalle as of the Effective Date a limited power of attorney to execute any one or more of the Supplemental Documents in its name.

6. At all times from and after the Effective Date, Realty shall use its best efforts to sell the Premises for the best price possible subject to the following conditions:

       a. Any broker retained to sell the Premises shall be entitled only to a customary and usual commission in the event of a sale; PROVIDED, HOWEVER, that the commission shall not exceed 2% of the gross sale proceeds without the consent of LaSalle, which consent shall not be unreasonably withheld, denied or delayed.

       b. Realty shall have the right to sell the Premises WITHOUT THE CONSENT of LaSalle provided the Net Sale Proceeds are equal to or greater than the then outstanding Compromised Note Balance.

       c. In the event Realty has a contract to sell the Premises which it wants to execute, the Net Sale Proceeds from which will be LESS THAN the Compromised Note Balance, then, at the sole option of LaSalle, (i) Realty will be allowed to proceed with said sale with LaSalle retaining all of the Net Sale Proceeds and the Compromised Note Balance shall be reduced by the amount of such Net Sale Proceeds, or (ii) LaSalle will take delivery of the Bill of Sale and Deed for recording and the Compromised Note Balance shall be reduced (as of the outside date in the contract for closing the sale) by an amount equal to the Net Sale Proceeds under the contract to sell the Premises; PROVIDED, HOWEVER, that LaSalle shall not have the right to select option (ii) of this paragraph 6.c. if the aggregate of (x) the Net Sale Proceeds under the contract to sell the Premises calculated using the date of sale as the outside closing date of the contract, plus (y) the then outstanding Periodic Amount, exceeds (z) the Compromised Note Balance. In either event, LaSalle shall have no further claim against Realty, and LaSalle shall have no further claim against Systems except for its right to be paid (if at all) the remaining balance (if any) of the Periodic Amount and/or the Rejection Claim and the Indemnity Claim in accordance with paragraph 8 below.

       d. In the event Realty has a contract to sell the Premises under which the Net Sale Proceeds will be GREATER than the Compromised Note Balance, the Net Sale Proceeds shall be paid to LaSalle on closing and applied as follows:

              (i)    first, to the Compromised Note Balance until paid in full;
                     and

              (ii) second, 50% of the remaining Net Sale Proceeds to the $2.15 million balance of the Prepayment Premium until paid in full.

              After payment in full of the Compromised Note Balance and the balance of the Prepayment Premium as set forth in paragraph 6.d.(ii) hereof, LaSalle shall have no further claim against Realty or Systems or the remaining Net Sale Proceeds.

7. LaSalle shall have the absolute right to have the Deed recorded and the Bill of Sale delivered to LaSalle immediately upon the occurrence of any of the following events:

       a. closing of the sale of the Premises has not occurred by November 30, 2001;

       b. Realty defaults in any of its obligations to LaSalle, including payment obligations, under the Note or Loan Documents;

       c. Systems defaults in any of its payment obligations of the Periodic Payment Amount;

       d. Systems vacates the Premises prior to the close of a sale of the Premises or the Lease Termination Date.

       Upon the recording of the Deed, the Compromised Note Balance shall be credited against all sums due under the Note, and LaSalle will have no further claim against Realty or Systems except with respect to its right to be paid (if at all) the remaining balance (if any) of Periodic Payment Amount and/or the Rejection Claim as set forth herein and the Indemnity Claim in accordance with paragraph 8 below.

8. The claim filed by LaSalle against Systems based on the Indemnity Agreement executed by Systems in favor of LaSalle dated July 25, 1997 ("Indemnity Claim"), shall remain unadjudicated until default by Systems or Realty of any payment or non-payment obligation under the Note, New Lease or Rejection Claim or Modified Plan.

9. Notwithstanding the closing of the bankruptcy case for Realty and Systems, the Bankruptcy Court shall retain the exclusive jurisdiction to adjudicate all matters related to (i) the Plan Modification and (ii) the Rejection Claim and the Indemnity Claim.

10.    As used in this Plan Modification:

       a. "Compromised Note Balance" shall be the sum of (i) the amount of principal, interest, fees, expenses, and late charges (if any) then due under the Note, plus (ii) $2.15 million.

       b. "Net Sale Proceeds" shall be all consideration for which the Premises is sold less (i) pro-rations for real estate taxes, costs of sale (e.g., reasonable attorney fees and costs, title insurance, survey, transfer taxes customarily charged to the seller) and a brokerage commission not to exceed 2% of the purchase price in accordance with paragraph 6.a. above.

       c. "Escrow" shall mean the escrow established by written agreement between a title company or other entity selected by LaSalle and Realty, Realty and LaSalle. The terms of the Escrow shall include that the Deed and Bill of Sale shall be delivered to LaSalle upon receipt by escrow agent of an affidavit from an officer of LaSalle that states as follows:

                     I hereby certify that the following
                     circled event(s) have occurred and,
                     with respect to events in paragraphs b
                     through e below, notice of default was
                     given and said defaults were not cured
                     within five (5) calendar days of such
                     notice:

                     (i)    The Lease Termination Date has
                            passed and the Premises have
                            not been sold; or

                     (ii)   Realty is in default under the
                            Note; or

                     (iii)  Systems is in default under the
                            New Lease; or

                     (iv)   Systems has defaulted on its
                            payment obligations of the
                            Periodic Payments or the
                            Rejection Claim; or

                     (v)    Realty or Systems has violated
                            a term of the Plan
                            Modification.

              The terms of the Escrow shall also include a provision requiring that the Deed and Bill of Sale shall be delivered to Realty upon receipt by escrow agent of an affidavit from an officer of Realty and an officer of LaSalle that states that the Note has been discharged and satisfied in full.

11. The grace period with respect to any payment or non-payment obligations in the Note, Loan Documents, New Lease or payment of the Periodic Payments and/or Rejection Claim shall be as set forth in the Mortgage; PROVIDED, HOWEVER, that a Late Charge as set forth in PARA 6 of the Note shall be immediately due and payable if a payment due to LaSalle is not made on the day such payment is due, even though such payment is made within the applicable grace period. Any notice required by the terms of the Escrow, Note or Loan Documents shall be delivered to:

              REALTY AND SYSTEMS:

                     Goss Graphic Systems, Inc.
                     Goss Realty, L.L.C.
                     700 Oakmont Lane
                     Westmont, Illinois 60559-5546
                     Telecopy: 630-850-5899
                     Attn: Joseph P. Gaynor, III, EVP & CFO

              and

              KIRKLAND & ELLIS:

                     Kirkland & Ellis
                     200 E. Randolph Drive
                     Chicago, Illinois 60601
                     Telecopy: 312-861-2200
                     Attn: James H.M. Sprayregen &
                              Matthew N. Kleiman

12. All payments to be made by Realty or Systems shall be by wire transfer or personal delivery receipted for.

13. Except as otherwise provided herein, all payments received by LaSalle, whether on the Note, the New Lease, the Rejection Claim or from the sale of the Premises, shall be applied as follows: first, to fees and costs; second, to interest; and third, to principal.

14. If the Effective Date of the Plan and execution of all documents necessary to consummate the transactions contemplated herein do not occur by November 30, 1999, confirmation of the Plan for Realty shall be null and void.

15. If Realty prepays the Compromised Note Balance in full other than by a sale of the Premises, and within six (6) months of said payment date Realty or its nominee, Systems or one of their affiliates enters into a contract to sell the Premises, the Net Sale Proceeds of which would exceed the Compromised Note Balance, then, Realty shall owe and pay LaSalle the full remaining balance of the $4.30 million Prepayment Premium.



                     (remainder of this page intentionally blank)

                                   GOSS REALTY, L.L.C.

                                   By:  ______________________________________
                                   Its: ______________________________________
                                   Printed Name: _____________________________



                                   GOSS GRAPHIC SYSTEMS, INC.

                                   By:  ______________________________________
                                   Its: ______________________________________
                                   Printed Name: _____________________________



                                   LASALLE BANK NATIONAL ASSOCIATION

                                   By:  ______________________________________
                                   Its: ______________________________________
                                   Printed Name: _____________________________

                    IN THE UNITED STATES BANKRUPTCY COURT
                        FOR THE DISTRICT OF DELAWARE

IN RE:                                    )
                                          )      CHAPTER 11
GOSS GRAPHIC SYSTEMS, INC., ET AL.,(1)    )
                                          )      CASE NO. 99-2756(PJW)
                     DEBTORS.             )      (JOINTLY ADMINISTERED)

             AMENDMENT TO SECOND AMENDED PLAN OF REORGANIZATION OF
              GOSS GRAPHIC SYSTEMS, INC., GGS HOLDINGS, INC. AND
          GOSS REALTY, L.L.C. UNDER CHAPTER 11 OF THE BANKRUPTCY CODE
          -----------------------------------------------------------

              The above-captioned debtors and debtors in possession in the above-captioned chapter 11 cases (the "Debtors") as proponents of the Second

Amended Plan of Reorganization of  Goss Graphic Systems, Inc., GGS Holdings,

Inc. and Goss Realty, L.L.C. under Chapter 11 of the Bankruptcy Code (the

"Plan") hereby make the following amendments to the Plan:

              1.     The following definition will be added to Article I.B. of

the Plan:

              "New Rockwell Equity Distribution" means the 350,000 shares of New Holdings Common Stock issued to Rockwell International Corporation or its designee, subject to dilution by the Management Equity as provided under the Lock-Up Agreement.

              2.     The definition of Stonington Capital Contribution in

Article I.B. of the Plan will be deleted in its entirety and replaced with the following language:

              "Stonington Capital Contribution" means that certain $50 million contribution of capital to the Debtors made pursuant to the terms of the Lock-Up Agreement, and in exchange for which on the Effective Date Stonington shall receive 6,513,750 shares of New Holdings Common Stock, subject to dilution by the Management Equity as provided under the Lock-Up Agreement.




---------------------

(1)The Debtors are the following entities: Goss Graphic Systems, Inc.; GGS Holdings, Inc.; and Goss Realty, L.L.C.

              3.     Article III.C.5.(b), Treatment of Class S5 - Old Note

Claims will be deleted in its entirety and replaced with the following language:

              TREATMENT: On or as soon as practicable after the Effective Date, each Holder of an Allowed Old Note Claim shall receive, in full and final satisfaction of such Claim, a Pro Rata distribution of the New Notes and a Pro Rata share of 3,136,250 shares of New Holdings Common Stock, subject to dilution by the Management Equity as provided under the Lock-Up Agreement.

              4. Article III.B.6.(b), Treatment of Class H6 - Rockwell Preferred Equity Interests will be deleted in its entirety and replaced with the following language:

              On or as soon as practicable after the Effective
              Date, the Holder of  the Rockwell Preferred Equity
              Interest shall receive, in full and final satisfaction of such Claim, the New Rockwell Equity
              Distribution.

                                          KIRKLAND & ELLIS
                                          James H.M. Sprayregen
                                          Matthew N. Kleiman
                                          200 East Randolph Drive
                                          Chicago, Illinois 60601
                                          (312) 861-2000

                                                        and

                                          YOUNG CONAWAY STARGATT & TAYLOR, LLP

                                          ____________________________________
                                          Laura Davis Jones (#2436)
                                          Michael R. Nestor (No. 3526)
                                          11th Floor, Rodney Square North
                                          P.O. Box 391
                                          Wilmington, Delaware 19899-0391
                                          (302) 571-6600

                                          Co-Counsel for the Debtors and Debtors
                                          in Possession

Dated: October 21, 1999

                      IN THE UNITED STATES BANKRUPTCY COURT

                          FOR THE DISTRICT OF DELAWARE


IN RE:                                     )        CHAPTER 11
                                           )
GOSS GRAPHIC SYSTEMS, INC., ET AL.,(1)     )        CASE NO. 99-2756 (PJW)
                                           )        (JOINTLY ADMINISTERED)
                      DEBTORS.             )


-------------------------------------------------------------------------------

                      SECOND AMENDED PLAN OF REORGANIZATION
                         OF GOSS GRAPHIC SYSTEMS, INC.,
                     GGS HOLDINGS, INC. AND GOSS REALTY, LLC
                     UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

-------------------------------------------------------------------------------



                                       James H.M. Sprayregen
                                       Matthew N. Kleiman
                                       James W. Kapp III
                                       Chris L. Dickerson
                                       KIRKLAND & ELLIS
                                       200 E. Randolph Drive
                                       Chicago, Illinois 60601
                                       (312) 861-2000

                                       Laura Davis Jones
                                       Maureen D. Luke
                                       Michael R. Nestor
                                       YOUNG CONWAY STARGATT &
                                       TAYLOR, LLP
                                       11th Floor, Rodney Square North
                                       PO Box 391
                                       Wilmington, Delaware 19899-0391
                                       (302) 571-6600

                                       Co-Counsel to
                                       GOSS GRAPHIC SYSTEMS, INC.,
                                       GGS HOLDINGS, INC. AND
                                       GOSS REALTY, LLC

                                       Debtors and Debtors in Possession

Dated:  September 7, 1999


-----------------------------
  (1) The Debtors are the following entities: Goss Graphic Systems, Inc., GGS Holdings, Inc., and Goss Realty, L.L.C.

                                             TABLE OF CONTENTS

                                                                                                      PAGE
                                                                                                      ----
ARTICLE I.
DEFINED TERMS, RULES OF INTERPRETATION,
COMPUTATION OF TIME AND GOVERNING LAW....................................................................1
         A.       RULES OF INTERPRETATION, COMPUTATION OF TIME AND GOVERNING LAW.........................1
         B.       DEFINED TERMS..........................................................................1

ARTICLE II.
ADMINISTRATIVE AND PRIORITY TAX CLAIMS...................................................................8
         A.       ADMINISTRATIVE CLAIMS..................................................................8
         B.       PRIORITY TAX CLAIMS....................................................................8

ARTICLE III.
CLASSIFICATION AND TREATMENT
OF CLASSIFIED CLAIMS AND EQUITY INTERESTS................................................................9
         A.       SUMMARY................................................................................9
         B.       CLASSIFICATION AND TREATMENT OF CLAIMS AGAINST HOLDINGS...............................10
         C.       Classification and Treatment of Claims against Systems ...............................12
         D.       CLASSIFICATION AND TREATMENT OF CLAIMS AGAINST REALTY.................................14
         E.       SPECIAL PROVISION GOVERNING UNIMPAIRED CLAIMS.........................................17

ARTICLE IV.
ACCEPTANCE OR REJECTION OF THE PLAN.....................................................................17
         A.       VOTING CLASSES........................................................................17
         B.       ACCEPTANCE BY IMPAIRED CLASSES........................................................17
         C.       PRESUMED ACCEPTANCE OF PLAN...........................................................17
         D.       PRESUMED REJECTION OF PLAN............................................................17
         E.       NON-CONSENSUAL CONFIRMATION...........................................................17

ARTICLE V.
MEANS FOR IMPLEMENTATION OF THE PLAN....................................................................17
         A.       CONTINUED CORPORATE EXISTENCE AND VESTING OF ASSETS IN THE REORGANIZED DEBTORS........17
         B.       CANCELLATION OF NOTES, INSTRUMENTS, MEMBER INTERESTS,
                  COMMON STOCK AND STOCK OPTIONS........................................................18
         C.       ISSUANCE OF NEW SECURITIES; EXECUTION OF RELATED DOCUMENTS............................18
         D.       NEW HOLDINGS COMMON STOCK ............................................................18
         E.       NEW SYSTEMS COMMON STOCK .............................................................18
         F.       NEW REALTY MEMBER INTERESTS...........................................................19
         G.       CORPORATE GOVERNANCE, DIRECTORS AND OFFICERS, AND CORPORATE ACTION....................19
         H.       SOURCES OF CASH FOR PLAN DISTRIBUTION.................................................19

ARTICLE VI.
TREATMENT OF EXECUTORY CONTRACTS
AND UNEXPIRED LEASES....................................................................................20
         A.       ASSUMPTION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES................................20
         B.       CLAIMS BASED ON REJECTION OF EXECUTORY CONTRACTS OR UNEXPIRED LEASES..................20
         C.       CURE OF DEFAULTS FOR EXECUTORY CONTRACTS AND UNEXPIRED LEASES ASSUMED.................20
         D.       INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES..................................20
         E.       COMPENSATION AND BENEFIT PROGRAMS.....................................................20

ARTICLE VII.
PROVISIONS GOVERNING DISTRIBUTIONS......................................................................21




                                                                                                      PAGE
                                                                                                      ----
         A.       DISTRIBUTIONS FOR CLAIMS ALLOWED AS OF THE EFFECTIVE DATE.............................21
         B.       DISTRIBUTIONS BY THE REORGANIZED DEBTORS; DISTRIBUTIONS WITH RESPECT TO DEBT
                  SECURITIES............................................................................21
         C.       DELIVERY AND DISTRIBUTIONS AND UNDELIVERABLE OR UNCLAIMED DISTRIBUTIONS...............21
         D.       DISTRIBUTION RECORD DATE..............................................................22
         E.       TIMING AND CALCULATION OF AMOUNTS TO BE DISTRIBUTED...................................22
         F.       MINIMUM DISTRIBUTION..................................................................22
         G.       SETOFFS...............................................................................22
         H.       SURRENDER OF CANCELED INSTRUMENTS OR SECURITIES.......................................22
         I.       LOST, STOLEN, MUTILATED OR DESTROYED DEBT SECURITIES..................................23

ARTICLE VIII.
PROCEDURES FOR RESOLVING DISPUTED CLAIMS................................................................23
         A.       PROSECUTION OF OBJECTIONS TO CLAIMS...................................................23
         B.       ESTIMATION OF CLAIMS..................................................................23
         C.       PAYMENTS AND DISTRIBUTIONS ON DISPUTED CLAIMS.........................................24

ARTICLE IX.
CONDITIONS PRECEDENT TO CONFIRMATION
AND CONSUMMATION OF THE PLAN............................................................................24
         A.       CONDITION PRECEDENT TO CONFIRMATION...................................................24
         B.       CONDITIONS PRECEDENT TO CONSUMMATION..................................................24
         C.       WAIVER OF CONDITIONS..................................................................25
         D.       EFFECT OF NON-OCCURRENCE OF CONDITIONS TO CONSUMMATION................................25

ARTICLE X.
RELEASE, INJUNCTIVE AND RELATED PROVISIONS..............................................................25
         A.       SUBORDINATION.........................................................................25
         B.       LIMITED RELEASES BY THE DEBTORS.......................................................25
         C.       LIMITED RELEASES BY HOLDER OF CLAIMS..................................................25
         D.       PRESERVATION OF RIGHTS OF ACTION......................................................26
         E.       EXCULPATION...........................................................................26
         F.       INJUNCTION............................................................................26

ARTICLE XI.
RETENTION OF JURISDICTION...............................................................................26

ARTICLE XII.
MISCELLANEOUS PROVISIONS................................................................................27
         A.       DISSOLUTION OF COMMITTEE(S)...........................................................27
         B.       PAYMENT OF STATUTORY FEES.............................................................27
         C.       FEES AND EXPENSES OF THE PREPETITION NOTEHOLDERS COMMITTEE............................27
         D.       DISCHARGE OF DEBTORS..................................................................28
         E.       MODIFICATION OF PLAN..................................................................28
         F.       REVOCATION OF PLAN....................................................................28
         G.       SUCCESSORS AND ASSIGNS................................................................28
         H.       RESERVATION OF RIGHTS.................................................................28
         I.       SECTION 1146 EXEMPTION................................................................28
         J.       FURTHER ASSURANCES....................................................................28
         K.       SERVICE OF DOCUMENTS..................................................................29
         L.       FILING OF ADDITIONAL DOCUMENTS........................................................30

------------------------------------------------------------------------------


                              PLAN OF REORGANIZATION
                          OF GOSS GRAPHIC SYSTEMS, INC.,
                      GGS HOLDINGS, INC. AND GOSS REALTY, LLC
                      UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

-------------------------------------------------------------------------------


       Pursuant to chapter 11, title 11 of the United States Code, 11 U.S.C. Sections 101 et seq., Goss Graphic Systems, Inc., GGS Holdings, Inc. and Goss Realty, LLC, debtors and debtors-in-possession in the above-captioned and numbered cases, hereby respectfully propose the following Plan of Reorganization under chapter 11 of the Bankruptcy Code:


                                      ARTICLE I.
                      DEFINED TERMS, RULES OF INTERPRETATION,
                        COMPUTATION OF TIME AND GOVERNING LAW


A.     RULES OF INTERPRETATION, COMPUTATION OF TIME AND GOVERNING LAW

       1. For purposes of the Plan: (a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and the neuter gender; (b) any reference in the Plan to a contract, instrument, release, indenture or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; (c) any reference in the Plan to an existing document or exhibit Filed, or to be Filed, shall mean such document or exhibit, as it may have been or may be amended, modified or supplemented; (d) unless otherwise specified, all references in the Plan to Sections, Articles and Exhibits are references to Sections, Articles and Exhibits of or to the Plan; (e) the words "herein" and "hereto" refer to the Plan in its entirety rather than to a particular portion of the Plan; (f) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (g) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; and (h) any term used in capitalized form in the Plan that is not defined herein but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to such term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be.

       2. In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

       3. Except to the extent that the Bankruptcy Code or Bankruptcy Rules are applicable, and subject to the provisions of any contract, instrument, release, indenture or other agreement or document entered into in connection with the Plan, the rights and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State in which the Bankruptcy Court resides, without giving effect to the principles of conflict of laws thereof.

B.     DEFINED TERMS

       Unless the context otherwise requires, the following terms shall have the following meanings when used in capitalized form in the Plan:

       1. "Administrative Claim" means a Claim for costs and expenses of administration under section 503(b), 507(b) or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred after the Petition Date of preserving the Estates and operating the businesses of the Debtors (such as wages, salaries or commissions for services and payments for goods and other services and leased premises);

(b) compensation for legal, financial advisory, accounting and other services and reimbursement of expenses awarded or allowed under section 330(a) or 331 of the Bankruptcy Code; and (c) all fees and charges assessed against the Estates under chapter 123 of title 28 United States Code, 28 U.S.C. Sections 1911-1930.

       2. "Allowed" means, with respect to any Claim, except as otherwise provided herein: (a) a Claim that has been scheduled by the Debtors in their schedules of liabilities as other than disputed, contingent or unliquidated and as to which the Debtors or other party in interest have not Filed an objection by the Effective Date; (b) a Claim that either is not a Disputed Claim or has been allowed by a Final Order; (c) a Claim that is allowed: (i) in any stipulation with the Debtors of amount and nature of Claim executed prior to the Confirmation Date and approved by the Bankruptcy Court; (ii) in any stipulation with the Debtors of amount and nature of Claim executed on or after the Confirmation Date and, to the extent necessary, approved by the Bankruptcy Court; or (iii) in any contract, instrument, indenture or other agreement entered into or assumed in connection with the Plan; (d) a Claim relating to a rejected executory contract or unexpired lease that either (i) is not a Disputed Claim or (ii) has been allowed by a Final Order, in either case only if a proof of Claim has been Filed by the Bar Date or has otherwise been deemed timely Filed under applicable law; or (e) a Claim that is allowed pursuant to the terms of this Plan.

       3. "Allowed ... Claim" means an Allowed Claim in the particular Class described.

       4. "Amended Certificates of Incorporation" means the Certificates of Incorporation of New Holdings and Systems as Reorganized Debtors, as restated as described in Article V.G.1 of the Plan, the forms of which shall be Filed on or before the Confirmation Date.

       5. "Amended Certificate of Formation" means the Certificate of Formation of Realty as a Reorganized Debtor, as restated as described in
Article V.G.1 of the Plan, the form of which shall be Filed on or before the Conformation Date.

       6. "Ballot Date" means the date stated in the Voting Instructions by which all Ballots must be received.

       7. "Ballots" mean the ballots accompanying the Disclosure Statement upon which Holders of Impaired Claims shall indicate their acceptance or rejection of the Plan in accordance with the Plan and the Voting Instructions.

       8. "Bankruptcy Code" means title I of the Bankruptcy Reform Act of 1978, as amended from time to time, as set forth in sections 101 et seq. of title 11 of the United States Code, and applicable portions of titles 18 and 28 of the United States Code.

       9. "Bankruptcy Court" means the United States District Court having jurisdiction over the Chapter 11 Cases and, to the extent of any reference made pursuant to section 157 of title 28 of the United States Code and/or the General Order of such District Court pursuant to section 151 of title 28 of the United States Code, the bankruptcy unit of such District Court.

       10. "Bankruptcy Rules"means the Federal Rules of Bankruptcy Procedure, as amended from time to time, as applicable to the Chapter 11 Cases, promulgated under 28 U.S.C. Section 2075 and the General, Local and Chambers Rules of the Bankruptcy Court.

       11. "Bar Date" means the Bar Date for filing of proofs of claim with respect to executory contracts and unexpired leases which are rejected pursuant to this Plan or otherwise pursuant to section 365 of the Bankruptcy Code.

       12. "Beneficial Holder" means the Person or Entity holding the beneficial interest in a Claim or Equity Interest.

       13. "Business Day" means any day, other than a Saturday, Sunday or legal holiday (as defined in Bankruptcy Rule 9006(a)).

       14. "By-Laws" mean the By-Laws of the Reorganized Debtors, the forms of which shall be Filed on or before the Confirmation Date.

       15.    "Cash" means cash and cash equivalents.

       16. "Causes of Action" mean all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialities, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages or judgments.

       17. "Chapter 11 Cases" means the cases under chapter 11 of the Bankruptcy Code, commenced by the Debtors in the Bankruptcy Court.

       18. "Claim" means a claim (as defined in section 101(5) of the Bankruptcy Code) against the Debtors, including, but not limited to: (a) any right to payment from the Debtors whether or not such right is reduced to judgment, liquidated, unliquidated, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; or (b) any right to an equitable remedy for breach of performance if such performance gives rise to a right of payment from the Debtors, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

       19.    "Claim Holder" or "Claimant" means the Holder of a Claim.

       20. "Class" means a category of Holders of Claims or Equity Interests as set forth in Article III of the Plan.

       21. "Committee" or "Committees" means a statutory official committee (or committees, if more than one) appointed in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code, if any.

       22. "Common Stock" means the authorized common stock of Holdings, New Holdings and Systems.

       23. "Confirmation" means the entry of the Confirmation Order, subject to all conditions specified in Article IX.A of the Plan having been (i) satisfied or (ii) waived pursuant to Article IX.C.

       24. "Confirmation Date" means the date upon which the Confirmation Order is entered by the Bankruptcy Court in its docket, within the meaning of Bankruptcy Rules 5003 and 9021.

       25. "Confirmation Order" means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

       26.    "Consummation" means the occurrence of the Effective Date.

       27.    "Creditor" means any Holder of a Claim.

       28. "Creditors' Committee" means that certain official committee of general unsecured creditors appointed August 20, 1999, consisting of Alliance Capital Management L.P., C.S. First Boston, HSBC Bank USA, Merrill Lynch Phoenix Fund, Inc., Megtec Systems, Baldwin Technology Corp. and Trace-a-matic Corp.

       29. "D&O Releasees" means all officers, directors, employees, attorneys, financial advisors, accountants, investment bankers, agents and representatives of the Debtors and their subsidiaries who served in such capacity on or after August 1, 1998 in each case in their capacity as such.

       30. "Debtors" means Goss Graphic Systems, Inc., GGS Holdings, Inc. and Goss Realty L.L.C., as debtors in the Chapter 11 Cases.

       31. "Debtors in Possession" means Goss Graphic Systems, Inc., GGS Holdings, Inc. and Goss Realty LLC, as debtors in possession in the Chapter 11 Cases.

       32. "Delaware General Corporation Law" means title 8 of the Delaware Code, as now in effect or hereafter amended.

       33. "Delaware LLC Law" means title 6 of the Delaware Code, as now in effect or hereafter amended.

       34.    "DIP Facility" means, collectively, that certain
Debtor-in-Possession Multicurrency Credit Agreement with the DIP Lenders and the Amendment to Multicurrency Credit Agreement with the Prepetition Lenders and Bankers Trust Company, as agent.

       35. "DIP Lenders" means those certain financial institutions party to the DIP Facility.

       36. "Disclosure Statement" means the Disclosure Statement for the Plan of Reorganization for Goss Graphic Systems, Inc., GGS Holdings, Inc. and Goss Realty L.L.C. under chapter 11 of the Bankruptcy Code, as amended, supplemented, or modified from time to time, describing the Plan, that is prepared and distributed in accordance with sections 1125, 1126(b) and/or 1145 of the Bankruptcy Code and Bankruptcy Rule 3018 and/or other applicable law.

       37. "Disputed" means, with respect to any Claim or Equity Interest, any Claim or Equity Interest: (a) listed on the Schedules as unliquidated, disputed or contingent; or (b) as to which the Debtors or any other party in interest have interposed a timely objection or request for estimation in accordance with the Bankruptcy Code and the Bankruptcy Rules or is otherwise disputed by the Debtors in accordance with applicable law, which objection, request for estimation or dispute has not been withdrawn or determined by a Final Order.

       38. "Distribution Record Date" means the close of business on the Business Day immediately preceding the Effective Date.

       39. "Effective Date" means the date selected by the Debtors which is a Business Day after the Confirmation Date on which: (a) no stay of the Confirmation Order is in effect, and (b) all conditions specified in both
Article IX.A and IX.B of the Plan have been (i) satisfied or (ii) waived pursuant to Article IX.C.

       40. "Entity" means an entity as defined in section 101(15) of the Bankruptcy Code.

       41. "Equity Interest" means any equity interest of the Debtors, including, but not limited to, all issued, unissued, authorized or outstanding shares or stock (including the Common Stock), together with any warrants, options or contract rights to purchase or acquire such interests at any time.

       42. "Estates" means the estates of the Debtors created by section 541 of the Bankruptcy Code upon the commencement of the Chapter 11 Cases.

       43. "File" or "Filed" means file or filed with the Bankruptcy Court in the Chapter 11 Cases.

       44. "Final Decree" means the decree contemplated under Bankruptcy Rule 3022.

       45. "Final Order" means an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction with respect to the subject matter, which has not been reversed, stayed, modified or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought.

       46. "General Unsecured Claim" means any Unsecured Claim that is not a Pre-petition Bank Lender Claim or Old Note Claim.

       47.    "Goss France" means Goss Systemes Graphiques Nantes SA.

       48.    "Goss Japan" means Goss Graphic Systems Japan Corporation.

       49.    "Goss UK" means Goss Graphic Systems, Limited.

       50. "Holder" means a Person or Entity holding an Equity Interest or Claim, and with respect to a vote on the Plan, means the Beneficial Holder as of the Voting Record Date or any authorized signatory who has completed and executed a Ballot or on whose behalf a Master Ballot has been completed and executed in accordance with the Voting Instructions.

       51. "Holdings" or "Goss Holdings" means GGS Holdings, Inc., debtor and debtor in possession in the above-captioned and numbered case.

       52.    "HSBC" means HSBC Bank USA (f/k/a Marine Midland Bank).

       53.    "Impaired Claim" means a Claim classified in an Impaired Class.

       54. "Impaired Class" means each of Classes H2, H4, H5, H6, H7, S2, S4, S5, S6, R4, R5, and R6 as set forth in Article III of the Plan.

       55. "LaSalle Deficiency Claim" means the Unsecured Claim arising from or related to the LaSalle Mortgage, as such Claim is determined in accordance with section 506(a) of the Bankruptcy Code.

       56. "LaSalle Mortgage" means that certain $30,000,000 mortgage by Realty for the benefit of LaSalle National Bank dated July 25, 1997, together with all related notes, certificates, security agreements, mortgages, pledges, indemnities, collateral assignments, undertakings, guaranties, and other instruments and documents, as each may have been amended or modified from time to time.

       57. "LaSalle Secured Claim" means the Secured Claim arising from or related to the LaSalle Mortgage.

       58. "Lock-Up Agreement" means that certain Forbearance, Lock-Up, and Voting Agreement dated July 27, 1999, by and among the Debtors, Stonington, certain of the lenders under the Prepetition Bank Credit Facilities and certain Holders of Old Notes that are signatories thereto.

       59. "Management Equity" means that certain New Holdings Common Stock and related Equity Interests provided to certain management of the Debtors and/or Reorganized Debtors pursuant to the terms of the Lock-Up Agreement.

       60. "Master Ballots" mean the master ballots accompanying the Disclosure Statement upon which the Nominees of the Beneficial Holders of the Old Notes shall indicate acceptances or rejections of the Plan by the Beneficial Holders in accordance with the Voting Instructions.

       61. "Member Interest" means the authorized member interest of Realty.

       62. "New Bank Credit Facilities" means, collectively, the Tranche A Revolving Credit Facility, the Tranche B Revolving Credit Facility and the Term Loan Facility.

       63. "New Holdings" means the new Delaware corporation created on the Effective Date through a merger with Holdings whose articles of incorporation and by-laws will be substantially similar to those of Holdings.

       64. "New Holdings Common Stock" means the 15,000,000 shares of Common Stock of New Holdings authorized pursuant to the Certificate of Incorporation of New Holdings.

       65. "New Notes" means those certain 12.25% Subordinated Notes due 2005 issued by New Holdings, issued to the Holders of Allowed Claims in Class S5, with the terms and conditions set forth in the Lock-Up Agreement, the form of which shall be Filed on or before the Confirmation Date.

       66. "New Notes Indenture" means the indenture, dated as of the Effective Date, with respect to the New Notes to be entered into by New Holdings and the Old Note Indenture Trustee who shall serve as indenture trustee under the New Note Indenture.

       67. "New Realty Member Interest" means the member interest of the Reorganized Realty authorized pursuant to the Amended Certificate of Formation.

       68. "New Systems Common Stock" means the 100 shares of Common Stock of the Reorganized Systems authorized pursuant to the Amended Certificate of Incorporation.

       69. "Nominee" means any Beneficial Holder whose securities were registered or held of record in the name of his broker, dealer, commercial bank, trust company, savings and loan or other nominee.

       70. "Noteholder Releasees" means the members of the Prepetition Noteholders Committee and other holders of Old Notes that are signatories to the Lock-Up Agreement and their attorneys, financial advisors, accountants, investment banker, agents and representatives.

       71. "Old Note Claims" means all Claims arising from or related to the Old Notes or the Old Note Indenture.

       72. "Old Notes" mean the 12% notes due 2006, issued by Systems under the Old Note Indenture.

       73. "Old Note Indenture" means the Indenture, dated as of October 15, 1996, between Systems and The Bank of New York, as trustee and HSBC Bank USA as successor trustee, relating to the Old Notes.

       74. "Other Priority Claims" mean any Claim accorded priority in right of payment under section 507(a) of the Bankruptcy Code, other than a Priority Tax Claim or an Administrative Claim.

       75. "Other Secured Claims" mean, collectively, all Secured Claims against the Debtors held by any Person or Entity, other than Claims classified in Class H2, S2 and R2.

       76. "Person" means a person as defined in section 101(41) of the Bankruptcy Code.

       77. "Petition Date" means the date on which the Debtors filed their petition for relief commencing the Chapter 11 Case.

       78. "Plan" means this Chapter 11 Plan of Reorganization, either in its present form or as it may be altered, amended, modified or supplemented from time to time in accordance with the Plan, the Bankruptcy Code and the Bankruptcy Rules.

       79. "Prepetition Bank Credit Facility" means that certain $200 million Amended and Restated Credit Agreement dated January 29, 1998, by and among Systems, Goss Japan, Goss France and Goss UK, the Lenders designated therein, Bankers Trust Company, as Administrative Agent and Credit Suisse First Boston, as Syndication Agent, together with all related notes, certificates, security agreements, mortgages, pledges, indemnities, collateral assignments, undertakings, guaranties, and other instruments and documents, as each may have been amended or modified from time to time.

       80. "Prepetition Bank Secured Claims" means all Claims arising from or relating to the Prepetition Bank Credit Facility, which Claims shall be deemed Allowed without the need to file any proof of Claim.

       81. "Prepetition Bank Unsecured Claims" means all Claims of Holders of Unsecured Claims against Realty arising from Realty's guarantee of the Prepetition Bank Credit Facility.

       82. "Prepetition Lenders" means those certain financial institutions party to the Prepetition Bank Credit Facility.

       83. "Prepetition Lender Releasees" means the Prepetition Lenders, the Administrative Agent under the Prepetition Bank Credit Facility, and their attorneys, financial advisors, accountants, investment banker, agents and representatives.

       84. "Prepetition Noteholder Committee" means that committee of certain holders of the Old Notes and the Old Notes Indenture Trustee established prior to the Petition Date.

       85. "Priority Tax Claim" means a Claim of a governmental unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

       86. "Pro Rata" means proportionately so that with respect to an Allowed Claim, the ratio of (a) (i) the amount of property distributed on account of a particular Allowed Claim to (ii) the amount of the Allowed Claim, is the same as the ratio of (b) (i) the amount of property distributed on account of all Allowed Claims of the Class in which the particular Allowed Claim is included to (ii) the amount of all Allowed Claims in that Class.

       87. "Professionals" means a Person or Entity (a) employed pursuant to a Final Order in accordance with sections 327 and 1103 of the Bankruptcy Code and to be compensated for services rendered prior to the Effective Date, pursuant to sections 327, 328, 329, 330 and 331 of the Bankruptcy Code, or
(b) for which compensation and reimbursement has been allowed by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

       88. "Realty" or "Goss Realty" means Goss Realty L.L.C., debtor and debtor in possession in the above-captioned and numbered case.

       89. "Reorganized Debtors" means the Debtors and the Debtors in Possession, or any successor thereto, by merger, consolidation, or otherwise, on and after the Effective Date.

       90. "Reorganized Holdings" means Holdings, or any successor thereto, by merger, consolidation, or otherwise, on and after the Effective Date.

       91. "Reorganized Realty" means Realty, or any successor thereto, by merger, consolidation, or otherwise, on and after the Effective Date.

       92. "Reorganized Systems" means Systems, or any successor thereto, by merger, consolidation, or otherwise, on and after the Effective Date.

       93. "Rockwell" means Rockwell International Corporation, a Delaware corporation.

       94. "Rockwell Preferred Stock" means the 6.5% Redeemable Pay-in-Kind Preferred Stock of Holdings issued to Rockwell.

       95. "Schedules" mean the schedules of assets and liabilities, schedules of executory contracts, and the statement of financial affairs as the Bankruptcy Court requires the Debtors to file pursuant to section 521 of the Bankruptcy Code, the Official Bankruptcy Forms and the Bankruptcy Rules, as they may be amended and supplemented from time to time.

       96. "Secured Claim" means (a) a Claim that is secured by a lien on property in which the Estates have an interest, which lien is valid, perfected and enforceable under applicable law or by reason of a Final Order, or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Claim Holder's interest in the Estates' interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code, or (b) a Claim Allowed under this Plan as a Secured Claim.

       97. "Securities Act" means the Securities Act of 1933, 15 U.S.C. sections 77a-77aa, as now in effect or hereafter amended.

       98. "Stonington" means Stonington Partners, Inc., a Delaware corporation.

       99. "Stonington Capital Contribution" means that certain $50 million contribution of capital to the Debtors made pursuant to the terms of the Lock-Up Agreement, and in exchange for which on the Effective Date Stonington shall receive 6,750,000 shares of New Holdings Common Stock, subject to dilution by the Management Equity as provided under the Lock-Up Agreement.

       100. "Stongington Preferred Stock" means the 15% Cumulative Senior Convertible Preferred Stock of Holdings issued to Stonington.

       101. "Stonington Releasees" means Stonington and their current and former parents, subsidiaries and affiliates and their respective officers, directors, employees, attorneys, financial advisors, accountants, investment bankers, agents and representatives, in each case in their capacity as such.

       102. "Systems" or "Goss Graphic Systems" means Goss Graphic Systems, Inc., debtor and debtor in possession in the above-captioned and numbered case.

       103. "Term Loan Facility" means that certain $150 million Term Loan Facility, by and among Systems, certain of its affiliates, and the Prepetition Lenders, the form of which shall be Filed on or before the Confirmation Date and which is referenced in the Lock-Up Agreement.

       104. "Tranche A Revolving Credit Facility" means that certain $50 million Revolving Credit Facility, by and among Systems, certain of its affiliates and the lender parties thereto (excluding Stonington), the form of which shall be Filed on or before the Confirmation Date and which is referenced in the Lock-Up Agreement.

       105. "Tranche B Revolving Credit Facility" means that certain $50 million Revolving Credit Facility, by and among Systems, certain of its affiliates and the Prepetition Lenders, the form of which shall be Filed on or before the Confirmation Date and which is referenced in the Lock-Up Agreement.

       106. "Unimpaired Claim" means an unimpaired Claim within the meaning of section 1124 of the Bankruptcy Code.

       107. "Unimpaired Class" means an unimpaired Class within the meaning of section 1124 of the Bankruptcy Code.

       108. "Unsecured Claim" means any Claim against the Debtors that is not a Secured Claim, Administrative Claim, Priority Tax Claim or Other Priority Claim.

       109. "Voting Instructions" mean the instructions for voting on the Plan contained in the section of the Disclosure Statement entitled "PROCESS OF VOTING AND CONFIRMATION; VOTING ON THE PLAN" and in the Ballots and the Master Ballots.

       110.   "Voting Record Date" means July 27, 1999.

                                     ARTICLE II.
                        ADMINISTRATIVE AND PRIORITY TAX CLAIMS

A.     ADMINISTRATIVE CLAIMS

       Subject to the provisions of section 330(a) and 331 of the Bankruptcy Code, each Holder of an Allowed Administrative Claim will be paid the full unpaid amount of such Allowed Administrative Claim in Cash on the Effective Date, or upon such other terms as may be agreed upon by such Holder and the Reorganized Debtors or otherwise upon order of the Bankruptcy Court; provided, however, that Allowed Administrative Claims representing obligations incurred in the ordinary course of business or otherwise assumed by the Debtors pursuant to the Plan will be assumed on the Effective Date and paid or performed by the Reorganized Debtors when due in accordance with the terms and conditions of the particular agreements governing such obligations.

B.     PRIORITY TAX CLAIMS

       On the Effective Date, each Holder of a Priority Tax Claim due and payable on or prior to the Effective Date shall be paid Cash in an amount equal to the amount of such Allowed Claim, or shall be paid on account of its Allowed Claim on such other terms as have been or may be agreed upon by such Holder and the Debtors. The amount of any Priority Tax Claim that is not an Allowed Claim or that is not otherwise due and payable on or prior to the Effective Date, and the rights of the Holder of such Claim, if any, to payment in respect thereof shall (i) be determined in the manner in which the amount of such Claim and the rights of the Holder of such Claim would have been resolved or adjudicated if the Chapter 11 Cases had not been commenced,
(ii) survive the Effective Date and Consummation of the Plan as if the Chapter 11 Cases had not been commenced, and (iii) not be discharged pursuant to section 1141 of the Bankruptcy Code. In accordance with section 1124 of the Bankruptcy Code, the Plan shall leave unaltered the legal, equitable, and contractual rights of each Holder of a Priority Tax Claim.

                                     ARTICLE III.
                             CLASSIFICATION AND TREATMENT
                      OF CLASSIFIED CLAIMS AND EQUITY INTERESTS

A.     SUMMARY

       The categories of Claims and Equity Interests listed below classify Claims and Equity Interests for all purposes, including voting, confirmation and distribution pursuant to the Plan and pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code. A Claim or Equity Interest shall be deemed classified in a particular Class only to the extent that the Claim or Equity Interest qualifies within the description of that Class and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Equity Interest qualifies within the description of such different Class. A Claim or Equity Interest is in a particular Class only to the extent that such Claim or Equity Interest is Allowed in that Class and has not been paid or otherwise settled prior to the Effective Date.

       THE ESTATES OF THE DEBTORS HAVE NOT BEEN CONSOLIDATED, SUBSTANTIVELY OR OTHERWISE. EXCEPT AS PROVIDED IN THE LOCK-UP AGREEMENT, THE CLAIMS HELD AGAINST ONE OF THE DEBTORS WILL BE SATISFIED SOLELY FROM THE CASH AND ASSETS OF SUCH DEBTOR. EXCEPT AS SPECIFICALLY SET FORTH HEREIN, NOTHING IN THIS PLAN OR THE DISCLOSURE STATEMENT SHALL CONSTITUTE OR BE DEEMED TO CONSTITUTE AN ADMISSION THAT ONE OF THE DEBTORS IS SUBJECT TO OR LIABLE FOR ANY CLAIM AGAINST THE OTHER DEBTOR. THE CLAIMS OF CREDITORS THAT HOLD CLAIMS AGAINST ALL THREE DEBTORS WILL BE TREATED AS SEPARATE CLAIMS WITH RESPECT TO EACH DEBTOR'S ESTATE FOR ALL PURPOSES (INCLUDING, BUT NOT LIMITED TO, DISTRIBUTIONS AND VOTING), AND SUCH CLAIMS WILL BE ADMINISTERED AS PROVIDED IN THE PLAN.

       The classification of Claims and Equity Interests against Holdings pursuant to this Plan is as follows:


                            Class                                Status               Voting Rights
                            -----                                ------               -------------
Class H1     --  Other Priority Claims                       Unimpaired       --  not entitled to vote
Class H2     --  Prepetition Bank Secured Claims             Impaired         --  entitled to vote
Class H3     --  Other Secured Claims                        Unimpaired       --  not entitled to vote
Class H4     --  General Unsecured Claims                    Impaired         --  not entitled to vote
Class H5     --  Stonington Preferred Equity Interests       Impaired         --  not entitled to vote
Class H6     --  Rockwell Preferred Equity Interests         Impaired         --  not entitled to vote
Class H7     --  Equity Interests                            Impaired         --  not entitled to vote



       The classification of Claims and Equity Interests against Systems pursuant to this Plan is as follows:


                            Class                                Status               Voting Rights
                            -----                                ------               -------------
Class S1     --  Other Priority Claims                       Unimpaired       --  not entitled to vote
Class S2     --  Prepetition Bank Secured Claims             Impaired         --  entitled to vote
Class S3     --  Other Secured Claims                        Unimpaired       --  not entitled to vote
Class S4     --  General Unsecured Claims                    Impaired         --  entitled to vote
Class S5     --  Old Note Claims                             Impaired         --  entitled to vote
Class S6     --  Equity Interests                            Impaired         --  not entitled to vote



         The classification of Claims and Equity Interests against Realty pursuant to this Plan is as follows:


                            Class                                Status               Voting Rights
                            -----                                ------               -------------

Class R1     --  Other Priority Claims                       Unimpaired       --  not entitled to vote
Class R2     --  LaSalle Secured Claims                      Unimpaired       --  not entitled to vote
Class R3     --  Other Secured Claims                        Unimpaired       --  not entitled to vote
Class R4     --  Bank Unsecured Claims                       Impaired         --  entitled to vote
Class R5     --  General Unsecured Claims                    Impaired         --  entitled to vote
Class R6     --  LaSalle Deficiency Claims                   Impaired         --  entitled to vote
Class R7     --  Equity Interests                            Impaired         --  not entitled to vote


B.     CLASSIFICATION AND TREATMENT OF CLAIMS AGAINST HOLDINGS

       1.     CLASS H1 -- OTHER PRIORITY CLAIMS

              (a) CLASSIFICATION: Class H1 consists of all Other Priority Claims against Holdings.

              (b) TREATMENT: The legal, equitable and contractual rights of the Holders of Class H1 Claims are unaltered by the Plan. Unless the Holder of such Claim and Holdings agree to a different treatment, each Holder of an Allowed Class H1 Claim shall receive one of the following alternative treatments, at the election of the Debtor:

                     (i) to the extent then due and owing on the Effective Date, such Claim will be paid in full in Cash by Reorganized Holdings;

                     (ii) to the extent not due and owing on the Effective Date, such Claim (A) will be paid in full in Cash by Reorganized Holdings, or (B) will be paid in full in Cash by Reorganized Holdings when and as such Claim becomes due and owing in the ordinary course of business; or

                     (iii) such Claim will be otherwise treated in any other manner so that such Claims shall otherwise be rendered unimpaired pursuant to section 1124 of the Bankruptcy Code.

       Any default with respect to any Class H1 Claim that existed immediately prior to the filing of the Chapter 11 Case shall be deemed cured upon the Effective Date.

              (c) VOTING: Class H1 is not impaired and the Holders of Class H1 Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class H1 are not entitled to vote to accept or reject the Plan.

       2.     CLASS H2 -- PREPETITION BANK SECURED CLAIMS

              (a) CLASSIFICATION: Class H2 consists of the Bank Secured Claims against Holdings.

              (b) TREATMENT: In full and complete satisfaction of all Claims in Class H2, the Holders of Class H2 Claims will receive the treatment set forth for Holders of Class S2 Claims described below.

              (c) VOTING: Class H2 is impaired and the Holders of Class H2 Claims are entitled to vote to accept or reject the Plan.

       3.     CLASS H3 -- OTHER SECURED CLAIMS

              (a) CLASSIFICATION: Class H3 consists of the Other Secured Claims against Holdings.

              (b) TREATMENT: The legal, equitable and contractual rights of the Holders of Class H3 Claims are unaltered by the Plan. Unless the Holder of such Claim and Holdings agree to a different treatment, each Holder of an Allowed Class H3 Claim shall receive one of the following alternative treatments, at the election of Holdings:

                     (i) the legal, equitable and contractual rights to which such Claim entitles the Holder thereof shall be unaltered by the Plan;

                     (ii) Holdings shall surrender all collateral securing such Claim to the Holder thereof, without representation or warranty by or recourse against the Debtor or Reorganized Holdings; or

                     (iii) such Claim will be otherwise treated in any other manner so that such Claims shall otherwise be rendered unimpaired pursuant to section 1124 of the Bankruptcy Code.

       Any default with respect to any Class H3 Claim that existed immediately prior to the filing of the Chapter 11 Case shall be deemed cured upon the Effective Date.

              (c) VOTING: Class H3 is not impaired and the Holders of Class H3 Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class H3 are not entitled to vote to accept or reject the Plan.

       4.     CLASS H4 -- GENERAL UNSECURED CLAIMS

              (a) CLASSIFICATION: Class H4 consists of the Claims of Holders of General Unsecured Claims against Holdings.

              (b) TREATMENT: On the Effective Date, the Holders of General Unsecured Claims shall neither receive any distributions nor retain any property under the Plan.

              (c) VOTING: Class H4 is impaired, but because no distributions will be made to Holders of Class H4 General Unsecured Claims nor will such Holders retain any property, such Holders are deemed to reject the Plan pursuant to section 1126(g) of the Bankruptcy Code. Class H4 is not entitled to vote to accept or reject the Plan.

       5.     CLASS H5 -- STONINGTON PREFERRED EQUITY INTERESTS

              (a) CLASSIFICATION: Class H5 consists of all Equity Interests held by Stonington relating to the 10% Cumulative Senior Convertible Preferred Stock of Holdings.

              (b) TREATMENT: On the Effective Date, the Holders of Stonington Preferred Equity Interests shall neither receive any distributions nor retain any property under the Plan. All Stonington Preferred Stock issued before the Petition Date will be canceled.

              (c) VOTING: Class H5 is impaired, but because no distributions will be made to Holders of Class H5 Equity Interests nor will such Holders retain any property, such Holders are deemed to reject the Plan pursuant to section 1126(g) of the Bankruptcy Code. Class H5 is not entitled to vote to accept or reject the Plan.

       6.     CLASS H6 -- ROCKWELL PREFERRED EQUITY INTERESTS

              (a) CLASSIFICATION: Class H6 consists of all Equity Interests held by Rockwell against Holdings relating to the 6.5% Redeemable Preferred Stock.

              (b) TREATMENT: On the Effective Date, the Holders of Other Equity Interests shall neither receive any distributions nor retain any property under the Plan. All Rockwell Preferred Stock issued before the Petition Date will be canceled.

              (c) VOTING: Class H6 is impaired, but because no distributions will be made to Holders of Class H6 Equity Interests nor will such Holders retain any property, such Holders are deemed to reject the Plan pursuant to section 1126(g) of the Bankruptcy Code. Class H6 is not entitled to vote to accept or reject the Plan.

       7.     CLASS H7 -- EQUITY INTERESTS

              (a) CLASSIFICATION: Class H7 consists of all other Equity Interests against Holdings.

              (b) TREATMENT: On the Effective Date, the Holders of other Equity Interests shall neither receive any distributions nor retain any property under the Plan. All Common Stock issued before the Petition Date will be canceled.

              (c) VOTING: Class H7 is impaired, but because no distributions will be made to Holders of Class H7 Equity Interests nor will such Holders retain any property, such Holders are deemed to reject the Plan pursuant to section 1126(g) of the Bankruptcy Code. Class H7 is not entitled to vote to accept or reject the Plan.

C.     CLASSIFICATION AND TREATMENT OF CLAIMS AGAINST SYSTEMS

       1.     CLASS S1 -- OTHER PRIORITY CLAIMS

              (a) CLASSIFICATION: Class S1 consists of all Other Priority Claims against Systems.

              (b) TREATMENT: The legal, equitable and contractual rights of the Holders of Class S1 Claims are unaltered by the Plan. Unless the Holder of such Claim and Systems agree to a different treatment, each Holder of an Allowed Class S1 Claim shall receive one of the following alternative treatments, at the election of Systems:

                     (i) to the extent then due and owing on the Effective Date, such Claim will be paid in full in Cash by the Reorganized Systems;

                     (ii) to the extent not due and owing on the Effective Date, such Claim (A) will be paid in full in Cash by the Reorganized Systems, or (B) will be paid in full in Cash by the Reorganized Systems when and as such Claim becomes due and owing in the ordinary course of business; or

                     (iii) such Claim will be otherwise treated in any other manner so that such Claims shall otherwise be rendered unimpaired pursuant to section 1124 of the Bankruptcy Code.

       Any default with respect to any Class S1 Claim that existed immediately prior to the filing of the Chapter 11 Case shall be deemed cured upon the Effective Date.

              (c) VOTING: Class S1 is not impaired and the Holders of Class S1 Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class S1 are not entitled to vote to accept or reject the Plan.

       2.     CLASS S2 -- PREPETITION BANK SECURED CLAIMS

              (a) CLASSIFICATION: Class S2 consists of the Prepetition Bank Secured Claims against Systems.

              (b) TREATMENT: On or prior to the Effective Date, each Prepetition Bank Secured Claim will be satisfied by the Holder receiving and providing its Pro Rata share of the Tranche B Revolving Credit Facility and the Term Loan Facility, so that each Class S2 Claim is paid in full. The form and substance of the definitive documentation constituting the Tranche B Revolving Credit Facility and the Term Loan Facility shall be satisfactory to sufficient Holders of Class S2 claims so that such Class will be deemed to accept such documentation.

              (c) VOTING: Class S2 is impaired and the Holders of Class S2 Claims are entitled to vote to accept or reject the Plan.

       3.     CLASS S3 -- OTHER SECURED CLAIMS

              (a) CLASSIFICATION: Class S3 consists of the Other Secured Claims against Systems.

              (b) TREATMENT: The legal, equitable and contractual rights of the Holders of Class S3 Claims are unaltered by the Plan. Unless the Holder of such Claim and Systems agree to a different treatment, each Holder of an Allowed Class S3 Claim shall receive one of the following alternative treatments, at the election of Systems:

                     (i) the legal, equitable and contractual rights to which such Claim entitles the Holder thereof shall be unaltered by the Plan;

                     (ii) Systems shall surrender all collateral securing such Claim to the Holder thereof, without representation or warranty by or recourse against Systems or the Reorganized Systems; or

                     (iii) such Claim will be otherwise treated in any other manner so that such Claims shall otherwise be rendered unimpaired pursuant to section 1124 of the Bankruptcy Code.

       Any default with respect to any Class S3 Claim that existed immediately prior to the filing of the Chapter 11 Case shall be deemed cured upon the Effective Date.

              (c) VOTING: Class S3 is not impaired and the Holders of Class S3 Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class S3 are not entitled to vote to accept or reject the Plan.

       4.     CLASS S4 -- GENERAL UNSECURED CLAIMS

              (a) CLASSIFICATION: Class S4 consists of the Claims of Holders of General Unsecured Claims against Systems.

              (b) TREATMENT: Unless the Holder of such Claim and Systems agree to a different treatment, each Holder of an Allowed Class S4 Claim shall be paid the full amount of its Allowed Class S4 Claim, without interest, payable in three equal installments on the first Business Day after the dates that are three, six and nine months after the Effective Date, or on such dates thereafter if the Claim becomes first payable in the ordinary course of business at such time. Unless the Holder of such Claim and Systems agree to a different treatment, and except as otherwise specifically provided herein, each Holder of a non-Allowed Class S4 Claim shall preserve all of its rights, claims and defenses against Systems; provided, however, that if any such non-Allowed Class S4 Claim becomes a liquidated, undisputed, fixed Claim (i) prior to the date that is three months after the Effective Date, such Claim shall be paid as if such Claim were allowed as of the Effective Date, or (ii) prior to the date that is six months after the Effective Date, such Claim shall be paid two-thirds of the Allowed amount on the date that is six months after the Effective Date and one-third of the Allowed amount on the date that is nine months after the Effective Date, or (iii) prior to the date that is nine months after the Effective Date, such Claim shall be paid in full on the date that is nine months after the Effective Date; provided, further, that Systems shall preserve all of its rights, claims and defenses against each Holder of a non-Allowed Class S4 Claim. Any default with respect to any Class S4 Claim that existed immediately prior to the filing of the Chapter 11 Cases shall be deemed cured upon the Effective Date.

              (c) VOTING: Class S4 is impaired and the Holders of Class S4 Claims are entitled to vote to accept or reject the Plan.

       5.     CLASS S5 -- OLD NOTE CLAIMS

              (a) CLASSIFICATION: Class S5 consists of the Claims of Holders of Old Notes against Systems.

              (b) TREATMENT: On or as soon as practicable after the Effective Date, each Holder of an Allowed Old Note Claim shall receive, in full and final satisfaction of such Claim, a Pro Rata distribution of the New Notes and a Pro Rata share of 3,250,000 shares of New Holdings Common Stock, subject to dilution by the Management Equity as provided under the Lock-Up Agreement.

              (c) VOTING: Class S5 is impaired and the Holders of Allowed Class S5 Claims are entitled to vote to accept or reject the Plan.

       6.     CLASS S6 -- EQUITY INTERESTS

              (a) CLASSIFICATION: Class S6 consists of all Equity Interests against Systems.

              (b) TREATMENT: On the Effective Date, the Holders of Equity Interests shall neither receive any distributions nor retain any property under the Plan. All Common Stock issued before the Petition Date will be canceled.

              (c) VOTING: Class S6 is impaired, but because no distributions will be made to Holders of Class S6 Equity Interests nor will such Holders retain any property, such Holders are deemed to reject the Plan pursuant to section 1126(g) of the Bankruptcy Code. Class S6 is not entitled to vote to accept or reject the Plan.

D.     CLASSIFICATION AND TREATMENT OF CLAIMS AGAINST REALTY

       1.     CLASS R1 -- OTHER PRIORITY CLAIMS

              (a) CLASSIFICATION: Class R1 consists of all Other Priority Claims against Realty.

              (b) TREATMENT: The legal, equitable and contractual rights of the Holders of Class R1 Claims are unaltered by the Plan. Unless the Holder of such Claim and Realty agree to a different treatment, each Holder of an Allowed Class R1 Claim shall receive one of the following alternative treatments, at the election of Realty:

                     (i) to the extent then due and owing on the Effective Date, such Claim will be paid in full in Cash by the Reorganized Debtor;

                     (ii) to the extent not due and owing on the Effective Date, such Claim (A) will be paid in full in Cash by the Reorganized Debtor, or (B) will be paid in full in Cash by the Reorganized Debtors when and as such Claim becomes due and owing in the ordinary course of business; or

                     (iii) such Claim will be otherwise treated in any other manner so that such Claims shall otherwise be rendered unimpaired pursuant to section 1124 of the Bankruptcy Code.

       Any default with respect to any Class R1 Claim that existed immediately prior to the filing of the Chapter 11 Case shall be deemed cured upon the Effective Date.

              (c) VOTING: Class R1 is not impaired and the Holders of Class R1 Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class R1 are not entitled to vote to accept or reject the Plan.

       2.     CLASS R2 -- LASALLE SECURED CLAIMS

              (a) CLASSIFICATION: Class R2 consists of the LaSalle Secured Claim against Realty.

              (b) TREATMENT: The legal, equitable and contractual rights of the Holder of the Class R2 Claim is unaltered by the Plan. Unless the Holder of such Claim and Realty agree to a different treatment, the Holder of an Allowed Class R2 Claim shall receive one of the following alternative treatments, at the election of Realty:

                     (i) the legal, equitable and contractual rights to which such Claim entitles the Holder thereof shall be unaltered by the Plan;

                     (ii) Realty shall surrender all collateral securing such Claim to the Holder thereof, without representation or warranty by or recourse against Realty or the Reorganized Realty; or

                     (iii) such Claim will be otherwise treated in any other manner so that such Claims shall otherwise be rendered unimpaired pursuant to section 1124 of the Bankruptcy Code.

       Any default with respect to any Class R2 Claim that existed immediately prior to the filing of the Chapter 11 Case shall be deemed cured upon the Effective Date.

              (c) VOTING: Class R2 is not impaired and the Holder of the Class R2 Claim is conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holder of the Claim in Class R2 is not entitled to vote to accept or reject the Plan.

       3.     CLASSES R3 -- OTHER SECURED CLAIMS

              (a) CLASSIFICATION: Class R3 consists of the Other Secured Claims against Realty.

              (b) TREATMENT: The legal, equitable and contractual rights of the Holders of Class R3 Claims are unaltered by the Plan. Unless the Holder of such Claim and Realty agree to a different treatment, each Holder of an Allowed Class R3 Claim shall receive one of the following alternative treatments, at the election of Realty:

                     (i) the legal, equitable and contractual rights to which such Claim entitles the Holder thereof shall be unaltered by the Plan;

                     (ii) Realty shall surrender all collateral securing such Claim to the Holder thereof, without representation or warranty by or recourse against Realty or the Reorganized Realty; or

                     (iii) such Claim will be otherwise treated in any other manner so that such Claims shall otherwise be rendered unimpaired pursuant to section 1124 of the Bankruptcy Code.

       Any default with respect to any Class R3 Claim that existed immediately prior to the filing of the Chapter 11 Case shall be deemed cured upon the Effective Date.

              (c) VOTING: Class R3 is not impaired and the Holders of Class R3 Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class R3 are not entitled to vote to accept or reject the Plan.

       4.     CLASS AND R4 -- PREPETITION BANK UNSECURED CLAIMS

              (a) CLASSIFICATION: Class R4 consists of the Claims of Holders of Unsecured Claims against Realty arising from Realty's guarantee of the Prepetition Bank Credit Facility.

              (b) TREATMENT: In full and complete satisfaction of all claims in Class R4, the Holders of Class R4 Claims will receive the treatment set forth for Holders of Class S2 Claims described above.

              (c) VOTING: Class R4 is impaired and the Holders of Class R4 Claims are entitled to vote to accept or reject the Plan.

       5.     CLASS R5 -- GENERAL UNSECURED CLAIMS

              (a) CLASSIFICATION: Class R5 consists of the Claims of Holders of General Unsecured Claims against Realty.

              (b) TREATMENT: On the Effective Date, the Holders of General Unsecured Claims shall share with Class R6, pro rata, pari passu, all assets or property of the Estate after payment in full of Classes R1 through R3.

              (c) VOTING: Class R5 is impaired and is entitled to vote to accept or reject the Plan.

       6.     CLASS R6 -- LASALLE DEFICIENCY CLAIM

              (a) CLASSIFICATION: Class R6 consists of the LaSalle Deficiency Claim against Realty.

              (b) TREATMENT: On the Effective Date, the Holders of LaSalle Deficiency claims shall share with Classes R5, pro rata, pari passu, all assets or property of the Estate after payment in full of Classes R1 through R3.

              (c) VOTING: Class R6 is impaired and is entitled to vote to accept or reject the Plan.

       7.     CLASS R7 -- EQUITY INTERESTS

              (a) CLASSIFICATION: Class R7 consists of all Equity Interests against Realty.

              (b) TREATMENT: On the Effective Date, the Holders of Equity Interests shall neither receive any distributions nor retain any property under the Plan. All Member Interests issued before the Petition Date will be canceled.

              (c) VOTING: Class R7 is impaired, but because no distributions will be made to Holders of Class R7 Equity Interests nor will such Holders retain any property, such Holders are deemed to reject the Plan pursuant to section 1126(g) of the Bankruptcy Code. Class R7 is not entitled to vote to accept or reject the Plan.

E.     SPECIAL PROVISION GOVERNING UNIMPAIRED CLAIMS

       Except as otherwise provided in the Plan, including as provided in
Article X, nothing under the Plan shall affect the Debtors or the Reorganized Debtors rights in respect of any Unimpaired Claims, including, but not limited to, all rights in respect of legal and equitable defenses to or setoffs or recoupments against such Unimpaired Claims.


                                     ARTICLE IV.
                         ACCEPTANCE OR REJECTION OF THE PLAN

A.     VOTING CLASSES

       Each Holder of an Allowed Claim in Classes H2, S2, S4, S5, R4, R5, and R6 shall be entitled to vote to accept or reject the Plan.

B.     ACCEPTANCE BY IMPAIRED CLASSES

       An Impaired Class of Claims shall have accepted the Plan if (a) the Holders (other than any Holder designated under section 1126(e) of the Bankruptcy Code) of at least two-thirds in amount of the Allowed Claims actually voting in such Class have voted to accept the Plan and (b) the Holders (other than any Holder designated under section 1126(e) of the Bankruptcy Code) of more than one-half in number of the Allowed Claims actually voting in such Class have voted to accept the Plan.

C.     PRESUMED ACCEPTANCE OF PLAN

       Classes H1, H3, S1, S3, R1, R2 and R3 are unimpaired under the Plan, and, therefore, conclusively are presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.

D.     PRESUMED REJECTION OF PLAN

       Classes H4, H5, H6, H7, S6, and R7 are impaired and shall receive no distributions, and, therefore, are presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.

E.     NON-CONSENSUAL CONFIRMATION

       The Debtors will seek Confirmation of the Plan under section 1129(b) of the Bankruptcy Code, to the extent applicable, in view of the deemed rejection by Classes H4, H5, H6, H7, S5, S6, and R7. In the event that any Impaired Class of Claims shall fail to accept the Plan in accordance with section 1129(a)(8) of the Bankruptcy Code, the Debtors reserve the right to request that the Bankruptcy Court confirm the Plan in accordance with section 1129(b) of the Bankruptcy Code.



                                      ARTICLE V.
                         MEANS FOR IMPLEMENTATION OF THE PLAN

A.     CONTINUED CORPORATE EXISTENCE AND VESTING OF ASSETS IN THE REORGANIZED
DEBTORS

       Systems and Realty shall, as Reorganized Debtors, continue to exist after the Effective Date as separate entities, with, in the case of Systems, all the powers of a corporation or, in the case of Realty, a limited liability company, under the laws of the State of Delaware and without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) under such applicable state law. As of the Effective Date, Holdings shall be merged into New Holdings with New Holdings becoming the surviving entity. Except as otherwise provided in the Plan, the Lock-Up Agreement, the New Bank Credit Facilities, the New Notes, or any agreement, instrument or indenture relating thereto, on or after the Effective Date, all property of the Estates, and any property acquired by the Debtors or the Reorganized Debtors under the Plan, shall vest in the Reorganized Debtors, free and clear of all Claims, liens, charges, or other encumbrances and Equity Interests. On and after the Effective Date, the Reorganized Debtors may operate their businesses and may use, acquire or dispose of property and compromise or settle any Claims or Equity Interests, without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan and the Confirmation Order. In accordance with section 1109(b) of the Bankruptcy Code, nothing in this
Article V shall preclude any party in interest from appearing and being heard on any issue in the Chapter 11 Cases.

B. CANCELLATION OF NOTES, INSTRUMENTS, MEMBER INTERESTS, COMMON STOCK AND STOCK OPTIONS

       On the Effective Date, except to the extent provided otherwise in the Plan, (i) all notes, instruments, certificates, and other documents of the Debtors evidencing the Other Secured Claims, and Prepetition Bank Secured Claims, (ii) the Old Notes, and (iii) all Equity Interests, including all Common Stock and Member Interests, shall be canceled and the obligations of the Debtors thereunder, shall be discharged. On the Effective Date, except to the extent provided otherwise in the Plan, any indenture relating to any of the foregoing, including, without limitation, the Old Note Indenture, shall be deemed to be canceled, and the obligations of the debtors thereunder, except for the obligation to indemnify the Old Notes Indenture Trustee, shall be discharged; PROVIDED HOWEVER, that the indenture or other agreement that governs the rights of the Holder of a Claim and that is administered by the Old Notes Indenture Trustee, an agent or servicer shall, continue in effect solely for the purposes of (i) allowing such Old Notes Indenture Trustee, agent or servicer to make the distributions to be made on account of such Claims under the Plan and (ii) permitting such Old Indenture Trustee, agent or servicer to maintain any rights or liens it may have for fees, costs, and expenses under such indenture or other agreement. Upon payment in full of the fees and expenses of the Old Notes Indenture Trustee pursuant to Article VII.B hereof, the liens (if any) of the Old Notes Indenture Trustee shall terminate.

C.     ISSUANCE OF NEW SECURITIES; EXECUTION OF RELATED DOCUMENTS

       On the Effective Date, the Reorganized Debtors shall issue all securities, notes, instruments, certificates, and other documents required to be issued pursuant to the Plan, including, without limitation, the New Notes, the New Bank Credit Facilities, the New Holdings Common Stock, the New Systems Common Stock and the New Realty Member Interests, each of which shall be distributed as provided in the Plan. The Reorganized Debtors shall execute and deliver such other agreements, documents and instruments, including the New Notes Indenture, as are required to be executed pursuant to the terms of the Plan or the Lock-Up Agreement. The New Notes and the New Notes Indenture shall be in a form and substance substantially similar to the Old Notes and the Old Notes Indenture. Any changes to the Old Notes or the Old Notes Indenture shall be reasonably satisfactory to the Creditors' Committee and the postpetition lenders.

D.     NEW HOLDINGS COMMON STOCK

       In exchange for receiving the New Systems Common Stock and in exchange for the treatment provided to Class H2 Claims by Systems, on the Effective Date, New Holdings will transfer to Systems the New Holdings Common Stock and the New Notes for distribution in accordance with the terms of the Plan.

E.     NEW SYSTEMS COMMON STOCK

       In exchange for receiving the New Holdings Common Stock and the New Notes, on the Effective Date, Systems will transfer to New Holdings the New Systems Common Stock.

F.     NEW REALTY MEMBER INTERESTS

       In exchange for the treatment provided to Class R4 Claims by Systems, on the Effective Date, Realty will transfer to Systems the New Realty Member Interests.

G.     CORPORATE GOVERNANCE, DIRECTORS AND OFFICERS, AND CORPORATE ACTION

       1.     AMENDED CERTIFICATES OF INCORPORATION AND FORMATION

       On the Effective Date, the Reorganized Debtors will file their Amended Certificates of Incorporation or Formation with the Secretary of the State of Delaware in accordance with sections 102 and 103 of the Delaware General Corporation Law and section 201 of the Delaware LLC Law. The Amended Certificates of Incorporation and Formation will, among other things, prohibit the issuance of nonvoting equity securities to the extent required by section 1123(a) of the Bankruptcy Code, change the number of authorized shares of New Holdings Common Stock to 15,000,000, and eliminate the authorization of preferred stock by Systems. After the Effective Date, the Reorganized Debtors may amend and restate their Amended Certificates of Incorporation and Formation and other constituent documents as permitted by the Delaware General Corporation Law and the Delaware LLC Law.

       2.     DIRECTORS, OFFICERS, AND MEMBERS OF THE REORGANIZED DEBTORS

       Subject to any requirement of Bankruptcy Court approval, pursuant to section 1129(a)(5), the Debtors will disclose, on or prior to the Confirmation Date, the identity and affiliations of any Person proposed to serve (i) on the initial board of directors of New Holdings and Systems and (ii) to serve as a member of the Reorganized Realty. To the extent any such Person is an Insider, the nature of any compensation for such Person will also be disclosed. The classification and composition of the boards of directors and the membership shall be consistent with the Amended Certificates of Incorporation or Formation and as set forth in the Lock-Up Agreement. Each such director, officer and member shall serve from and after the Effective Date pursuant to the terms of the Amended Certificates of Incorporation or Formation, other constituent documents, the Delaware General Corporation Law or the Delaware LLC Law. New Holdings will have a nine-person board of directors consisting of the following designations: two management directors; two independent directors; three directors appointed by Stonington and two directors appointed by the Prepetition Noteholders Committee.

       3.     CORPORATE ACTION

       On the Effective Date, the adoption of the Amended Certificates of Incorporation, Certificates of Formation or similar constituent documents, the amendment of the By-laws, the selection of directors, officers and members for the Reorganized Debtors, and all actions contemplated by the Plan shall be authorized and approved in all respects (subject to the provisions of the Plan). All matters provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate action required by the Debtors or the Reorganized Debtors in connection with the Plan, shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders or directors of the Debtors or the Reorganized Debtors. On the Effective Date, the appropriate officers and members of the Reorganized Debtors and members of the board of directors of the Reorganized Debtors are authorized and directed to issue, execute and deliver the agreements, documents, securities and instruments contemplated by the Plan in the name of and on behalf of the Reorganized Debtors.

H.     SOURCES OF CASH FOR PLAN DISTRIBUTION

       All Cash necessary for the Reorganized Debtors to make payments pursuant to the Plan shall be obtained from existing Cash balances, the operations of the Debtors or Reorganized Debtors, or post-confirmation borrowing under other available facilities of the Debtors or Reorganized Debtors including, without limitation, to the extent available, the New Bank Credit Facilities and the Stonington Capital Contribution. The Reorganized Debtors may also make such payments using Cash received from its subsidiaries through the Reorganized Debtors consolidated cash management systems and from advances or dividends from such subsidiaries in the ordinary course.


                                     ARTICLE VI.
                           TREATMENT OF EXECUTORY CONTRACTS
                                 AND UNEXPIRED LEASES

A.     ASSUMPTION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

       Immediately prior to the Effective Date, all executory contracts or unexpired leases of the Reorganized Debtors will be deemed assumed in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code except those executory contracts and unexpired leases that (1) have been rejected by order of the Bankruptcy Court, (2) are the subject of a motion to reject pending on the Effective Date, (3) are identified on a list to be Filed with the Bankruptcy Court on or before the Confirmation Date, as to be rejected, or (4) are rejected pursuant to the terms of the Plan. Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions and rejections pursuant to sections 365(a) and 1123 of the Bankruptcy Code.

B.     CLAIMS BASED ON REJECTION OF EXECUTORY CONTRACTS OR UNEXPIRED LEASES

       All proofs of claim with respect to Claims arising from the rejection of executory contracts or unexpired leases, if any, must be Filed with the Bankruptcy Court within sixty (60) days after the date of entry of an order of the Bankruptcy Court approving such rejection. Any Claims arising from the rejection of an executory contract or unexpired lease not Filed within such times will be forever barred from assertion against the Debtors or Reorganized Debtors, their estates and property unless otherwise ordered by the Bankruptcy Court or provided in this Plan, all such Claims for which proofs of claim are required to be Filed will be, and will be treated as, General Unsecured Claims subject to the provisions of Article VIII hereof.

C.     CURE OF DEFAULTS FOR EXECUTORY CONTRACTS AND UNEXPIRED LEASES ASSUMED

       Any monetary amounts by which each executory contract and unexpired lease to be assumed pursuant to the Plan is in default shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash on the Effective Date or on such other terms as the parties to such executory contracts or unexpired leases may otherwise agree. In the event of a dispute regarding: (1) the amount of any cure payments, (2) the ability of the Reorganized Debtors or any assignee to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (3) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving the dispute and approving the assumption.

D.     INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES

       The obligations of the Debtors to indemnify any Person or Entity serving at any time on or prior to the Effective Date as one of their directors, officers, members or employees by reason of such Person's or Entity's service in such capacity, or as a director, officer, member or employee of any other corporation or legal entity, to the extent provided in the Debtors' constituent documents, by a written agreement with the Debtors, the Delaware General Corporation Law or the Delaware LLC Law, shall be deemed and treated as executory contracts that are assumed by the Debtors pursuant to the Plan and section 365 of the Bankruptcy Code as of the Effective Date. Accordingly, such indemnification obligations shall be treated as General Unsecured Claims, and shall survive unimpaired and unaffected by entry of the Confirmation Order, irrespective of whether such indemnification is owed for an act or event occurring before or after the Petition Date.

E.     COMPENSATION AND BENEFIT PROGRAMS

       Except as otherwise expressly provided hereunder, all employment and severance policies, and all compensation and benefit plans, policies, and programs of the Debtors applicable to their employees, retirees and non-employee directors and the employees and retirees of its subsidiaries, including, without limitation, all savings plans, retirement plans, health care plans, disability plans, severance benefit plans, incentive plans, and life, accidental death, and dismemberment insurance plans are treated as executory contracts under the Plan and on the Effective Date will be assumed pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code.


                                     ARTICLE VII.
                          PROVISIONS GOVERNING DISTRIBUTIONS

A.     DISTRIBUTIONS FOR CLAIMS ALLOWED AS OF THE EFFECTIVE DATE

       1. Except as otherwise provided in this Article VII or as may be ordered by the Bankruptcy Court, distributions to be made on the Effective Date on account of Claims that are allowed as of the Effective Date and are entitled to receive distributions under the Plan shall be made on the Effective Date, or as soon as practicable thereafter. Distributions on account of Claims that become Allowed Claims after the Effective Date shall be made pursuant to Articles VII.C and VIII.C below.

       2. For purposes of determining the accrual of interest or rights in respect of any other payment from and after the Effective Date, the New Notes, the New Bank Credit Facilities, the New Holdings Common Stock, the New Systems Common Stock and the New Realty Member Interests to be issued under the Plan shall be deemed issued as of the Effective Date regardless of the date on which they are actually dated, authenticated or distributed; provided, however, that the Reorganized Debtors shall withhold any actual payment until such distribution is made and no interest shall accrue or otherwise be payable on any such withheld amounts.

B. DISTRIBUTIONS BY THE REORGANIZED DEBTORS; DISTRIBUTIONS WITH RESPECT TO DEBT SECURITIES

       Except as provided herein, the Reorganized Debtors shall make all distributions required under the Plan. Notwithstanding the provisions of
Article V.B above regarding the cancellation of the Old Note Indenture, the Old Note Indenture shall continue in effect to the extent necessary to allow the Old Notes Indenture Trustee to receive New Notes and New Holdings Common Stock on behalf of the Holders of the Old Notes and make distributions pursuant to the Plan on account of the Old Notes as agent for the Reorganized Debtor. The Old Notes Indenture Trustee providing services related to distributions to the Holders of Allowed Old Note Claims shall receive, from the Reorganized Debtors, reasonable compensation for such services and reimbursement of reasonable expenses incurred in connection with such services and upon the presentation of invoices to the Reorganized Debtors. These payments shall be made on terms agreed to with the Reorganized Debtors.

C.     DELIVERY AND DISTRIBUTIONS AND UNDELIVERABLE OR UNCLAIMED DISTRIBUTIONS

       1.     DELIVERY OF DISTRIBUTIONS IN GENERAL

       Distributions to Holders of Allowed Claims shall be made at the address of the Holder of such Claim as indicated on records of the Debtors. Except as otherwise provided by the Plan or the Bankruptcy Code with respect to undeliverable distributions, distributions to Holders of Prepetition Bank Secured Claims, and Old Note Claims shall be made in accordance with the provisions of the applicable indenture, participation agreement, loan agreement or analogous instrument or agreement, and distributions will be made to Holders of record as of the Distribution Record Date.

       2.     UNDELIVERABLE DISTRIBUTIONS

              (a) HOLDING OF UNDELIVERABLE DISTRIBUTIONS. If any Allowed Claim Holder's distribution is returned to the Reorganized Debtors as undeliverable, no further distributions shall be made to such Holder unless and until the Reorganized Debtors are notified in writing of such Holder's then-current address. Undeliverable distributions shall remain in the possession of the Reorganized Debtors pursuant to this
       Article VII.C until such time as a distribution becomes deliverable. Undeliverable cash (including interest and maturities on the New Notes) shall not be entitled to any interest, dividends or other accruals of any kind.

              (b) AFTER DISTRIBUTIONS BECOME DELIVERABLE. Within 20 days after the end of each calendar quarter following the Effective Date, the Reorganized Debtors shall make all distributions that become deliverable during the preceding calendar quarter.

              (c) FAILURE TO CLAIM UNDELIVERABLE DISTRIBUTIONS. In an effort to ensure that all holders of valid claims receive their allocated distributions, the Company will file with the Bankruptcy Court, a listing of unclaimed distribution holders. This list will be maintained for as long as the bankruptcy cases stay open. Any Holder of an Allowed Claim that does not assert a Claim pursuant to the Plan for an undeliverable distribution within five years after the Effective Date shall have its Claim for such undeliverable distribution discharged and shall be forever barred from asserting any such Claim against the Reorganized Debtors or their property. In such cases: (i) any Cash held for distribution on account of such Claims shall be property of the Reorganized Debtors, free of any restrictions thereon; and (ii) any New Notes held for distribution on account of such Claims shall be canceled and of no further force or effect. Nothing contained in the Plan shall require the Reorganized Debtors to attempt to locate any Holder of an Allowed Claim.

              (d) COMPLIANCE WITH TAX REQUIREMENTS. In connection with the Plan, to the extent applicable, the Reorganized Debtors shall comply with all tax withholding and reporting requirements imposed on it by any governmental unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements.

D.     DISTRIBUTION RECORD DATE

       As of the close of business on the Distribution Record Date, the transfer register for the Old Notes as maintained by Systems, the Old Notes Indenture Trustee, or their respective agents, shall be closed and there shall be no further changes in the record holders of any Old Notes. Moreover, Reorganized Systems shall have no obligation to recognize the transfer of any Old Notes occurring after the Distribution Record Date, and shall be entitled for all purposes herein to recognize and deal only with those Holders of record as of the close of business on the Distribution Record Date.

E.     TIMING AND CALCULATION OF AMOUNTS TO BE DISTRIBUTED

       Unless otherwise provided for in section III of the Plan or agreed to by the Holder of a Claim and the Debtors, on the Effective Date, each Holder of an Allowed Claim against the Debtors shall receive the full amount of the distributions that the Plan provides for Allowed Claims in the applicable Class. Beginning on the date that is 20 calendar days after the end of the calendar quarter following the Effective Date and 20 calendar days after the end of each calendar quarter thereafter, distributions shall also be made, pursuant to Article VIII.C below, to Holders of Disputed Claims in any such Class whose Claims were allowed during the preceding calendar quarter. Such quarterly distributions shall also be in the full amount that the Plan provides for Allowed Claims in the applicable Class.

F.     MINIMUM DISTRIBUTION

       The New Notes will be issued in denominations of $1. No New Note will be issued in a denomination of less than $1 (including any notes reflecting payment in kind interest). In the event a Holder of an Allowed Class S5 Claim is entitled to distribution of New Notes that is a fraction of $1, the actual payment or issuance made will reflect a rounding of such fraction down or up to the nearest whole dollar, but in any case not to exceed the total issuance of notes.

G.     SETOFFS

       The Reorganized Debtors may, pursuant to section 553 of the Bankruptcy Code or applicable non-bankruptcy law, set off against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Claim (before any distribution is made on account of such Claim), the claims, rights and causes of action of any nature that the Debtors or Reorganized Debtors may hold against the Holder of such Allowed Claim; provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors or Reorganized Debtors of any such claims, rights and causes of action that the Debtors or Reorganized Debtors may possess against such Holder.

H.     SURRENDER OF CANCELED INSTRUMENTS OR SECURITIES

       Except as set forth in subsection VII.I below, as a condition precedent to receiving any distribution pursuant to the Plan on account of an Allowed Claim evidenced by the instruments, securities or other documentation canceled pursuant to Article V.B above, the Holder of such Claim shall tender the applicable instruments, securities or other documentation evidencing such Claim to the Reorganized Debtors. Any New Notes, New Holdings Common Stock, New Systems Common Stock or New Realty Member Interests to be distributed pursuant to the Plan on account of any such Claim shall, pending such surrender, be treated as an undeliverable distribution pursuant to Article VII.C above.

       1.     NOTES

       Each Holder of an Old Note Claim shall tender its Old Note relating to such Claim to the Reorganized Debtors in accordance with written instructions to be provided to such Holders by the Reorganized Debtors as promptly as practicable following the Effective Date. Such instructions shall specify that delivery of such Old Note will be effected, and risk of loss and title thereto will pass, only upon the proper delivery of such Old Notes with a letter of transmittal in accordance with such instructions. All surrendered Old Notes shall be marked as canceled.

       2.     FAILURE TO SURRENDER CANCELED INSTRUMENTS

       Any Holder of Old Notes that fails to surrender or is deemed to have failed to surrender the applicable Old Notes required to be tendered hereunder within five years after the Effective Date shall have its Claim for a distribution pursuant to the Plan on account of such Old Note discharged and shall be forever barred from asserting any such Claim against the Reorganized Debtors or its respective property. In such cases, any New Notes held for distribution on account of such Claim shall be disposed of pursuant to the provisions set forth above in Article VII.C.

I.     LOST, STOLEN, MUTILATED OR DESTROYED DEBT SECURITIES

       In addition to any requirements under the Old Note Indenture or any related agreement (including the Prepetition Bank Credit Facility, if required), any Holder of a Claim evidenced by an Old Note or a note issued under the Prepetition Bank Credit Facility that has been lost, stolen, mutilated or destroyed shall, in lieu of surrendering such Old Note or a note issued under the Prepetition Bank Credit Facility, deliver to the Reorganized
Debtors: (1) an affidavit of loss reasonably satisfactory to the Reorganized Debtors or the Old Notes Indenture Trustee, as applicable, setting forth the unavailability of note or instrument; and (2) such additional security or indemnity as may reasonably be required by the Reorganized Debtors to hold the Reorganized Debtors or the Old Notes Indenture Trustee, as applicable, harmless from any damages, liabilities or costs incurred in treating such individual as a Holder of an Allowed Claim. Upon compliance with this
Article VII.I by a Holder of a Claim evidenced by an Old Note or a note issued under the Prepetition Bank Credit Facility, such Holder shall, for all purposes under the Plan, be deemed to have surrendered such note or debenture.

                                    ARTICLE VIII.
                       PROCEDURES FOR RESOLVING DISPUTED CLAIMS

A.     PROSECUTION OF OBJECTIONS TO CLAIMS

       After the Confirmation Date, the Debtors and the Reorganized Debtors shall have the exclusive authority to File objections, settle, compromise, withdraw or litigate to judgment objections to Claims. From and after the Confirmation Date, the Debtors and the Reorganized Debtors may settle or compromise any Disputed Claim without approval of the Bankruptcy Court. The Debtors also reserve the right to resolve any Disputed Claims outside the Bankruptcy Court under applicable governing law.

B.     ESTIMATION OF CLAIMS

       The Debtors or the Reorganized Debtors may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Debtors or the Reorganized Debtors have previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount will constitute either the allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the Debtors or Reorganized Debtors may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim. All of the aforementioned Claims objection, estimation and resolution procedures are cumulative and not necessarily exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court.

C.     PAYMENTS AND DISTRIBUTIONS ON DISPUTED CLAIMS

       Notwithstanding any provision in the Plan to the contrary, except as otherwise agreed by the Reorganized Debtors in its sole discretion, no partial payments and no partial distributions will be made with respect to a Disputed Claim until the resolution of such disputes by settlement or Final Order. Subject to the provisions of this Article VIII.C, as soon as practicable after a Disputed Claim becomes an Allowed Claim, the Holder of such Allowed Claim will receive all payments and distributions to which such Holder is then entitled under the Plan. Notwithstanding the foregoing, any Person or Entity who holds both an Allowed Claim(s) and a Disputed Claim(s) will receive the appropriate payment or distribution on the Allowed Claim(s), although, except as otherwise agreed by the Reorganized Debtors in their sole discretion, no payment or distribution will be made on the Disputed Claim(s) until such dispute is resolved by settlement or Final Order. In the event there are Disputed Claims requiring adjudication and resolution, the Debtors reserve the right, or upon order of the Court, to establish appropriate reserves for potential payment of such claims.

                                     ARTICLE IX.
                         CONDITIONS PRECEDENT TO CONFIRMATION
                             AND CONSUMMATION OF THE PLAN

A.     CONDITION PRECEDENT TO CONFIRMATION

       It shall be a condition to Confirmation of the Plan that the following condition shall have been satisfied or waived pursuant to the provisions of
Article IX.C of the Plan: approval of all provisions, terms and conditions of the Plan in the Confirmation Order.

B.     CONDITIONS PRECEDENT TO CONSUMMATION

       It shall be a condition to Consummation of the Plan that the following conditions shall have been satisfied or waived pursuant to the provisions of
Article IX.C of the Plan:

       1. the Confirmation Order shall have been signed by the Bankruptcy Court and duly entered on the docket for the Chapter 11 Case by the Clerk of the Bankruptcy Court in form and substance acceptable to the Debtor;

       2.     the Confirmation Order shall be a Final Order;

       3. the Tranche A Revolving Credit Facility shall be available to the Debtors in an amount not less than $50 million and on such terms and conditions as set forth in the Lock-Up Agreement; and

       4. the Tranche B Revolving Credit Facility shall be available to the Debtors in an amount not less than $50 million and on such terms and conditions as set forth in the Lock-Up Agreement;

       5. the Term Loan Facility shall be available to the Debtors in an amount not less than $150 million and on such terms and conditions as set forth in the Lock-Up Agreement; and

       6. the Stonington Capital Contribution shall be available to the Debtors in an amount not less than $50 million and on such terms and conditions as set forth in the Lock-Up Agreement.

C.     WAIVER OF CONDITIONS

       Except as otherwise required by the Lock-Up Agreement, the Debtors, in their sole discretion, may waive any of the conditions to Confirmation of the Plan and/or to Consummation of the Plan set forth in Articles IX.A and IX.B of the Plan at any time, without notice, without leave or order of the Bankruptcy Court, and without any formal action other than proceeding to confirm and/or consummate the Plan.

D.     EFFECT OF NON-OCCURRENCE OF CONDITIONS TO CONSUMMATION

       If the Confirmation Order is vacated, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any Claims by or against, or any Equity Interests in, the Debtor; (2) prejudice in any manner the rights of the Debtor, or (3) constitute an admission, acknowledgment, offer or undertaking by the Debtors in any respects.

                                      ARTICLE X.
                      RELEASE, INJUNCTIVE AND RELATED PROVISIONS

A.     SUBORDINATION

       The classification and manner of satisfying all Claims and Equity Interests and the respective distributions and treatments under the Plan take into account and/or conform to the relative priority and rights of the Claims and Equity Interests in each Class in connection with any contractual, legal and equitable subordination rights relating thereto whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code or otherwise, and any and all such rights are settled, compromised and released pursuant to the Plan. The Confirmation Order shall permanently enjoin, effective as of the Effective Date, all Persons and Entities from enforcing or attempting to enforce any such contractual, legal and equitable subordination rights satisfied, compromised and settled pursuant to this Article X.A.

B.     LIMITED RELEASES BY THE DEBTORS

       Except as otherwise specifically provided in the Plan, for good and valuable consideration, including, but not limited to, the commitment and obligation of Stonington to provide financial support necessary for consummation of the Plan, including the obligations and undertakings of Stonington Releasees and Noteholder Releasees set forth in the Lock-Up Agreement, including Stonington's agreement to the treatment of its Claims and Equity Interests as provided in the plan, the agreement of the Prepetition Lenders to their treatment set forth in the Plan and their financial support thereof, and the service of the D&O Releasees to facilitate the expeditious reorganization of the Debtors and the implementation of the restructuring contemplated by the Plan, Stonington Releasees, the D&O Releasees, the Prepetition Lender Releasees and the Noteholder Releasees, on and after the Effective Date, are released by the Debtors and the Reorganized Debtors and their subsidiaries from any and all claims (as defined in section 101(5) of the Bankruptcy Code), obligations, rights, suits, damages, causes of action, remedies and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that the Debtors or their subsidiaries would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Equity Interest or other Person or Entity, based in whole or in part upon any act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date, except in the case of the D&O Releasees, for claims or liabilities (i) in respect of any loan, advance or similar payment by the Debtors or their subsidiaries to any such Person, or (ii) in respect of any contractual obligation owed by such Person to the Debtors or their subsidiaries.

C.     LIMITED RELEASES BY HOLDER OF CLAIMS

       On and after the Effective Date, each Holder of a Claim (i) who has accepted the Plan, or (ii) who is entitled to receive a distribution of property under the Plan other than the Holder of a claim in a Class who signs and returns a timely Ballot and marks either Item 4 or Item 5 of the Ballot (whichever is applicable), shall be deemed to have unconditionally released the Stonington Releasees, the D&O Releasees, the Prepetition Lender

Releasees and the Noteholder Releasees from any and all claims (as defined in section 101(5) of the Bankruptcy Code), obligations, rights, suits, damages, causes of action, remedies and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that such Person or Entity would have been legally entitled to assert (whether individually or collectively), based in whole or in part upon any act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date in any way relating or pertaining to (x) the Debtors or the Reorganized Debtors, (y) the Debtors Chapter 11 Cases, or (z) the negotiation, formulation and preparation of the Plan, the Lock-Up Agreement or any related agreements, instruments or other documents.

D.     PRESERVATION OF RIGHTS OF ACTION

       Except as otherwise provided in the Plan or in any contract, instrument, release, indenture or other agreement entered into in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may exclusively enforce any claims, rights and Causes of Action that the Debtors or Estates may hold against any Person or Entity. The Reorganized Debtors may pursue such retained claims, rights or causes of action, as appropriate, in accordance with the best interests of the Reorganized Debtors. On the Effective Date, the Reorganized Debtors shall be deemed to waive and release any claims, rights or Causes of Action arising under sections 544, 547, 548, 549 and 550 of the Bankruptcy Code held by the Reorganized Debtors against any Person or Entity.

E.     EXCULPATION

       The Debtors, the Reorganized Debtors, the Stonington Releasees, the Noteholder Releasees, the D&O Releasees, the Prepetition Lender Releasees and the Committee(s) and their members and Professionals (acting in such capacity) shall neither have nor incur any liability to any Person or Entity for any act taken or omitted to be taken in connection with or related to the formulation, preparation, dissemination, implementation, administration, Confirmation or Consummation of the Plan, the Disclosure Statement or any contract, instrument, release or other agreement or document created or entered into in connection with the Plan, including the Lock-Up Agreement, or any other act taken or omitted to be taken in connection with the Debtors Chapter 11 Cases; provided, however, that the foregoing provisions of this
Article X.E shall have no effect on the liability of any Person or Entity that results from any such act or omission that is determined in a Final Order to have constituted gross negligence or willful misconduct.

F.     INJUNCTION

       From and after the Effective Date, all Persons and Entities are permanently enjoined from commencing or continuing in any manner, any suit, action or other proceeding, on account of or respecting any claim, obligation, debt, right, Cause of Action, remedy or liability released or to be released pursuant to this Article X.

                                     ARTICLE XI.
                              RETENTION OF JURISDICTION

       Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain such jurisdiction over the Chapter 11 Cases after the Effective Date as legally permissible, including jurisdiction to:

       A. allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the allowance or priority of Claims;

       B. grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan, for periods ending on or before the Effective Date;

       C. resolve any matters related to the assumption, assumption and assignment, or rejection of any executory contract or unexpired lease to which the Debtors are parties or with respect to which the Debtors may be liable and to hear, determine and, if necessary, liquidate, any Claims arising therefrom, including those matters related to the amendment after the Effective Date pursuant to Article VI above to add any executory contracts or unexpired leases to the list of executory contracts and unexpired leases to be rejected;

       D. ensure that distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of the Plan, including ruling on any motion Filed pursuant to Article VII;

       E. decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving the Debtors that may be pending on the Effective Date;

       F. enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases, indentures and other agreements or documents created in connection with the Plan or the Disclosure Statement;

       G. resolve any cases, controversies, suits or disputes that may arise in connection with the Consummation, interpretation or enforcement of the Plan or any Person's or Entity's obligations incurred in connection with the Plan;

       H. issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Person or Entity with Consummation or enforcement of the Plan, except as otherwise provided herein;

       I. resolve any cases, controversies, suits or disputes with respect to the releases, injunction and other provisions contained in Article X and enter such orders as may be necessary or appropriate to implement such releases, injunction and other provisions;

       J. enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;

       K. determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan or the Disclosure Statement; and

       L.     enter an order and/or final decree concluding the  Chapter 11
Cases.

                                     ARTICLE XII.
                               MISCELLANEOUS PROVISIONS

A.     DISSOLUTION OF COMMITTEE(S)

       On the Effective Date, the Committee(s) shall dissolve and members shall be released and discharged from all rights and duties arising from, or related to, the Chapter 11 Cases.

B.     PAYMENT OF STATUTORY FEES

       All fees payable pursuant to section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the hearing pursuant to section 1128 of the Bankruptcy Code, shall be paid on or before the Effective Date.

C.     FEES AND EXPENSES OF THE PREPETITION NOTEHOLDERS COMMITTEE

       The reasonable fees and expenses incurred after the Petition Date by the Prepetition Noteholders Committee's counsel and financial advisor (together with the reasonable fees and expenses of local counsel) through the date of the appointment of the Creditors' Committee with respect to these Chapter 11 Cases shall be paid (without application by or on behalf of any such professionals to the Bankruptcy Court and without notice and a hearing) by the Reorganized Debtors as an Administrative Claim under the Plan. If the Reorganized Debtors and any such professional retained by the Prepetition Noteholders Committee cannot agree on the amount of fees and expenses to be paid to such professional, the amount of any such fees and expenses shall be determined by the Bankruptcy Court.

D.     DISCHARGE OF DEBTORS

       Except as otherwise provided herein and the Lock-Up Agreement: (1) the rights afforded in the Plan and the treatment of all Claims and Equity Interests therein, shall be in exchange for and in complete satisfaction, discharge and release of Claims and Equity Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Petition Date, against the Debtors and the Debtors in Possession, or any of their assets or properties, (2) on the Effective Date, all such Claims against, and Equity Interests in the Debtors shall be satisfied, discharged and released in full and (3) all Persons and Entities shall be precluded from asserting against the Reorganized Debtors, their successors or their assets or properties any other or further Claims or Equity Interests based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Confirmation Date. Except as expressly provided herein, the Plan does not impair the rights of any Holders of Class S4 Claims, including, but not limited to: (i) Holders of Claims under executory and nonexecutory contracts and leases; (ii) persons or entities entitled to contractual or common law rights of indemnity, contribution and/or reimbursement; or (iii) claims of any party or entity relating to any environmental condition as to which any of the Debtors are or may be liable.

E.     MODIFICATION OF PLAN

       Subject to the limitations contained herein, (1) the Debtors reserve the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify the Plan prior to the entry of the Confirmation Order and
(2) after the entry of the Confirmation Order, the Debtors or the Reorganized Debtors, as the case may be, may, upon order of the Bankruptcy Court, amend or modify the Plan, in accordance with section 1127(b) of the Bankruptcy Code, or remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan.

F.     REVOCATION OF PLAN

       The Debtors, subject to the Lock-Up Agreement, reserve the right, at any time prior to the entry of the Confirmation Order, to revoke and withdraw the Plan.

G.     SUCCESSORS AND ASSIGNS

       The rights, benefits and obligations of any Person or Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign of such Person or Entity.

H.     RESERVATION OF RIGHTS

       Except as expressly set forth herein, this Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Orders. None of the filing of this Plan, any statement or provision contained herein, or the taking of any action by the Debtor with respect to this Plan shall be or shall be deemed to be an admission or waiver of any rights of the Debtors with respect to the Holders of Claims or Equity Interests prior to the Effective Date.

I.     SECTION 1146 EXEMPTION

       Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer, or exchange of any security under the Plan, or the making or delivery of an instrument of transfer under this Plan, may not be taxed under any law imposing a stamp tax or similar tax.

J.     FURTHER ASSURANCES

       The Debtors, the Reorganized Debtors and all Holders of Claims receiving distributions under the Plan and all other parties in interest shall, from time to time, prepare, execute and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of this Plan.

K.     SERVICE OF DOCUMENTS

       Any pleading, notice or other document required by the Plan to be served on or delivered to the Reorganized Debtors shall be sent by first class U.S. mail, postage prepaid to:

                            Goss Holdings, Inc.
                            Goss Graphic Systems, Inc.
                            Goss Realty, L.L.C
                            700 Oakmont Lane
                            Westmont, Illinois  60559-5546
                            Attn: General Counsel

                     with copies to:

                            Kirkland & Ellis
                            200 E. Randolph Drive
                            Chicago, Illinois 60601
                            Attn: Matthew N. Kleiman, Esq.

                            Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                            590 Madison Avenue
                            20th Floor
                            New York, New York  10022
                            Attn: Daniel H. Golden, Esq.

L..    FILING OF ADDITIONAL DOCUMENTS

       On or before the Effective Date, the Debtors may file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

                                   Respectfully Submitted,

                                   GOSS GRAPHIC SYSTEMS, INC. and
                                   GGS HOLDINGS, INC.


                                   By:    ___________________________________
                                          Name:
                                          Title:


                                   GOSS REALTY, L.L.C.


                                   By:    ___________________________________
                                          Name:
                                          Title: